Exhibit 10.1

EXECUTION VERSION

MASTER CREDIT FACILITY AGREEMENT

BY AND BETWEEN

BORROWERS SIGNATORY HERETO

AND

DEUTSCHE BANK BERKSHIRE MORTGAGE, INC.

dated as of

April 7, 2009

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EXHIBITS

EXHIBIT A	Schedule of Initial Mortgaged Properties and Initial Valuations
EXHIBIT B-1	Fixed Facility Note (Standard Maturity)
EXHIBIT B-2	Fixed Facility Note (Fixed+1 Maturity)
EXHIBIT C-1	Guaranty
EXHIBIT C-2	Confirmation of Guaranty
EXHIBIT D	Compliance Certificate
EXHIBIT E-1	Organizational Certificate (Borrower)
EXHIBIT E-2	Organizational Certificate (Guarantor)
EXHIBIT F	Certificate of Borrower Parties
EXHIBIT G	Request (Release/Substitution)
EXHIBIT H	Confirmation of Obligations
EXHIBIT I	Credit Facility Termination Request
EXHIBIT J	Form of Letter of Credit
EXHIBIT K	Arizona ROFO

APPENDIX I	Definitions

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MASTER CREDIT FACILITY AGREEMENT

THIS MASTER CREDIT FACILITY AGREEMENT (this “Agreement”) is made as of the 7th day of April, 2009, by and among (i) (a) BRE-FMCA, LLC, a Delaware limited liability company, (b) BRE-FMAZ, LLC, a Delaware limited liability company, and (c) such Additional Borrowers as may from time to time become borrowers under this Agreement (individually and collectively, “Borrower”), (ii) BRE PROPERTIES, INC., a Maryland corporation (“Guarantor”), and (iii) DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation (“Lender”).

RECITALS

A. Borrower owns one (1) or more Multifamily Residential Properties (unless otherwise defined or the context clearly indicates otherwise, capitalized terms shall have the meanings ascribed to such terms in Appendix I of this Agreement) as more particularly described in Exhibit A to this Agreement.

B. Borrower has requested that Lender establish a Credit Facility in favor of Borrower which shall be in the maximum amount of $620,000,000, as determined by Lender pursuant to the terms of Section 1.01 of this Agreement.

C. To secure the obligations of Borrower under this Agreement and the other Loan Documents issued in connection with the Credit Facility, Borrower shall create a Collateral Pool in favor of Lender. The Collateral Pool shall be comprised of (i) certain Multifamily Residential Properties owned by Borrower or any Additional Borrower and (ii) any other collateral pledged to Lender from time to time by any Borrower or Additional Borrower pursuant to this Agreement or any other Loan Documents. As of the Initial Closing Date, the Collateral Pool shall consist of the Mortgaged Properties listed on Exhibit A.

D. Each Note and Security Document shall be cross-defaulted (i.e., a default under any Note, Security Document, or under this Agreement, shall constitute a default under each Note, Security Document, and this Agreement) and cross-collateralized (i.e., each Security Instrument shall secure all of Borrower’s obligations under this Agreement and the other Loan Documents) and it is the intent of the parties to this Agreement that Lender may accelerate any Note without the obligation, but the right to accelerate any other Note and that in the exercise of its rights and remedies under the Loan Documents, Lender may, except as provided in this Agreement, exercise and perfect any and all of its rights in and under the Loan Documents with regard to any Mortgaged Property without the obligation (but with the right) to exercise and perfect its rights and remedies with respect to any other Mortgaged Property and that any such exercise shall be without regard to the Allocable Facility Amount assigned to such Mortgaged Property and that Lender may recover an amount equal to the full amount Outstanding in respect of any of the Notes in connection with such exercise and any such amount shall be applied to the Obligations as determined by Lender in its sole and absolute discretion.

E. Subject to the terms, conditions and limitations of this Agreement, Lender has agreed to establish the Credit Facility.

NOW, THEREFORE, Borrower and Lender, in consideration of the mutual promises and agreements contained in this Agreement, hereby agree as follows:

ARTICLE 1

THE FIXED FACILITY COMMITMENT

Section 1.01. The Fixed Facility Commitment.

Subject to the terms, conditions and limitations of this Agreement:

(a) Fixed Facility Commitment Amount; No Increase. The amount of the Fixed Facility Commitment shall be in an amount not to exceed $620,000,000. The maximum amount of the Fixed Facility Commitment shall be determined by Lender based on the Net Operating Income of the Mortgaged Properties in effect as of the Initial Closing Date and the U.S. Treasury Index Rate for securities having a maturity substantially similar to the maturity of the Fixed Advances. Once determined, Borrower shall have no right to increase the amount of the Fixed Facility Commitment. As of the Initial Closing Date, the amount advanced under the Fixed Facility Commitment is $310,000,000.

(b) Future Advance Drawn from Fixed Facility Commitment. Subject to the terms and conditions of this Agreement, including without limitation Section 1.01(c), Section 1.06, Section 2.02 and Article 5, Borrower agrees that the remainder of the Fixed Facility Commitment not advanced on the Initial Closing Date, $310,000,000 shall be drawn on or before the Future Advance Expiration Date as a Fixed Advance. The aggregate original principal amount of the Fixed Advances Outstanding shall not exceed the Fixed Facility Commitment. The repayment, in whole or in part, of a Fixed Advance shall permanently reduce the Fixed Facility Commitment by the original principal amount of such Fixed Advance. Borrower may not re-borrow any part of any Advance which it has previously borrowed and repaid. Subject to the terms of Section 2.05, no Advance shall be made as a result of increases in the Debt Service Coverage Ratio or decreases in the Loan to Value Ratio of any Mortgaged Property.

(c) Failure to Rate Lock or Draw Full Amount of Future Advance. Failure by Borrower to rate lock the Future Advance by the Rate Lock Deadline or failure by Borrower to draw the Future Advance by the Future Advance Expiration Date shall result in the following:

(i) if Borrower rate locks and/or draws $310,000,000 or less (including the Initial Advance by the Rate Lock Deadline or Future Advance Expiration Date, as applicable), the interest rate for the Initial Advance and the Future Advance shall be increased by fifteen basis points (0.15%) per annum;

(ii) if Borrower rate locks and/or draws more than $310,000,000 but less than $465,000,000 (including the Initial Advance by the Rate Lock Deadline or Future Advance Expiration Date, as applicable), the interest rate for the Initial Advance and Future Advance shall be increased by ten basis points (0.10%) per annum (There shall be no increase to the interest rate if Borrower draws at least $465,000,000 (including the Initial Advance).);

(iii) a permanent and automatic reduction of the Fixed Facility Commitment by the amount of the Future Advance or portion thereof not drawn by Borrower;

(iv) Borrower shall be liable for breakage and other costs in accordance with Section 2.02; and

(v) Borrower shall be subject to the provisions of Section 3.04(g).

Section 1.02. [Reserved.]

Section 1.03. Maturity Date of Fixed Advances; Amortization; Prepayment.

(a) Maturity Date. The maturity date of any Fixed Advance shall be specified by Borrower for such Fixed Advance, provided that such maturity date shall be no earlier than the date that is the first day of the month following the date five (5) years after the Closing Date of such Fixed Advance and not later than the first day of the month following the date eleven (11) years after the Closing Date of such Fixed Advance, provided that the maturity date of any Fixed Advance shall not be later than the first day of the month following the date twelve (12) years after the Initial Closing Date.

(b) Interest Only; Amortization of Fixed Advances. Amortization and interest only payments for Fixed Advances shall be as follows:

(i) for a total term of less than seven (7) years, all payments shall include amortization;

(ii) for a total term equal to or greater than seven (7) years but less than ten (10) years, the first three (3) years shall be interest only payments and the remainder of the term of the Fixed Advance shall include amortization; and

(iii) for a total term of ten (10) years or more, the first five (5) years shall be interest only payments and the remainder of the term shall include amortization.

All references to amortization in this Section 1.03(b) shall mean an amount necessary to fully amortize the original principal amount of the Fixed Advance over the Amortization Period.

(c) Prepayment. Subject to the terms and conditions of Section 3.04(d), Borrower may prepay all or a portion of any Fixed Advance pursuant to the prepayment provisions of the Fixed Facility Note. Any repaid Fixed Advances shall automatically result in a permanent reduction of the Fixed Facility Commitment.

(d) Fixed Advance Executions. At such time as Borrower rate locks any Fixed Advance, Borrower shall select either:

(i) a Fixed Advance with a fixed rate term that matures not earlier than the date that is the first day of the month following the date five (5) years after the Closing Date of such Fixed Advance, and not later than the date that is the first day of the month following the date ten (10) years after the Closing Date of such Fixed Advance, provided that no final maturity date of any Fixed Advance shall be later than the date that is the first day of the month following the date eleven (11) years after the Initial Closing Date (the “Fixed Standard Yield Maintenance Maturity Option”) as more specifically set forth in the Fixed Facility Note, the form of which is attached as Exhibit B-1 to this Agreement, or

(ii) a Fixed Advance with an initial fixed rate term with an initial maturity date that is not earlier than the first day of the month following the date five (5) years after the Closing Date and not later than the first day of the month following the date that is ten (10) years after the Closing Date which initial maturity date is automatically followed by a 1-year adjustable rate term, such that the Fixed Advance has a final maturity date that is not earlier than the first day of the month following the date six (6) years and not later than the first day of the month following the date that is eleven (11) years after the Closing Date of such Fixed Advance, provided that no final maturity date of any Fixed Advance shall be later than the date that is the first day of the month following the date twelve (12) years after the Initial Closing Date (the “Fixed+1 Maturity Option”) as more specifically set forth in the Fixed Facility Note, the form of which is attached as Exhibit B-2 to this Agreement.

Section 1.04. Interest on Advances.

(a) Partial Month Interest. Notwithstanding anything to the contrary in this Section 1.04(a), if a Fixed Advance is not made on the first day of a calendar month, Borrower shall pay interest on the original stated principal amount of such Advance for the partial month period commencing on the Closing Date for such Advance and ending on the last day of the calendar month in which the Closing Date occurs. Borrower shall pay interest for such partial month on any such Advance at a rate per annum equal to the interest rate described in the applicable Note.

(b) Annual Interest Rate. The interest rate for the Initial Advance shall be five and fifty-seven one hundredths percent (5.57%) per annum. The interest rate for the Future Advance shall be five and sixty-nine one hundredths percent (5.69%) per annum.

Section 1.05. Notes.

The obligation of Borrower to repay each Fixed Advance shall be evidenced by a separate Fixed Facility Note. Each Fixed Facility Note shall be payable to the order of Lender and shall be made in the original principal amount of such Fixed Advance.

Section 1.06. Limitation on All Advances.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Future Advance (if the Future Advance is not rate locked on or before the Rate Lock Deadline Date) and any Additional Loans shall be subject to the precondition that Lender must confirm with Fannie Mae that Fannie Mae is generally offering to purchase in the marketplace Advances of the execution type requested by Borrower at the time of the request and at the time of the rate setting date for the requested Advance. In the event Fannie Mae is not purchasing Advances of the type requested by Borrower, Lender agrees to offer, to the extent available from Fannie Mae, alternative Advance executions based on the types of executions Fannie Mae is generally offering to purchase in the marketplace at that time. Any alternative execution offered would be subject to mutually agreeable documentation necessary to implement the terms and conditions of such alternative execution.

ARTICLE 2

THE ADVANCES

Section 2.01. [Reserved.]

Section 2.02. ERL and Rate Lock Agreement.

(a) ERL Commitment. As of the Initial Closing Date, Guarantor has rate locked the Future Advance pursuant to the terms of Fannie Mae’s “Early Rate Lock” program as evidenced by that certain Rate Lock Agreement and Certification dated as of March 27, 2009 (the “Rate Lock Agreement”). In connection with the Future Advance and the Rate Lock Agreement, Lender has, at the request of Guarantor, entered into a rate lock agreement with Fannie Mae (the “ERL Commitment”) to sell to Fannie Mae the Future Advance originated by Lender under this Agreement pursuant to the ERL Commitment, at the rate specified therein (the “Locked Interest Rate”). The ERL Commitment entered into between Fannie Mae and Lender allows Guarantor and Borrower to (i) lock the interest rate on the entire Future Advance at the Locked Interest Rate, and (ii) close the Future Advance no later than the Future Advance Expiration Date pursuant to the terms of the Rate Lock Agreement and this Agreement. If Borrower fails to draw at least $465,000,000 (including the Initial Advance) on the terms and conditions contained in this Agreement and the Rate Lock Agreement by the Future Advance Expiration Date, Borrower and Guarantor shall be subject to the provisions of the Rate Lock Agreement and the provisions set forth in Section 1.01(c) and Section 3.04(g) hereof. Guarantor shall continue to be subject to all terms, conditions and obligations set forth in the Rate Lock Agreement as provided therein. Borrower and Guarantor agree that all Mortgaged Properties and the Collateral under this Agreement shall also secure all of Guarantor’s obligations under the Rate Lock Agreement. In the event of any express conflict between the terms of the Rate Lock Agreement and this Agreement, the terms of this Agreement shall prevail, except to the extent of Sections 4 and 5 of the Rate Lock Agreement, which Sections shall control regardless of any provision to the contrary contained in this Agreement.

(b) Right to Terminate ERL. Upon the occurrence of an Event of Default, Fannie Mae shall have the right, in its sole discretion, to terminate the ERL Commitment upon written notice to Borrower and Guarantor. Upon any termination of the ERL Commitment due to an Event of Default, Guarantor shall be liable to Lender (or to Fannie Mae, as assignee of Lender) pursuant to the terms of the Rate Lock Agreement. Nothing herein shall affect in any manner any other rights and remedies of Fannie Mae or Lender under this Agreement.

Section 2.03. Advances.

(a) Initial Advance. In connection with the Initial Advance if all conditions precedent contained in Section 5.02 and the General Conditions contained in Section 5.01 are satisfied on or before the Initial Closing Date for the Initial Advance, Lender shall make the Initial Advance on the Initial Closing Date or on such other date as Borrower and Lender may agree.

(b) Future Advance. If all conditions precedent contained in Section 5.03 and the General Conditions contained in Section 5.01 are satisfied, Lender shall make the Future Advance, at a closing to be held at offices reasonably designated by Lender on a Closing Date reasonably selected by Lender, but no later than the Future Advance Expiration Date.

Section 2.04. Determination of Allocable Facility Amount and Valuations.

(a) Initial Determinations. On the Initial Closing Date, Lender shall determine (i) the Allocable Facility Amount and Valuation for each Initial Mortgaged Property, (ii) the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio, and (iii) the Advance Amount. The determinations made as of the Initial Closing Date shall remain unchanged until the First Anniversary. Changes in the Allocable Facility Amount, Valuations, the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio shall be made pursuant to Section 2.04(b).

(b) Monitoring Determinations. Once each Calendar Quarter, or, if the Collateral Pool has an Aggregate Debt Service Coverage Ratio equal to or greater than 1.25:1.0, once each Calendar Year, within twenty (20) Business Days after Borrower has delivered to Lender the reports required in Section 7.04, Lender shall determine the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio, the Valuations and the Allocable Facility Amounts and whether Borrower is in compliance with the other covenants set forth in the Loan Documents. After the First Anniversary, Lender shall redetermine Allocable Facility Amounts and Valuations (i) quarterly, or (ii) if the Collateral Pool has an Aggregate Debt Service Coverage Ratio equal to or greater than 1.25:1.0, annually, or (iii) at such other time if Lender reasonably determines that changed market or property conditions warrant. Lender shall also redetermine Allocable Facility Amounts to take account of any release or substitution of Collateral or other event that invalidates the outstanding determinations. Notwithstanding the provisions of this Section 2.04, for purposes of reviewing proposed Substitute Mortgaged Properties, if Lender reasonably determines market conditions have changed in a manner adversely affecting any of the Mortgaged Properties since the determination of the Allocable Facility Amounts, Lender may make new determinations of Allocable Facility Amounts for purposes of determining the Loan to Value Ratio and Debt Service Coverage Ratio of the Release Mortgaged Property. In determining Valuations, Lender shall use Cap Rates in its reasonable discretion based on its internal survey and analysis of Cap Rates for comparable sales in the vicinity of the Mortgaged Property, with such adjustments as Lender reasonably deems appropriate. If Lender is unable to determine a Cap Rate for a Mortgaged Property, Lender shall have the right, not more than once annually, to obtain, at Borrower’s expense, a third-party market study in order to establish a Cap Rate. Lender shall promptly disclose its determinations to Borrower. Until redetermined, the outstanding Allocable Facility Amounts and Valuations determined by Lender shall remain in effect. Notwithstanding anything in this Agreement to the contrary, no change in Allocable Facility Amounts, Valuations, the Aggregate Loan to Value Ratio or the Aggregate Debt Service Coverage Ratio shall, (A) result in a Potential Event of Default or Event of Default, or (B) require the prepayment of any Advances.

Section 2.05. Additional Financing.

During the period beginning on the First Anniversary and ending on the date five (5) years prior to the Termination Date, not more than one (1) time per year and not more than two (2) total times during such period, Borrower may request additional financing with a fixed or variable interest rate without adding any additional Mortgaged Properties to the Collateral Pool (each such loan, an “Additional Loan”). Any such Additional Loan will be made in Lender and Fannie Mae’s sole discretion and subject to all of Fannie Mae’s requirements and guidelines in effect at the time of the request. Once made, any Additional Loan will be deemed an advance hereunder and subject to this Agreement and shall be secured by the Mortgaged Properties. Borrower agrees to pay any and all fees that may be charged by Lender in connection with an Additional Loan.

Section 2.06. Increase in Fixed Facility Commitment.

Subject to the provisions of Section 2.05, Borrower shall have no right under this Agreement to increase the Fixed Facility Commitment.

ARTICLE 3

COLLATERAL CHANGES

Section 3.01. [Reserved.]

Section 3.02. [Reserved.]

Section 3.03. Right to Obtain Releases of Collateral.

Subject to the terms and conditions of this Article 3 in connection with a repayment or prepayment of a Note, or a Release of a Mortgaged Property pursuant to Section 3.04, or a Substitution pursuant to Section 3.05, Borrower shall have the right from time to time to obtain a release of a Mortgaged Property from the Collateral Pool.

Section 3.04. Procedure for Obtaining Releases of Collateral.

(a) Request. To obtain a release of a Mortgaged Property from the Collateral Pool (a “Release”), Borrower shall deliver a Release Request to Lender. The delivery of the Release Request itself shall not result in a termination of all or any part of the Credit Facility; however, any prepayments associated with such Release shall automatically result in a permanent reduction of the Fixed Facility Commitment by the amount of such prepayments, which repaid amount shall not be available to be re-borrowed.

(b) Conditions Precedent; Closing. As a condition precedent to the release of a Release Mortgaged Property, the Aggregate Loan to Value Ratio and Aggregate Debt Service Coverage Ratio for the proposed resulting Collateral Pool must satisfy the following conditions:

(i) from the Initial Closing Date until the day immediately prior to the Third Anniversary, the Aggregate Loan to Value Ratio and Aggregate Debt Service Coverage Ratio of the resulting Collateral Pool shall satisfy the Coverage and LTV Tests;

(ii) from the Third Anniversary to the day immediately prior to the Sixth Anniversary, the Aggregate Loan to Value Ratio of the resulting Collateral Pool shall be no greater than seventy percent (70%) and the Aggregate Debt Service Coverage Ratio of the resulting Collateral Pool shall be no less than 1.30:1.0; and

(iii) from the Sixth Anniversary until the Termination Date, the Aggregate Loan to Value Ratio of the resulting Collateral Pool shall be no greater than sixty-five percent (65%) and the Aggregate Debt Service Coverage Ratio of the resulting Collateral Pool shall be no less than 1.35:1.0.

(iv) If Lender determines that all conditions precedent are satisfied, including without limitation those in Section 5.01 and Section 5.05, Lender shall cause the Release Mortgaged Property to be released, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring within thirty (30) days after Lender’s receipt of the Release Request (or on such other date as Borrower and Lender may agree), by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, the Release Documents. At Lender’s option, Borrower shall prepare the Release Documents and submit them to Lender for its review.

(c) Release Price. Subject to the terms of this Section 3.04(c), the “Release Price” for each Release Mortgaged Property means the greater of:

(i) one hundred percent (100%) of the Allocable Facility Amount for the Release Mortgaged Property; or

(ii) one hundred percent (100%) of the amount of Advances Outstanding that are required to be repaid by Borrower to Lender in connection with the proposed release of the Release Mortgaged Property from the Collateral Pool so that, immediately after the release the conditions precedent of Section 3.04(b) regarding Aggregate Loan to Value Ratio and Aggregate Debt Service Coverage Ratio are satisfied.

In addition to the Release Price, Borrower shall pay to Lender all associated prepayment premiums, accrued interest and other amounts due under the Notes evidencing the Advances being repaid to and including the date such Advance may be repaid.

(d) Application of Release Price.

(i) The Release Price for the Release Mortgaged Property shall be applied against Outstanding Advances in the order selected by Borrower, provided that (A) any Outstanding Advance which Borrower elects to prepay must be the only Advance partially prepaid or must be prepaid in full or, if the Release Price is not sufficient to do so, must be the only Advance partially prepaid; (B) such prepayment is permitted (for example, not subject to a lock out period) under the applicable Note; (C) any prepayment premium due and owing is paid; and (D) interest must be paid through the end of the month.

(ii) In the event Borrower desires to release a Release Mortgaged Property on a date other than the last day of the month, or in the event that no Outstanding Advances may be prepaid under the terms of the applicable Note (for example, due to a lock out period), the Release Price or the remainder of the Release Price, if any, shall be held by Lender (or its appointed collateral agent) as substitute Collateral (“Substitute Cash Collateral”), in accordance with a security agreement (if required by Lender) and other documents in form and substance acceptable to Lender. Notwithstanding the foregoing, the release of the Release Mortgaged Property may not be approved unless the aggregate Valuation of all Mortgaged Properties remaining in the Collateral Pool is greater than Outstanding Advances. Any Substitute Cash Collateral shall be used to prepay the applicable Advance once such prepayment is permitted.

(e) Release of Borrower. Upon the Release of a Mortgaged Property, Borrower that owns such Release Mortgaged Property shall automatically without further action be released from its obligations under this Agreement and the other Loan Documents with respect to the Release Mortgaged Property only except for (i) any liabilities or obligations (other than the Indebtedness) of such Borrower which arose prior to the Closing Date of such Release, and (ii) any Obligations that survive release as specifically set forth in Section 18 (Environmental Hazards) of the Security Instrument applicable to such Release Mortgaged Property.

(f) Title Insurance. Notwithstanding the other provisions of this Section 3.04, no Release of any Mortgaged Property shall be made unless Borrower has provided title insurance insuring Lender for the remaining Mortgaged Properties in the Collateral Pool (i) if tie-in endorsements are available for all or a portion of the remaining Mortgaged Properties in the Collateral Pool, in an aggregate amount equal to the combined Allocable Facility Amounts for all of the remaining Mortgaged Properties in the Collateral Pool covered by the tie-in endorsements, not to exceed the Fixed Facility Commitment in the maximum amount then available hereunder, or (ii) if tie-in endorsements are not available for any of the remaining Mortgaged Properties in the Collateral Pool, then with respect to such Mortgaged Properties not subject to the tie-in endorsement, an amount equal to one hundred fifteen percent (115%) of the Valuation of such remaining Mortgaged Properties not subject to the tie-in endorsement (or such lesser amount that is the maximum allowed by law or regulation).

(g) Failure to Draw Full Amount of Fixed Facility Commitment. In the event that Borrower fails to draw the full amount of the Fixed Facility Commitment of $620,000,000 (including the Initial Advance) for any reason other than the default by Lender, any Request by Borrower to Release a Mortgaged Property pursuant to this Agreement as a result of such failure shall not include the following Mortgaged Properties: (i) Westridge, (ii) MacArthur, (iii) Carmel Creek, (iv) Avenue 64, (v) Sharon Green, (vi) Towne Center, and (vii) Bell Centre.

Section 3.05. Substitutions.

(a) Right to Substitute Collateral. Subject to the terms, conditions and limitations of Article 3 and Article 5, Borrower shall have the right prior to the date twelve (12) months before the Termination Date to obtain the Release of one or more Release Mortgaged Properties from the Collateral Pool by replacing such Release Mortgaged Property with one (1) or more additional Mortgaged Properties that meet the requirements of this Agreement (the “Substitute Mortgaged Property”) thereby effecting a “Substitution” of Collateral.

(b) Request. Borrower shall deliver to Lender a completed and executed Substitution Request. Each Substitution Request shall be accompanied by the following:

(i) the information required by the Underwriting Requirements with respect to the proposed Substitute Mortgaged Property and any additional information Lender reasonably requests; and

(ii) the payment of all Additional Collateral Due Diligence Fees.

(c) Underwriting.

(i) Borrower may add a Substitute Mortgaged Property to the Collateral Pool provided that:

(A) after such Substitution:

(1) the Substitute Mortgaged Property satisfies the Individual Coverage and LTV Tests,

(2) the Loan to Value Ratio of the Substitute Mortgaged Property is less than or equal to the Loan to Value Ratio immediately prior to the Release of the Release Mortgaged Property, and

(3) the Debt Service Coverage Ratio of the Substitute Mortgaged Property is greater than or equal to the Debt Service Coverage Ratio immediately prior to the Release of the Release Mortgaged Property;

(B) the Substitute Mortgaged Property is an asset of similar quality with similar economic and market fundamentals and characteristics as the Release Mortgaged Property, as determined by Lender in accordance with the Underwriting Requirements; and

(C) all other terms and conditions set forth in this Agreement are satisfied.

(ii) Lender shall evaluate the proposed Substitute Mortgaged Property in accordance with the Underwriting Requirements, including an exit analysis performed by Lender and acceptable to Fannie Mae. Lender shall make underwriting determinations as to the Debt

Service Coverage Ratio and the Loan to Value Ratio of the proposed Substitute Mortgaged Property on the basis of the lesser of (A) the acquisition price of the proposed Substitute Mortgaged Property if purchased by Borrower within twelve (12) months of the related Substitution Request, or (B) a Valuation made with respect to the proposed Substitute Mortgaged Property. Borrower shall promptly provide any information reasonably required by Lender to make the determinations required in this Section.

(iii) After receipt of (A) the Substitution Request and (B) all reports, certificates and documents required by the Underwriting Requirements, Lender shall notify Borrower whether it has determined whether the proposed Substitute Mortgaged Property meets the conditions for a Substitution. If Lender determines that the proposed Substitute Mortgaged Property meets the conditions set forth in this Agreement, Lender shall determine the Aggregate Debt Service Coverage Ratio, and the Aggregate Loan to Value Ratio that Lender estimates shall result from the addition of the proposed Substitute Mortgaged Property to the Collateral Pool. Within ten (10) days after receipt of Lender’s written consent to the proposed Substitution Request, Borrower shall notify Lender in writing whether it elects to add the proposed Substitute Mortgaged Property to the Collateral Pool and release the identified Mortgaged Property. If Borrower fails to notify Lender of its election within the timeframe stated, then the Request will be deemed withdrawn.

(iv) Notwithstanding the foregoing, if the tests identified in Section 3.05(c) are not satisfied after the Substitution of a proposed Substitute Mortgaged Property, such Substitution may be permitted by Lender if the Substitution improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and result in improvement in one or more of the following areas: the then current Aggregate Debt Service Coverage Ratio or the then current Aggregate Loan to Value Ratio.

(d) Closing. If, pursuant to this Section 3.05, Lender determines that the conditions set forth herein for the Substitution of the proposed Substitute Mortgaged Property into the Collateral Pool in replacement of the proposed Release Mortgaged Property are satisfied, and Borrower timely elects to cause such Substitution to occur and all conditions contained in this Section 3.05 and Article 5 are satisfied, then the proposed Substitute Mortgaged Property shall be substituted into the Collateral Pool in replacement of the proposed Release Mortgaged Property, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring —

(i) if the Substitution of the proposed Substitute Mortgaged Property is to occur simultaneously with the release of the proposed Release Mortgaged Property, within thirty (30) days after Lender’s receipt of Borrower’s election to proceed with the Substitution (or on such other date to which Borrower and Lender may agree); or

(ii) if the Substitution of the proposed Substitute Mortgaged Property is to occur subsequent to the Release of the Release Mortgaged Property, within ninety (90) days after the effective date of the release of such Release Mortgaged Property (provided such date does not exceed one hundred eighty (180) days after Lender’s receipt of Borrower’s Release Request, unless otherwise agreed to by Lender) (the “Property Delivery Deadline”); provided that on a case by case basis, Lender may consent in its sole discretion to extend the Property Delivery Deadline by one (1) additional ninety (90) day period.

(e) Substitution Deposit.

(i) The Deposit. If the addition of the proposed Substitute Mortgaged Property is to occur subsequent to the Release of the Release Mortgaged Property pursuant to Section 3.05(d), at the Closing Date of the Release of the Release Mortgaged Property, Borrower shall deposit with Lender the “Substitution Deposit” described in Section 3.05(e)(ii) in the form of cash or, in lieu of (and/or in addition to) depositing cash for the Substitution Deposit, Borrower may post a Letter of Credit in accordance with the terms of Section 5.10 of this Agreement, having a face amount equal to the Substitution Deposit (less the amount that has been deposited in cash). Funds deposited in cash shall be invested and reinvested by and in the name of Lender in Permitted Investments.

(ii) Substitution Deposit Amount. The “Substitution Deposit” for each proposed Substitution shall be an amount equal to the sum of:

(A) the Release Price relating to such proposed Release Mortgaged Property, plus

(B) any and all of the yield maintenance, fee maintenance or the prepayment premium, as applicable, through the end of the month in which the Property Delivery Deadline occurs as if the Fixed Advance were to be prepaid in such month, plus

(C) interest on such Advance through the end of the month in which the Property Delivery Deadline occurs. Borrower shall also be obligated to make any regularly scheduled payments of principal and interest due under the applicable Note during any period between the closing of the Release Mortgaged Property and the earlier of the closing of the Substitute Mortgaged Property and the date of prepayment of the Note.

(iii) Failure to Close Substitution. If the addition of the proposed Substitute Mortgaged Property does not occur by the Property Delivery Deadline in accordance with Section 3.05(d)(ii), then such Borrower shall have irrevocably waived its right to substitute such Release Mortgaged Property with the proposed Substitute Mortgaged Property, and the release of the Release Mortgaged Property shall be deemed to be a Release pursuant to Section 3.04 and shall trigger a prepayment of the Note, and if applicable, together with all yield maintenance, fee maintenance or prepayment premium then due in connection with such payment. Subject to the terms of Section 3.04(d), the Property Delivery Deadline shall be no later than the date ninety (90) days after the effective date Lender’s lien on such Release Mortgaged Property is released. Any Advance being prepaid shall be deemed to be prepaid as of the end of the month in which the Property Delivery Deadline falls. Lender shall follow standard Fannie Mae procedures for the prepayment of the Note, including delivery of the Substitution Deposit, together with all yield maintenance, fee maintenance, or prepayment premium, if any, then due, to Fannie Mae in accordance with such procedures.

Borrower shall comply with the requirements set forth in Section 3.04(c) and Section 3.04(d) not previously satisfied with respect to the Release Mortgaged Property, including payment of the Release Price. Such Release Price, or the applicable portion thereof, shall be applied in the manner set forth in Section 3.04(d) and the Substitution Deposit delivered by Borrower pursuant to Section 3.05(e) of this Agreement shall be returned to Borrower. However, if Borrower fails to timely pay the Release Price, Lender may draw upon the Substitution Deposit delivered by Borrower in satisfaction of such obligation.

(iv) Substitution Deposit Disbursement. At closing of the Substitution, Lender shall disburse or return the Substitution Deposit, as applicable, directly to Borrower at such time as the conditions precedent for the Substitution have been satisfied, which must occur no later than the Property Delivery Deadline. Notwithstanding the foregoing, in the event that Borrower adds a Substitute Mortgaged Property to the Collateral Pool prior to the Property Delivery Deadline but the addition of such Substitute Mortgaged Property has not in and of itself satisfied the requirements to close the Substitution, the Substitution Deposit shall be reduced by the Allocable Facility Amount of such Substitute Mortgaged Property as determined by Lender, and such reduction in the Substitution Deposit shall be returned to Borrower, or in the case of a Letter of Credit, such Letter of Credit shall be reduced by such reduction in the Substitution Deposit. If Borrower has not completely satisfied the requirements to close the Substitution by the Property Delivery Deadline, the terms of Section 3.05(e)(iii) shall apply with respect to the remaining Substitution Deposit.

(f) Conditions Precedent to Substitutions. The obligation of Lender to make a requested Substitution is also subject to Lender’s determination that each of the conditions precedent for additions of Substitute Mortgaged Properties and Releases of Release Mortgaged Properties set forth in Section 5.01 and Section 5.06 of this Agreement have been satisfied.

(g) Restriction on Borrowings. If the addition of the Substitute Mortgaged Property to the Collateral Pool and the release of the Release Mortgaged Property from the Collateral Pool do not occur simultaneously (i.e., within thirty (30) days pursuant to Section 3.05(d) above) then, for so long as the Substitution Deposit is in place, no Future Advance nor Additional Loans shall be permitted.

ARTICLE 4

TERMINATION OF FACILITIES

Section 4.01. Right to Terminate Credit Facility.

Subject to the terms and conditions of this Article 4, Borrower shall have the right to terminate this Agreement and the Credit Facility and receive a Release of all of the Collateral.

Section 4.02. Procedure for Terminating Credit Facility.

(a) Request. To terminate this Agreement and the Credit Facility, Borrower shall deliver a Credit Facility Termination Request to Lender.

(b) Closing. If Lender determines that all conditions precedent contained in Section 5.07 are satisfied, this Agreement shall terminate, and Lender shall cause all of the Collateral to be released, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, within thirty (30) Business Days after Lender’s receipt of the Credit Facility Termination Request (or on such other date as Borrower and Lender may agree), by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, the Credit Facility Termination Documents.

ARTICLE 5

CONDITIONS PRECEDENT TO ALL REQUESTS

Section 5.01. Conditions Applicable to All Requests.

The obligation of Lender to close the transaction requested in a Request (other than a Credit Facility Termination Request made pursuant to Section 4.02) shall be subject to Lender’s determination that all of the following general conditions precedent (“General Conditions”) have been satisfied in addition to any other conditions precedent contained in this Agreement:

(a) Payment of Expenses. The payment by Borrower of Lender’s and Fannie Mae’s reasonable third party out-of-pocket fees and expenses payable in accordance with this Agreement, including, but not limited to, the legal fees and expenses described in Section 10.03.

(b) No Material Adverse Effect. Except in connection with a Credit Facility Termination Request, there has been no Material Adverse Effect on the financial condition or business or prospects of Borrower or Guarantor or in the physical condition, operating performance or value of any of the Mortgaged Properties since the date of the most recent Compliance Certificate (or, with respect to the conditions precedent to the Initial Advance, from the condition, business or prospects reflected in the financial statements, reports and other information obtained by Lender during its review of Borrower and Guarantor and the Initial Mortgaged Properties).

(c) No Default. Except in connection with a Credit Facility Termination Request, (i) there shall exist no Event of Default or Potential Event of Default on the Closing Date for the Request, (ii) there shall have been no more than one (1) monetary Event of Default (which Event of Default shall have been cured within two (2) Business Days) involving the payment of principal or interest due under any Loan Documents or any impound or reserve required to be paid under the Loan Documents on or before the Closing Date for the Request, (iii) there shall never have been any non-monetary defaults past any notice and grace periods under the Loan Documents; and (iv) the closing of such Request shall not result in an Event of Default or Potential Event of Default.

(d) No Insolvency. Receipt by Lender on the Closing Date for the Request of evidence satisfactory to Lender that neither Borrower nor Guarantor is insolvent (within the meaning of any applicable federal or state laws relating to bankruptcy or fraudulent transfers) or will be rendered insolvent by the transactions contemplated by the Loan Documents, including the making of a Future Advance, or, after giving effect to such transactions, will be left with an unreasonably small capital with which to engage in its business or undertakings, or will have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature or will have intended to hinder, delay or defraud any existing or future creditor.

(e) No Untrue Statements. The Loan Documents shall not contain any untrue or misleading statement of a material fact and shall not fail to state a material fact necessary to make the information contained therein not misleading.

(f) Representations and Warranties. Except in connection with a Credit Facility Termination Request, all representations and warranties made by Borrower and Guarantor in the Loan Documents shall be true and correct in all material respects on the Closing Date for the Request with the same force and effect as if such representations and warranties had been made on and as of the Closing Date for the Request. On the Closing Date of any Request, the representations and warranties as referred to in this Section 5.01(f) shall be deemed remade by Borrower and Guarantor.

(g) No Condemnation or Casualty. Except in connection with a Credit Facility Termination Request, there shall not be pending or threatened any condemnation or other taking, whether direct or indirect, against any Mortgaged Property (other than a Release Mortgaged Property subject to a Release Request or a Substitution Request) and there shall not have occurred any casualty to any improvements located on any Mortgaged Property (other than a Release Mortgaged Property subject to a Release Request or a Substitution Request), which condemnation or casualty would have a Material Adverse Effect.

(h) Delivery of Closing Documents. The receipt by Lender of the following, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects:

(i) The Loan Documents required to be delivered in connection with the Request;

(ii) A Compliance Certificate;

(iii) An Organizational Certificate; and

(iv) Such other documents, instruments, approvals (and, if requested by Lender, certified duplicates of executed copies thereof) and opinions as Lender may reasonably request.

(i) Covenants. Except in connection with a Credit Facility Termination Request, Borrower is in full compliance with each of the covenants contained in the Loan Documents, without giving effect to any notice and cure rights of Borrower.

(j) Fannie Mae Commitment. Except in connection with the Future Advance thath as been rate locked by the Rate Lock Deadline, the receipt by Lender of a Fannie Mae Commitment, and the performance by Fannie Mae of its obligations to purchase the Advance in accordance with the terms of the Fannie Mae Commitment.

Section 5.02. Conditions Precedent to Initial Advance.

The obligation of Lender to make the Initial Advance is subject to Lender’s determination that each of the following conditions precedent has been satisfied:

(a) The Coverage and LTV Tests are satisfied;

(b) Delivery to the Title Company, for filing and/or recording in all applicable jurisdictions, of all applicable Loan Documents required by Lender, including duly executed and delivered original copies of the Initial Security Instruments covering the Initial Mortgaged Properties and UCC-1 Financing Statements covering the portion of the Collateral comprised of personal property, and other appropriate instruments, in form and substance reasonably satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Liens created by the applicable Security Instruments and any other Loan Documents creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(c) Receipt by Lender of any Lender required subordination, non-disturbance and attornment agreements and/or estoppel certificates with respect to any commercial leases or ground leases (if any) affecting the Initial Mortgaged Property, provided that with respect to the Initial Mortgaged Properties, Lender shall not require subordination, non-disturbance and attornment agreements on the commercial leases in place as of the Initial Closing Date;

(d) Receipt by Lender of the portion of the Origination Fee due pursuant to Section 10.01 and the Initial Due Diligence Fees pursuant to Section 10.02(a); and

(e) Receipt by Lender of documentation acceptable to Lender evidencing the status of the environmental issues pertaining to the dry cleaners adjacent to the Mortgaged Property commonly known as Sharon Green.

Section 5.03. Conditions Precedent to the Future Advance.

The obligation of Lender to make the Future Advance is subject to Lender’s determination that each of the following conditions precedent has been satisfied:

(a) After giving effect to the requested Future Advance, the Coverage and LTV Tests shall be satisfied;

(b) Delivery of a Fixed Facility Note, duly executed by Borrower, in the amount and reflecting all of the terms of the Future Advance;

(c) Receipt by Lender of the balance of the Origination Fee, if any such fee is due, pursuant to Section 10.01;

(d) For any Title Insurance Policy not containing a future advance endorsement, the receipt by Lender of an endorsement to the Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than Permitted Liens;

(e) No Governmental Approval not already obtained or made is required for the execution and delivery of the documents to be delivered in connection with the Future Advance;

(f) Borrower or Guarantor is not under any cease or desist order or other orders of a similar nature, temporary or permanent of any Governmental Authority which would have the effect of preventing or hindering performance of the terms and provisions of the Agreement or any other Loan Documents, nor are there any proceedings presently in progress or, to its knowledge, contemplated which, if successful, would lead to the issuance of any such order; and

(g) Receipt by Lender of a Confirmation of Guaranty for each Guaranty then in effect.

Section 5.04. [Reserved.]

Section 5.05. Conditions Precedent to Release of Mortgaged Property from the Collateral Pool.

The obligation of Lender to Release a Mortgaged Property from the Collateral Pool by executing and delivering the Release Documents on the Closing Date is subject to Lender’s determination that each of the following conditions precedent has been satisfied:

(a) The requirements of Section 3.04 are satisfied;

(b) Receipt by Lender of the Release Price;

(c) Receipt by Lender of the Release Fee;

(d) Receipt by Lender of all legal fees and expenses payable by Borrower in connection with the Release Request;

(e) Receipt by Lender on the Closing Date of one or more counterparts of each Release Document, dated as of the Closing Date, signed by each of the parties (other than Lender) who is a party to such Release Document;

(f) If required by Lender, amendments to the Notes and the Security Instruments, reflecting the release of the Release Mortgaged Property from the Collateral Pool and, as to any Security Instrument so amended, the receipt by Lender of an endorsement to the Title Insurance Policy insuring the Security Instrument, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than Permitted Liens;

(g) If Lender determines the Release Mortgaged Property to be one phase of a project, and one or more other phases of the project are Mortgaged Properties which will remain in the Collateral Pool (“Remaining Mortgaged Properties”), Lender must reasonably determine that the Remaining Mortgaged Properties can be operated separately from the Release Mortgaged Property and any other phases of the project which are not Mortgaged Properties and whether any cross use agreements or easements are necessary. In making this determination, Lender shall evaluate access, utilities, marketability, community services, ownership and operation of the Release Mortgaged Properties and any other issues identified by Lender in connection with similar loans anticipated to be sold to Fannie Mae;

(h) Receipt by Lender on the Closing Date of a Confirmation of Obligations, dated as of the Closing Date, signed by Borrower and Guarantor, pursuant to which Borrower and Guarantor confirm their remaining obligations under the Loan Documents; and

(i) Receipt by Lender of endorsements to the tie-in endorsements of the Title Insurance Policies, if deemed necessary by Lender, to reflect the release. Notwithstanding anything to the contrary herein, no Release of any Mortgaged Property shall be made unless Borrower has provided title insurance insuring Lender for the remaining Mortgaged Properties in the Collateral Pool (i) if tie-in endorsements are available for all or a portion of the remaining Mortgaged Properties in the Collateral Pool, in an aggregate amount equal to the combined Allocable Facility Amounts for all of the remaining Mortgaged Properties in the Collateral Pool covered by the tie-in endorsements, not to exceed the Fixed Facility Commitment in the maximum amount then available hereunder, or (ii) if tie-in endorsements are not available for any of the remaining Mortgaged Properties in the Collateral Pool, then with respect to such Mortgaged Properties not subject to the tie-in endorsement, an amount equal to one hundred fifteen percent (115%) of the Valuation of such remaining Mortgaged Properties not subject to the tie-in endorsement (or such lesser amount that is the maximum allowed by law or regulation).

Section 5.06. Conditions Precedent to Substitution of a Substitute Mortgaged Property into the Collateral Pool.

The Substitution of a Substitute Mortgaged Property into the Collateral Pool is subject to Lender’s determination that each of the following conditions precedent has been satisfied:

(a) The provisions of Section 3.05(c) (including the Underwriting Requirements) are satisfied;

(b) Receipt by Lender of the Substitution Deposit, if applicable;

(c) Receipt by Lender of the Substitution Fee;

(d) Delivery to the Title Company, with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable Substitution Loan Documents required by Lender, including duly executed and delivered original copies of any Security Instruments and UCC-1 Financing Statements covering the portion of the Substitute Mortgaged Property comprised of personal property, and other appropriate documents, in form and substance satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Lien created by the applicable additional Security Instrument, and any other Substitution Loan Document creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(e) Receipt by Lender of the Additional Collateral Due Diligence Fee pursuant to Section 10.02(b).

(f) Receipt by Lender of all legal fees and expenses payable by Borrower in connection with the Substitution Request pursuant to Section 10.03;

(g) Receipt by Lender of any required subordination, non-disturbance and attornment agreements and/or estoppel certificates with respect to any commercial leases, laundry leases or ground leases (if any) affecting the Substitute Mortgaged Property;

(h) If reasonably required by Lender, amendments to the Notes and the Security Instruments, reflecting the Substitution of any Additional Borrower and/or the Substitute Mortgaged Property to the Collateral Pool and, as to any Security Instrument so amended, the receipt by Lender of an endorsement to the Title Insurance Policy insuring the Security Instrument, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than Permitted Liens;

(i) If the Title Insurance Policy for the Substitute Mortgaged Property contains a tie-in endorsement, receipt by Lender of an endorsement to every other Title Insurance Policy containing a tie-in endorsement, adding a reference to the Substitute Mortgaged Property.

Section 5.07. Conditions Precedent to Termination of Credit Facility.

The right of Borrower to terminate this Agreement and the Credit Facility and to receive a release of all of the Collateral from the Collateral Pool and Lender’s obligation to execute and deliver the Credit Facility Termination Documents on the Closing Date are subject to Lender’s determination Borrower has paid in full all of the Notes Outstanding on the Closing Date, including any associated prepayment premiums or other amounts due under the Notes and all other amounts owing by Borrower to Lender under this Agreement.

Section 5.08. Opinion Relating to Initial Advance or Substitution Request.

With respect to the Initial Closing or closing of a Substitution Request, it shall be a condition precedent that Lender receives favorable opinions of counsel (including local counsel, as applicable) to Borrower and Guarantor, as to the due organization and qualification of Borrower and Guarantor, the due authorization, execution, delivery and enforceability of each Loan Document executed in connection with the Request and such other matters as Lender may reasonably require, each dated as of the Closing Date for the Request, in form and substance reasonably satisfactory to Lender in all respects.

Section 5.09. Delivery of Property-Related Documents.

With respect to each of the Initial Mortgaged Properties or a Substitute Mortgaged Property, it shall be a condition precedent that Lender receive from Borrower each of the documents and reports required by Lender pursuant to the Underwriting Requirements in connection with the pledge of such Mortgaged Property and each of the following, each dated as of the Closing Date for the Initial Mortgaged Property or a Substitute Mortgaged Property, as the case may be, in form and substance satisfactory to Lender in all respects:

(a) A commitment for the Title Insurance Policy applicable to the Mortgaged Property and a pro forma Title Insurance Policy based on the title commitment in the amount of title insurance afforded by the Title Insurance Policy for each Mortgaged Property in the Collateral Pool equal to (i) if tie-in endorsements are available for all or a portion of the Mortgaged Properties, in an aggregate amount equal to the combined Allocable Facility Amounts for all of the Mortgaged Properties covered by the tie-in endorsements, not to exceed the Fixed Facility Commitment in the maximum amount then available hereunder, or (ii) if tie-in endorsements are not available for any of the Mortgaged Properties, then with respect to such Mortgaged Properties not subject to the tie-in endorsement an amount equal to one hundred fifteen percent (115%) of the Valuation of such Mortgaged Properties not subject to the tie-in endorsement (or such lesser amount that is the maximum allowed by law or regulation).

(b) The Insurance Policy (or a certified copy of the Insurance Policy) applicable to the Mortgaged Property;

(c) Unless waived by Lender, the Survey applicable to the Mortgaged Property and approved by Lender (which shall be last revised no less than forty-five (45) days prior to the Closing Date); provided that Lender acknowledges that it has waived Surveys with respect to each of the Initial Mortgaged Properties;

(d) Evidence satisfactory to Lender of compliance of the Mortgaged Property with Applicable Laws;

(e) An Appraisal of the Mortgaged Property;

(f) A Replacement Reserve Agreement, providing for the establishment of a replacement reserve account, to be pledged to Lender, in which the owner shall (unless waived by Lender) periodically deposit amounts for replacements for improvements at the Mortgaged Property and as additional security for Borrower’s obligations under the Loan Documents;

(g) A Completion/Repair and Security Agreement, if required by Lender, together with required escrows, on the standard form required by Lender;

(h) An Assignment of Management Agreement, on the standard form required by Lender;

(i) An Assignment of Leases and Rents, if Lender determines one to be necessary or desirable, provided that the provisions of any such assignment shall be substantively identical to those in the Security Instrument covering the Collateral, with such modifications as may be necessitated by applicable state or local law;

(j) A Certificate of Borrower Parties; and

(k) Any other document that Lender may reasonably determine is required in connection with a Mortgaged Property.

Section 5.10. Conditions Precedent to Letters of Credit.

The right or requirement of Borrower to provide a Letter of Credit in connection with this Agreement is subject to Lender’s determination that each of the following conditions precedent has been satisfied:

(a) Letter of Credit Requirements. Any Letter of Credit shall be issued by a financial institution satisfactory to Fannie Mae (the “Issuer”). If Borrower provides Lender with a Letter of Credit pursuant to this Agreement, the Letter of Credit shall be in form and substance satisfactory to Lender and Lender shall be entitled, upon occurrence of circumstances in (b), to draw under such Letter of Credit solely upon presentation of a sight draft to the Issuer. Any Letter of Credit shall be for a term of at least three hundred sixty-four (364) days (provided that in connection with a Substitution, the term of any Letter of Credit shall be until the date five (5) days after the Property Delivery Deadline).

(b) Draws Under Letter of Credit. Lender shall have the right in its sole discretion to draw monies under the Letter of Credit:

(i) upon the occurrence of (A) an Event of Default, or (B) a Potential Event of Default of which Borrower has knowledge has occurred and continued for two (2) Business Days;

(ii) if thirty (30) days prior to the expiration of the Letter of Credit, either the Letter of Credit has not been extended for a term of at least three hundred sixty four (364) days (provided that in connection with a Substitution, the term of any Letter of Credit shall be at least until the date five (5) days after the Property Delivery Deadline) or Borrower has not delivered to Lender either (A) an acceptable replacement Letter of Credit or (B) substitute cash collateral in the amount required by Lender; or

(iii) upon the downgrading of the long-term obligations of the Issuer below a level satisfactory to Lender; provided that Borrower shall have ten (10) Business Days after notice of such downgrading to deliver to Lender either (A) an acceptable replacement Letter of Credit or (B) substitute cash collateral in the amount required by Lender.

(c) Deposit to Cash Collateral Account. If Lender draws under the Letter of Credit pursuant to Section 5.10(b)(ii) or Section 5.10(b)(iii) above, Lender shall deposit such draw monies into a Cash Collateral Account established pursuant to a Cash Collateral Agreement entered into the first time Lender draws any such monies. Lender shall hold the Letter of Credit drawn monies in the Cash Collateral Account until the earliest of the following events occurs:

(i) Borrower presents an acceptable replacement Letter of Credit and Lender agrees, in its sole discretion, to accept such Letter of Credit (provided that any agreement by Lender to accept a replacement Letter of Credit will be conditioned upon Borrower’s payment of all administrative and legal costs incurred by Lender and Fannie Mae in connection with the replacement of the Letter of Credit.)

(ii) the applicable provisions of this Agreement pursuant to which the Letter of Credit was provided are satisfied;

(iii) Borrower pays all amounts due and payable under the Loan Documents and Lender releases the liens of all Security Instruments;

(iv) Lender, in its sole discretion, consents to Borrower’s request to apply the funds to the principal balance of a Note and any prepayment premium due in connection with such application; or

(v) an Event of Default occurs and Lender elects to apply the proceeds as described below in Section 5.10(d);

During any period that Lender holds the cash proceeds resulting from a draw on any Letter of Credit, Lender will not pay interest to, or on behalf of, Borrower in connection with such funds.

(d) Default Draws. If Lender draws under the Letter of Credit pursuant to Section 5.10(b)(i) above, Lender may in its sole discretion use monies drawn under the Letter of Credit for any of the following purposes:

(i) to pay any amounts required to be paid by Borrower under the Loan Documents (including, without limitation, any amounts required to be paid to Lender under this Agreement);

(ii) to (on such Borrower’s behalf, or on its own behalf if Lender becomes the owner of the Mortgaged Property) pre-pay any Note in whole or in part, including any prepayment premium or yield maintenance;

(iii) to make improvements or repairs to any Mortgaged Property; or

(iv) deposit monies into the Cash Collateral Account.

(e) Legal Opinion. Prior to or simultaneous with the delivery of any new Letter of Credit (but not the extension of any existing Letter of Credit), such Borrower shall cause the Issuer’s counsel (or Issuer’s in-house counsel) to deliver a legal opinion satisfactory in form and substance reasonably satisfactory to Lender.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Section 6.01. Representations and Warranties of Borrower Parties.

The representations and warranties of Borrower Parties are contained in the Certificate of Borrower Parties, the form of which is attached to this Agreement as Exhibit F.

Section 6.02. Representations and Warranties of Lender.

Lender hereby represents and warrants to Borrower and Guarantor as follows:

(a) Due Organization. Lender is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

(b) Power and Authority. Lender has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c) Due Authorization. The execution and delivery by Lender of this Agreement, and the consummation by it of the transactions contemplated hereby, and the performance by it of its obligations hereunder, have been duly and validly authorized by all necessary action and proceedings by it or on its behalf.

ARTICLE 7

AFFIRMATIVE COVENANTS OF BORROWER

Borrower Parties agree and covenant with Lender that, at all times during the Term of this Agreement:

Section 7.01. Compliance with Agreements.

Each of Borrower and Guarantor shall comply with all the terms and conditions of each Loan Document to which it is a party or by which it is bound; provided, however, that Borrower’s or Guarantor’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable Loan Document.

Section 7.02. Maintenance of Existence.

Each Borrower Party shall maintain its existence and continue to be duly organized under the laws of the state of its organization. Borrower and Guarantor shall continue to be duly qualified to do business in each jurisdiction in which such qualification is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability to perform, its obligations under this Agreement or any other Loan Document.

Section 7.03. Maintenance of REIT Status.

During the Term of this Agreement, Guarantor shall qualify, and be taxed as, a real estate investment trust under Subchapter M of the Internal Revenue Code, and will not be engaged in any activities which would jeopardize such qualification and tax treatment.

Section 7.04. Financial Statements; Accountants’ Reports; Other Information.

Each Borrower Party shall keep and maintain at all times complete and accurate books of accounts and records in sufficient detail to correctly reflect (i) such Borrower Party’s financial transactions and assets and (ii) the results of the operation of each Mortgaged Property and copies of all written contracts, Leases and other instruments which affect each Mortgaged Property (including all bills, invoices and contracts for electrical service, gas service, water and sewer service, waste management service, telephone service and management services). In addition, Borrower or Guarantor, as applicable, shall furnish, or cause to be furnished, to Lender:

(a) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the close of its fiscal year during the Term of this Agreement, the balance sheet of Borrower, Guarantor and its Subsidiaries on a consolidated basis as of the end of such fiscal year, the statement of income, Borrower’s and Guarantor’s equity and retained earnings of Borrower, Guarantor and its Subsidiaries on a consolidated basis for such fiscal year and the statement of cash flows of Borrower, Guarantor and its Subsidiaries on a consolidated basis for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, prepared in accordance with GAAP, consistently applied, and with respect to the audited statements (as required below) accompanied by a certificate of independent certified public accountants to the effect that such financial statements have been prepared in accordance with GAAP, consistently applied, and that such financial statements fairly present the results of its operations and financial condition for the periods and dates indicated, with such certification to be free of exceptions and qualifications as to the scope of the audit or as to the going concern nature of the business. All financial statements required by this subsection (a) with respect to Guarantor shall be audited and all financial statements required by this subsection (a) with respect to Borrower may be unaudited.

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after each of the first three fiscal quarters of each fiscal year during the Term of this Agreement, the unaudited balance sheet of Borrower, Guarantor and its Subsidiaries on a consolidated basis as of the end of such fiscal quarter, the unaudited statement of income and retained earnings of Borrower, Guarantor and its Subsidiaries on a consolidated basis and the unaudited statement of cash flows of Borrower, Guarantor and its Subsidiaries on a consolidated basis for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, accompanied by a certificate of a Proper Officer to the effect that such financial statements have been prepared in accordance with GAAP, consistently applied and subject to customary exceptions, and that such financial statements fairly present the results of its operations and financial condition for the periods and dates indicated, subject to year end adjustments in accordance with GAAP.

(c) Quarterly Property Statements. As soon as available, and in any event within forty-five (45) days after each Calendar Quarter, a statement of income and expenses presented monthly of each Mortgaged Property accompanied by a certificate of a Proper Officer to the effect that each such statement of income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property in all material respects for the period indicated.

(d) Annual Property Statements. On an annual basis within ninety (90) days of the end of its fiscal year, an annual statement of income and expenses of each Mortgaged Property accompanied by a certificate of a Proper Officer to the effect that each such statement of income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property in all material respects for the period indicated.

(e) Updated Rent Rolls. As soon as available, and in any event within forty five (45) days after each Calendar Quarter, a current Rent Roll for each Mortgaged Property, showing the name of each tenant, and for each tenant, the space occupied, the lease expiration date, the rent payable, the rent paid and any other information requested by Lender and accompanied by a certificate of a Proper Officer to the effect that each such Rent Roll fairly, accurately and completely presents the information required therein in all material respects.

(f) Security Deposit Information. Upon Lender’s request, an accounting of all security deposits held in connection with any Lease of any part of any Mortgaged Property, including, to the extent applicable, the name and identification number of the accounts (if any) in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name and telephone number of the person to contact at such financial institution, along with any authority or release necessary for Lender to access information regarding such accounts.

(g) Accountants’ Reports; Other Reports. Promptly upon receipt thereof: (i) copies of any reports or management letters submitted to Borrower or Guarantor by its independent certified public accountants in connection with the examination of its financial statements made by such accountants (except for reports otherwise provided pursuant to subsection (a) above); provided, however, that Borrower or Guarantor shall only be required to deliver such reports and management letters to the extent that they relate to Borrower or Guarantor or any Mortgaged Property; and (ii) all schedules, financial statements or other similar reports delivered by Borrower or Guarantor pursuant to the Loan Documents or requested by Lender with respect to Guarantor’s business affairs or condition (financial or otherwise) or any of the Mortgaged Properties.

(h) Annual Budgets. Prior to the start of its fiscal year, an annual budget for each Mortgaged Property for such fiscal year, setting forth an estimate of all of the costs and expenses, including capital expenses, of maintaining and operating each Mortgaged Property.

(i) Statement of Ownership. At any time upon Lender’s request, a statement that identifies: (i) all owners of any interest in Borrower and the interest held by each and (ii) if Borrower is a corporation, all officers and directors of Borrower, and if Borrower is a limited liability company, all managers who are not members.

(j) Other Information. Within forty-five (45) days after Lender’s request, but not more frequently than once per Calendar Year, such other information reasonably requested by Lender.

(k) Federal Tax Returns. Within forty-five (45) days after Lender’s request, the Federal Tax Return of Borrower and Guarantor.

Section 7.05. Confidentiality of Certain Information.

Without express written consent of Lender and Fannie Mae, no Borrower Party shall disclose any terms, conditions, underwriting requirements or underwriting procedures of the Credit Facility or any of the Loan Documents; provided, however, that such confidential information may be disclosed (a) as required by law or pursuant to generally accepted accounting procedures, (b) to officers, directors, employees, agents, partners, attorneys, accountants, engineers and other consultants of Borrower who need to know such information, provided such Persons are instructed to treat such information confidentially, (c) to any regulatory authority having jurisdiction over Borrower, (d) in connection with any filings with the Securities and Exchange Commission or other Governmental Authorities, or (e) to any other Person to which such delivery or disclosure may be necessary or appropriate (i) in compliance with any law, rule, regulation or order applicable to Borrower, (ii) in response to any subpoena or other legal process or information investigative demand or (iii) in connection with any litigation to which Borrower is a party.

Section 7.06. Access to Records; Discussions With Officers and Accountants.

To the extent permitted by law and in addition to the applicable requirements of the Security Instruments, Borrower shall permit Lender to:

(a) inspect, make copies and abstracts of, and have reviewed or audited, such of Borrower’s or Guarantor’s books and records as may relate to the Obligations or any Mortgaged Property;

(b) discuss Borrower’s affairs, finances and accounts with any Proper Officer of Borrower or Guarantor or any other person performing the functions of the Proper Officers;

(c) discuss Borrower’s affairs, finances and accounts with its independent public accountants, provided that a Proper Officer has been given the opportunity by Lender to be a party to such discussions;

(d) discuss the Mortgaged Properties’ conditions, operations or maintenance with the Property Managers and/or asset manager of such Mortgaged Properties and the officers and employees of Borrower and Guarantor, provided that a Proper Officer or his/her designee has been given the opportunity by Lender to be a party to such discussions; and

(e) receive any other information that Lender deems reasonably necessary or relevant in connection with any Advance, any Loan Document or the Obligations from the officers of Borrower or Guarantor or officers and employees of Property Manager, provided that a Proper Officer or his/her designee has been given the opportunity by Lender to be a party to such discussions.

Notwithstanding the foregoing, prior to an Event of Default or Potential Event of Default and in the absence of an emergency, all inspections and communications shall be conducted at reasonable times during normal business hours upon reasonable advance notice to Borrower or Guarantor, as appropriate.

Section 7.07. Certificate of Compliance.

Guarantor shall deliver to Lender concurrently with the delivery of the financial statements and/or reports required by Section 7.04(a) and Section 7.04(b) a certificate signed by a Proper Officer (i) setting forth in reasonable detail the calculations required to establish whether Borrower and Guarantor were in compliance with the requirements of Article 7 of this Agreement on the date of such financial statements, and (ii) stating that, to the best knowledge of such individual following reasonable inquiry, no Event of Default or Potential Event of Default has occurred, or if an Event of Default or Potential Event of Default has occurred, specifying the nature thereof in reasonable detail and the action Borrower or Guarantor is taking or proposes to take. Any certificate required by this Section 7.07 shall run directly to and be for the benefit of Lender and Fannie Mae.

Section 7.08. Maintain Licenses.

Borrower shall procure and maintain in full force and effect all licenses, Permits, charters and registrations which are material to the conduct of its business and shall abide by and satisfy all terms and conditions of all such licenses, Permits, charters and registrations.

Section 7.09. Inform Lender of Material Events.

Borrower shall promptly inform Lender in writing of any of the following (and shall deliver to Lender copies of any related written communications, complaints, orders, judgments and other documents relating to the following) of which Borrower has actual knowledge:

(a) Defaults. The occurrence of any Event of Default or any Potential Event of Default under this Agreement or any other Loan Document;

(b) Regulatory Proceedings. The commencement of any rulemaking or disciplinary proceeding or the promulgation of any proposed or final rule which would have, or may reasonably be expected to have, a Material Adverse Effect; the receipt of written notice from any Governmental Authority having jurisdiction over Borrower or Guarantor that (i) Borrower or Guarantor is being placed under regulatory supervision, (ii) any license, Permit, charter, membership or registration material to the conduct of Borrower’s or Guarantor’s business or the Mortgaged Properties is to be suspended or revoked or (iii) Borrower or Guarantor is to cease and desist any practice, procedure or policy employed by Borrower or Guarantor in the conduct of its business;

(c) Bankruptcy Proceedings. The commencement of any proceedings by or against Borrower or Guarantor under any applicable bankruptcy, reorganization, liquidation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee or other similar official is sought to be appointed for it;

(d) Environmental Claim. The receipt from any Governmental Authority or other Person of any written notice of violation, claim, demand, abatement, order or other order or direction (conditional or otherwise) for any damage the result of which is to have a Material Adverse Effect, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, pollution, contamination or other Material Adverse Effects on the environment, removal, cleanup or remedial action or for fines, penalties or restrictions, resulting from or based upon (i) the existence or occurrence, or the alleged existence or occurrence, of a Hazardous Substance Activity on any Mortgaged Property or (ii) the violation, or alleged violation, of any Hazardous Materials Laws in connection with any Mortgaged Property or any of the other assets of Borrower;

(e) Material Adverse Effects. The occurrence of any act, omission, change or event (including the commencement or threat of any proceedings by or against Borrower or Guarantor in any Federal, state or local court, or before any Governmental Authority, or before any arbitrator), which has, or would have, a Material Adverse Effect, subsequent to the date of the most recent financial statements of Borrower or Guarantor delivered to Lender pursuant to Section 7.04;

(f) Accounting Changes. Any material change in Borrower’s or Guarantor’s accounting policies or financial reporting practices; and

(g) Legal and Regulatory Status. The occurrence of any act, omission, change or event, including any Governmental Approval, the result of which is to have a Material Adverse Effect on the legal or regulatory status of Borrower or Guarantor or any Mortgaged Property.

Section 7.10. Compliance with Applicable Laws.

Borrower shall comply in all material respects with all Applicable Laws now or hereafter affecting any Mortgaged Property or any part of any Mortgaged Property or affecting any alterations, repairs or improvements to any Mortgaged Property. Borrower shall procure and continuously maintain in full force and effect, and shall abide by and satisfy all material terms and conditions of all Permits, and shall comply with all written notices from Governmental Authorities.

Section 7.11. Alterations to the Mortgaged Properties.

Except as otherwise provided in the Loan Documents, Borrower shall have the right to undertake any alteration, improvement, demolition, removal or construction (collectively, “Alterations”) to the Mortgaged Property which it owns without the prior consent of Lender; provided, however, that in any case, no such Alteration shall be made to any Mortgaged Property without the prior written consent of Lender if (i) such Alteration could reasonably be expected to materially and adversely affect the value of such Mortgaged Property or its operation as a multifamily housing facility in substantially the same manner in which it is being operated on the date such property became Collateral, (ii) the construction of such Alteration could reasonably be expected to result in interference to the occupancy of tenants of such Mortgaged Property such that tenants in occupancy with respect to five percent (5%) or more of the Leases would be permitted to terminate their Leases or to abate the payment of all or any portion of their rent, or (iii) such Alteration is anticipated to be completed in more than twelve (12) months from the date of commencement or in the last year of the Term of this Agreement. Notwithstanding the foregoing, Borrower must obtain Lender’s prior written consent to construct Alterations (other than scheduled repairs and maintenance to existing improvements) with respect to any Mortgaged Property costing in excess of the lesser of (A) five percent (5%) of the Allocable Facility Amount of such Mortgaged Property, or (B) $2,000 per unit for each unit at such Mortgaged Property, or (C) $1,000,000, and Borrower must give prior written notice to Lender of its intent to construct Alterations (other than scheduled repairs and maintenance to existing improvements) with respect to such Mortgaged Property costing in excess of $100,000; provided, however, that the preceding requirements shall not be applicable to Alterations made, conducted or undertaken by Borrower as part of Borrower’s routine maintenance and repair of the Mortgaged Properties as required by or contemplated under the Loan Documents.

Section 7.12. Loan Document Taxes.

If any tax, assessment or Imposition (other than a franchise tax or excise tax imposed on or measured by, the net income or capital (including branch profits tax) of Lender (or any transferee or assignee thereof, including a participation holder)) (“Loan Document Taxes”) is levied, assessed or charged by the United States, or any State in the United States, or any political subdivision or taxing authority thereof or therein upon any of the Loan Documents or the obligations secured thereby, the interest of Lender in the Mortgaged Properties, or Lender by reason of or as holder of the Loan Documents, Borrower shall pay all such Loan Document Taxes to, for, or on account of Lender (or provide funds to Lender for such payment, as the case may be) as they become due and payable and shall promptly furnish proof of such payment to Lender, as applicable. In the event of passage of any law or regulation permitting, authorizing or requiring such Loan Document Taxes to be levied, assessed or charged, which law or regulation in the opinion of counsel to Lender may prohibit Borrower from paying the Loan Document Taxes to or for Lender, Borrower shall enter into such further instruments as may be permitted by law to obligate Borrower to pay such Loan Document Taxes, provided that if for any reason payment by Borrower cannot be required or if the payment thereof would constitute usury or render any of the Loan Documents or the Obligations wholly or partially usurious under any of the terms or provisions of the Loan Documents, or otherwise, Lender may, at its option, upon thirty (30) days’ written notice to Borrower, (a) declare the whole of the Obligations, together with interest thereon and any prepayment premiums payable in connection therewith, to be immediately due and payable, or (b) declare that portion of the Obligations which are responsible for triggering the Loan Document Taxes immediately due and payable, in which event the remaining lawful portion of the Obligations shall continue outstanding with interest payable in accordance with the terms of the applicable Notes.

Section 7.13. Further Assurances.

Borrower Parties, at the request of Lender, shall execute and deliver and, if necessary, file or record such statements, documents, agreements, UCC financing and continuation statements and such other instruments and take such further action as Lender from time to time may request as reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement or any of the other Loan Documents or to subject the Collateral to the lien and security interests of the Loan Documents or to evidence, perfect or otherwise implement, to assure the lien and security interests intended by the terms of the Loan Documents or in order to exercise or enforce its rights under the Loan Documents.

Section 7.14. Transfer of Ownership Interests in Borrower and Guarantor.

(a) Prohibition on Transfers. Subject to paragraph (b) of this Section 7.14, Borrower and Guarantor shall not cause or permit a Transfer or a Change of Control.

(b) Permitted Transfers. Notwithstanding the provisions of paragraph (a) of this Section 7.14, the following Transfers of Ownership Interests in Borrower, Guarantor, or Managing Member are permitted without the consent of Lender, provided that Borrower shall provide fifteen (15) Business Days prior written notice thereof to Lender (provided, however, that no such notice to Lender need be given with respect to those Permitted Transfers that occur due to the ordinary course of trading of a Publicly-Held Corporation or those Permitted Transfers of non-managing member interests in BRE Property Investors LLC) (“Permitted Transfers”):

(i) A Transfer that occurs by inheritance, devise, or bequest or by operation of law upon the death of a natural person who is the owner of a direct or indirect Ownership Interest in Borrower or Guarantor.

(ii) A Transfer to trusts or other entities established for the benefit of the transferor and/or immediate family members for estate planning purposes.

(iii) A Transfer of any direct or indirect Ownership Interest in Borrower, Guarantor, or Managing Member; provided, however, that no Change of Control occurs as the result of such Transfer.

(iv) The issuance by Borrower or Guarantor of additional membership interests, partnership interests or stock (including by creation of a new class or series of interests or stock and all varieties of convertible debt, equity and other similar securities), as the case may be, and the subsequent direct or indirect Transfer of such interests or stock; provided, however, that no Change of Control occurs as the result of such Transfer.

(v) Any amendment, modification or any other change in the governing instrument or instruments of Borrower or Guarantor in connection with the creation of a new class or series of interests of stock pursuant to (iv) above; provided, however, that no Change of Control occurs as the result of such Transfer.

(vi) A merger with or acquisition of another entity by Borrower or Guarantor provided that (A) such Borrower or Guarantor, as the case may be, is the surviving entity after such merger or acquisition, (B) no Change of Control occurs, and (C) such merger or acquisition does not result in an Event of Default, as such terms are defined in this Agreement.

(vii) A Transfer of any minority non-controlling Ownership Interest in Borrower or Guarantor provided no Change of Control occurs as a result of such Transfer.

(viii) A conversion of Borrower from one type of legal entity into another type of legal entity for tax or other structuring purposes, provided:

(A) no Change of Control occurs,

(B) Borrower provides Lender with prior written notice of such conversion,

(C) Borrower provides Lender any certificates evidencing such conversion filed with the appropriate Secretary of State,

(D) Borrower provides Lender new certificates of good standing for such entity,

(E) Lender reserves the right to file UCC-3 amendments where necessary reflecting the conversion,

(F) Borrower executes an amendment to this Agreement documenting the conversion, and

(G) The Title Company shall confirm (via electronic mail or letter) that nothing is needed in the land records (of each of the appropriate jurisdictions) at such time to evidence such conversion, and no endorsements to the title policies are necessary to maintain Lender’s coverage.

Notwithstanding anything in this Section 7.14 to the contrary, a “Permitted Transfer” shall not include any transfer that Lender, in its reasonable discretion, determines is unacceptable because it would overexpose the Lender or Fannie Mae to the credit risk posed by a third party transferee or its Affiliates, if any.

Notwithstanding anything in this Section 7.14 to the contrary, the occurrence of any of the following transfers shall not constitute an Event of Default under the Loan Documents: Transfers of Ownership Interests in Borrower to any BRE Affiliate, provided that Lender receives at least fifteen (15) Business Days prior written notice of such Transfer along with copies of the instruments evidencing such transfer and is paid a $10,000 review fee. No transfer fee shall be due in connection with any transfer satisfying the requirements of the preceding sentence. As used in this Section 7.14, the term “BRE Affiliate” means any entity (x) in which Guarantor owns no less than fifty-one percent (51%) of the Ownership Interests of such entity, AND (y) which is controlled by Guarantor. An entity will be deemed to “control” another entity if it possesses the ability, directly or indirectly, independently (A) to elect the majority of directors of such other entity (if such other entity is a corporation), provided the business and affairs of the corporation may be directed and controlled by a majority of its directors; (B) to exercise managerial authority over such other entity; (C) to select the managing partner or managing member of a partnership or limited liability company (if such other entity is a partnership of limited liability company), provided the business and affairs of the partnership or limited liability company may be directed and controlled by its managing partners or managing member, as applicable; or (D) otherwise to remove and then select a majority of those individuals exercising managerial authority over such other entity.

(c) Consent to Prohibited Transfers. Lender may, in its sole and absolute discretion, consent to a Transfer that would otherwise violate this Section 7.14 if, prior to the Transfer, Borrower or Guarantor, as the case may be, has satisfied each of the following requirements:

(i) the submission to Lender of all information required by Lender to make the determination required by this Section 7.14;

(ii) the absence of any Event of Default or Potential Event of Default;

(iii) the transferee meets all of the eligibility (including the requirement that the proposed transferee is not a Prohibited Person), credit, management and other standards (including any standards with respect to previous relationships between Lender and the transferee and the organization of the transferee) customarily applied by Lender at the time of the proposed Transfer to the approval of borrowers or guarantors, as the case may be, in connection with the origination or purchase of similar mortgages, deeds of trust or deeds to secure debt on multifamily properties;

(iv) in the case of a Transfer of direct or indirect Ownership Interests in Borrower or Guarantor, as the case may be, if transferor has obligations under any Loan Documents, the execution by the transferee or one (1) or more individuals or entities acceptable to Lender of an assumption agreement that is acceptable to Lender and that, among other things, requires the transferee to perform all obligations of transferor or such person set forth in such Loan Document, and may require that the transferee comply with any provisions of this Instrument or any other Loan Document which previously may have been waived by Lender;

(v) Lender’s receipt of all of the following:

(A) a transfer fee equal to:

(1) in the event that the Outstanding Advances immediately prior to the Transfer are equal to or less than $200,000,000, the product of 75 basis points (0.75%) multiplied by such amount of Outstanding Advances;

(2) in the event that the Outstanding Advances immediately prior to the Transfer are greater than $200,000,000 but less than $400,000,000, the product of 50 basis points (0.50%) multiplied by such amount of Outstanding Advances; and

(3) in the event that the Outstanding Advances immediately prior to the Transfer are equal to or greater than $400,000,000, the product of 25 basis points (0.25%) multiplied by such amount of Outstanding Advances;

(B) a $3,000 review fee; plus

(C) In addition, Borrower shall be required to reimburse Lender for all of Lender’s reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred in reviewing the Transfer request.

(vi) the Transfer will not result in a significant modification under section 1001 of the Internal Revenue Code of any Advance that has been securitized in a mortgage-backed security.

For the purposes of Section 7.14 and Section 7.15, “Prohibited Person” means (i) a Person that is the subject of, whether voluntary or involuntary, any case, proceeding or other action against such Person under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization, liquidation, rehabilitation, receivership, or relief of debtors, or (ii) any Person with whom Lender is prohibited from doing business pursuant to any law, rule, regulation, judicial proceeding or administrative directive, or (iii) any Person identified on the federal “Excluded Parties List System,” the federal “Office of Foreign Assets and Control Specially Designated Nationals and Blocked Persons” list, the U.S. Department of Housing and Urban Development’s “Limited Denial of Participation, HUD Funding Disqualifications and Voluntary Abstentions List,” or on Lender’s “Multifamily Applicant Experience Check,” each of which may be amended from time to time and any successor or replacement thereof, or (iv) a Person that is determined by Fannie Mae to have an unacceptable level of outstanding debt to Fannie Mae, or (v) a Person that has caused any unsatisfactory experience of a material nature with Fannie Mae or Lender, such as a default, fraud, intentional misrepresentation, material litigation, material arbitration or other similar act, or (vi) a Person that is, or whose senior management is, the subject of any pending criminal indictment or criminal investigation relating to an alleged felony or has ever been convicted of a felony or held liable for fraud in a civil or criminal action.

Section 7.15. Transfer of Ownership of Mortgaged Property.

(a) Prohibition on Transfers. Subject to subsection (b) of this Section 7.15, neither Borrower nor Guarantor shall cause or permit a Transfer of all or any part of a Mortgaged Property or interest in any Mortgaged Property without the prior written consent of Lender.

(b) Permitted Transfers. Notwithstanding provision (a) of this Section 7.15 or any other provisions of this Agreement or any other Loan Document to the contrary, the following Transfers of a Mortgaged Property by Borrower or Guarantor are permitted without the consent of Lender:

(i) The grant of a leasehold interest in individual dwelling units or commercial spaces in accordance with the Security Instrument.

(ii) A sale or other disposition of obsolete or worn out personal property which is contemporaneously replaced by comparable personal property of equal or greater value which is free and clear of liens, encumbrances and security interests other than those created by the Loan Documents or Permitted Liens.

(iii) The creation of a mechanic’s or materialmen’s lien or judgment lien against a Mortgaged Property which is released of record or otherwise remedied to Lender’s satisfaction within forty-five (45) days of the date of creation.

(iv) The grant of an easement if, prior to the granting of the easement, Borrower causes to be submitted to Lender all information required by Lender to evaluate the easement, and if Lender consents to such easement based upon Lender’s determination that the easement will not materially adversely affect the operation of the Mortgaged Property or Lender’s interest in the Mortgaged Property and Borrower pays to Lender, within ten (10) Business Days after demand therefore, all reasonable third party out-of-pocket costs and expenses incurred by Lender in connection with reviewing Borrower’s request. Lender shall not unreasonably withhold its consent to or withhold its agreement to subordinate the lien of a Security Instrument to (A) the grant of a utility easement serving a Mortgaged Property to a publicly operated utility, or (B) the grant of an easement related to expansion or widening of roadways, driveways and parking areas, provided that any such easement is in form and substance reasonably acceptable to Lender and does not materially and adversely affect the access, use or marketability of a Mortgaged Property.

(v) Notwithstanding any provision to the contrary in this Agreement, but subject to the terms of the Security Instrument, the entry into, and modification, extension or termination of, the following leases and/or licenses with respect to the Mortgaged Property in accordance with the Security Instrument: (A) commercial leases with square footage of less than 3,000 square feet, (B) cell tower licenses, (C) laundry leases, (D) vending machine leases, and (E) solar facility leases.

(vi) The securing of purchase money financing and equipment leasing in the aggregate amount of less than $75,000 in connection with any Mortgaged Property provided that said financing or leasing is solely for office equipment used in connection with the operation of said Mortgaged Property.

(c) Consent to Prohibited Transfers. Lender may, in its sole and absolute discretion, consent to a Transfer that would otherwise violate this Section 7.15 if, prior to the Transfer, Borrower has satisfied each of the following requirements:

(i) the Transfer is in connection with a Transfer of all of the Mortgaged Properties in the Collateral Pool and is in connection with the full assumption of the Credit Facility (no individual Mortgaged Property may be Transferred subject to the lien of the Security Instrument);

(ii) the submission to Lender of all information required by Lender to make the determination required by this Section 7.15;

(iii) the absence of any Event of Default or Potential Event of Default;

(iv) the transferee meets all of the eligibility (including the requirement that the proposed transferee is not a Prohibited Person), credit, management and other standards (including any standards with respect to previous relationships between Lender and the transferee and the organization of the transferee) customarily applied by Lender at the time of the proposed Transfer to the approval of Borrower or Guarantor, as the case may be, in connection with the origination or purchase of similar mortgages, deeds of trust or deeds to secure debt on multifamily properties;

(v) if transferor has obligations under any Loan Documents, the execution by the transferee or one (1) or more individuals or entities acceptable to Lender of an assumption agreement that is acceptable to Lender and that, among other things, requires the transferee to perform all obligations of transferor or such person set forth in such Loan Document, and may require that the transferee comply with any provisions of this Agreement or any other Loan Document which previously may have been waived by Lender;

(vi) the Mortgaged Properties, at the time of the proposed Transfer, meets all standards as to physical condition that are customarily applied by Lender at the time of the proposed Transfer to the approval of properties in connection with the origination or purchase of similar mortgages on multifamily properties; and

(vii) Lender’s receipt of all of the following:

(A) a transfer fee equal to:

(1) in the event that the Outstanding Advances immediately prior to the Transfer are equal to or less than $200,000,000, the product of 75 basis points (0.75%) multiplied by such amount of Outstanding Advances;

(2) in the event that the Outstanding Advances immediately prior to the Transfer are greater than $200,000,000 but less than $400,000,000, the product of 50 basis points (0.50%) multiplied by such amount of Outstanding Advances; and

(3) in the event that the Outstanding Advances immediately prior to the Transfer are equal to or greater than $400,000,000, the product of 25 basis points (0.25%) multiplied by such amount of Outstanding Advances;

(B) a $3,000 review fee; and

(C) In addition, Borrower shall be required to reimburse Lender for all of Lender’s reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred in reviewing the Transfer request.

(viii) the Transfer will not result in a significant modification under section 1001 of the Internal Revenue Code of any Advance that has been securitized in a mortgage-backed security.

Section 7.16. Change in Senior Management.

Borrower shall give Lender notice of any change in the identity of any of the Senior Management of Borrower or Guarantor within ten (10) Business Days of the occurrence thereof.

Section 7.17. Date-Down Endorsements.

At the closing of any Additional Loan, a Lender may, at its option, obtain an endorsement to each Title Insurance Policy amending the effective date of the Title Insurance Policy to the date of the title search performed in connection with the endorsement. Borrower shall pay for the cost and expenses incurred by Lender to the Title Company in obtaining such endorsement, provided that, for each Title Insurance Policy, it shall not be liable to pay for more than one (1) such endorsement in any consecutive twelve (12) month period.

Section 7.18. Ownership of Mortgaged Properties.

Borrower shall be the sole owner of each of the Mortgaged Properties, as set forth on Exhibit A of this Agreement, free and clear of any Liens other than Permitted Liens.

Section 7.19. Change in Property Manager.

No change in the Property Manager of each Mortgaged Property shall be made without the prior written consent of Lender, which approval shall be based on the criteria for approval of Property Managers as required by Lender for similar loans anticipated to be sold to Fannie Mae.

Section 7.20. Term of BRE Property Investors LLC.

On or before March 25, 2012, Borrower shall cause the term of the Operating Agreement for BRE Property Investors LLC to be extended to no earlier than the Termination Date. If Borrower fails to extend the term as required, Borrower agrees that each Mortgaged Property that is owned indirectly by BRE Property Investors LLC shall be (a) Released or Substituted on or before September 1, 2012, pursuant to the provisions of Article 3, and Borrower shall comply with Article 3 and Section 5.05 or Section 5.06 (as applicable) including the payment of any Outstanding Advances required pursuant to such Sections, or (b) transferred to a BRE Affiliate pursuant to the terms of Section 7.14 (or BRE Property Investors LLC shall be replaced as the managing member of BRE-FMAZ, LLC by a BRE Affiliate pursuant to the terms of Section 7.14).

Section 7.21. ROFO on Arizona Properties.

Borrower represents and warrants that attached as Exhibit K to this Agreement is a true, correct and complete copy of that certain Right of First Offer Agreement dated April 27, 2006, that affects those two (2) Mortgaged Properties commonly known as South Mountain and Towne Center (the “Arizona ROFO”) and it has not been amended, modified or waived in any respect. Borrower shall not amend, modify or waive any provision of the Arizona ROFO without Lender’s prior written consent. Borrower shall provide Lender copies of any notices sent or received pursuant to the Arizona ROFO within ten (10) Business Days after sending or receiving such notices.

ARTICLE 8

FINANCIAL COVENANTS

Section 8.01. Cash on Hand.

Borrower and Guarantor covenant and agree that at all times during the Term of this Agreement that they collectively shall maintain cash, Cash Equivalents, or an immediately available line of credit with a reputable financial institution acceptable to Lender and Fannie Mae in their sole discretion in an amount equal to no less than $20,000,000 (cash, Cash Equivalents and/or the line of credit, collectively, “Cash on Hand”). Lender and Fannie Mae acknowledge that Guarantor’s existing revolving line of credit with Wells Fargo, N.A. as lead lender is with an acceptable reputable financial institution(s). To the extent not available in the public reports and statements filed by Guarantor under the Securities Exchange Act of 1934, Borrower and Guarantor shall send quarterly reports to Lender specifying the amount and type of Cash on Hand and shall provide such other evidence of the existence of the Cash on Hand as Lender shall request.

Section 8.02. Net Worth.

Guarantor covenants and agrees that at all times it shall maintain a Consolidated Tangible Net Worth of no less than $300,000,000. Solely for the purpose of this Section 8.02, the following terms shall have the meaning set forth below:

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Guarantor and the Subsidiaries, (a) the Shareholders’ Equity of the Guarantor and the Subsidiaries on that date, exclusive of minority interests, minus (b) the Intangible Assets of the Guarantor and the Subsidiaries on that date.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity, determined in accordance with GAAP.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Guarantor.

ARTICLE 9

NEGATIVE COVENANTS OF BORROWER AND GUARANTOR

Borrower agrees and covenants with Lender that, at all times during the Term of this Agreement:

Section 9.01. Other Activities.

No Borrower Party shall:

(a) amend its Organizational Documents in any material respect without the prior written consent of Lender, except in connection with a Permitted Transfer;

(b) change its name without notifying Lender in writing prior to such change;

(c) dissolve or liquidate in whole or in part;

(d) except as otherwise provided in this Agreement, without the prior written consent of Lender, merge or consolidate with any Person; or

(e) use, or permit to be used, any Mortgaged Property for any uses or purposes other than as a Multifamily Residential Property and ancillary uses consistent with Multifamily Residential Properties.

Section 9.02. Liens.

Borrower shall not create, incur, assume or suffer to exist any Lien on any Mortgaged Property or any part of any Mortgaged Property, except the Permitted Liens.

Section 9.03. Indebtedness.

Borrower shall not incur or be obligated at any time with respect to any Indebtedness (other than the Credit Facility or Additional Loans) in connection with or secured by any of the Mortgaged Properties. Neither Borrower nor any owner of Borrower shall incur any indebtedness or issue any equity secured by a pledge of the membership interests in Borrower (i.e., mezzanine debt) or by a pledge of the cash flow of Borrower.

Section 9.04. Principal Place of Business.

Borrower shall not change its principal place of business, state of formation, legal name or the location of its books and records, each as set forth in the Certificate of Borrower Parties, without first giving thirty (30) days’ prior written notice to Lender.

Section 9.05. Condominiums.

Borrower shall not submit any Mortgaged Property to a condominium regime during the Term of this Agreement.

Section 9.06. Restrictions on Distributions.

Except for distributions required by tax laws and regulations in order for Guarantor to maintain its tax status as a real estate investment trust, Borrower shall not make any distributions of any nature or kind whatsoever to the owners of its Ownership Interests as such if, at the time of such distribution, a Potential Event of Default or an Event of Default has occurred and remains uncured.

Section 9.07. Conduct of Business.

The conduct of Borrower’s businesses shall not violate the Organizational Documents pursuant to which it is formed.

Section 9.08. Ownership of Property.

Borrower shall not (i) acquire any real or personal property other than the Mortgaged Properties and personal property related to the operation and maintenance of the Mortgaged Properties and (ii) operate any business other than the management and operation of the Mortgaged Properties.

ARTICLE 10

FEES

Section 10.01. Origination Fee.

Borrower shall pay to Lender an origination fee (“Origination Fee”) equal to $1,860,000, which is the product of 30 basis points (0.30%) multiplied by $620,000,000, the Fixed Facility Commitment. $1,550,000 of the Origination Fee shall be due and payable on or before the Initial Closing Date and $310,000 shall be due and payable on the earlier of the Closing Date of the Future Advance or the Future Advance Expiration Date.

Section 10.02. Due Diligence Fees.

(a) Initial Due Diligence Fees. On the Initial Closing Date (or, if the proposed Initial Mortgaged Properties do not become part of the Collateral Pool, on demand), Borrower shall pay to Lender due diligence fees (“Initial Due Diligence Fees”) with respect to each Initial Mortgaged Property in an amount equal to the reasonable out-of-pocket costs incurred by Lender in connection with Lender’s due diligence for such Initial Mortgaged Properties, including but not limited to third party reports required by Lender plus a $1,500 fee payable by Lender to Fannie Mae. On or before the Initial Closing Date, Borrower shall pay a deposit toward the Initial Due Diligence Fees equal to the product obtained by multiplying (i) $15,000, by (ii) the number of Initial Mortgaged Properties, minus the portion of the estimated amount of Initial Due Diligence Fees previously paid to Lender by Borrower . On or prior to the Initial Closing Date, Lender shall notify Borrower of the actual amount of the Initial Due Diligence Fees and Borrower shall, on the Initial Closing Date, pay to Lender the remainder of such Initial Due Diligence Fees (if the actual amount of the Initial Due Diligence Fees exceeds the deposit and the other amounts previously paid to Lender by Borrower) or Lender shall promptly refund to Borrower any amounts paid to Lender by Borrower in excess of the Initial Due Diligence Fees (if the actual amount of the Initial Due Diligence Fees is less than the deposit and the other amounts previously paid to Lender by Borrower).

(b) Additional Due Diligence Fees for Substitute Collateral. Borrower shall pay to Lender additional due diligence fees (the “Additional Collateral Due Diligence Fees”) with respect to each Substitute Mortgaged Property in an amount equal to the reasonable out-of-pocket costs incurred by Lender in connection with Lender’s due diligence for such Substitute Mortgaged Properties, including but not limited to third party reports required by Lender plus a $1,500 fee payable by Lender to Fannie Mae. In connection with any Substitution Request, Borrower shall pay to Lender a deposit toward the Additional Collateral Due Diligence Fees equal to the product obtained by multiplying (i) $15,000, by (ii) the number of Substitute Mortgaged Properties. The Additional Collateral Due Diligence Fees not covered by the deposit shall be paid by Borrower on the Closing Date (or if the proposed Substitute Mortgaged Property does not become part of the Collateral Pool, on demand) for the Substitute Mortgaged Property. Any portion of the Additional Collateral Due Diligence Fee paid to Lender not actually used by Lender to cover reasonable due diligence expenses shall be promptly refunded to Borrower.

Section 10.03. Legal Fees and Expenses.

(a) Initial Legal Fees. Borrower shall pay, or reimburse Lender for, all reasonable out-of-pocket legal fees and expenses incurred by Lender and by Fannie Mae in connection with the preparation, review and negotiation of this Agreement and any other Loan Documents executed on the date of this Agreement.

(b) Fees and Expenses Associated with Requests. Borrower shall pay, or reimburse Lender and Fannie Mae for, all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including legal fees and expenses incurred by Lender and Fannie Mae in connection with the preparation, review and negotiation of all documents, instruments and certificates to be executed and delivered in connection with each Request, the performance by Lender of any of its obligations with respect to the Request, the satisfaction of all conditions precedent to Borrower’s rights or Lender’s obligations with respect to the Request, and all transactions related to any of the foregoing, including the cost of title insurance premiums and applicable recordation and transfer taxes and charges and all other reasonable out-of-pocket costs and expenses in connection with a Request. The obligations of Borrower under this subsection shall be absolute and unconditional, regardless of whether the transaction requested in the Request actually occurs. Borrower shall pay such costs and expenses to Lender on the Closing Date for the Request, or, as the case may be, after demand by Lender if Lender determines that such Request will not be approved or otherwise close.

Section 10.04. Failure to Close any Request.

If Borrower makes a Request to close the Future Advance or any Additional Advance and fails to close on the Future Advance or any Additional Advance for any reason other than the default by Lender, then Borrower shall pay to Lender and Fannie Mae all breakage costs incurred by Lender and Fannie Mae in connection with the failure to close.

ARTICLE 11

EVENTS OF DEFAULT

Section 11.01. Events of Default.

Each of the following events shall constitute an “Event of Default” under this Agreement, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of Borrower or Guarantor or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority:

(a) the occurrence of a default under any Loan Document beyond the cure period, if any, set forth therein; or

(b) the failure by Borrower to pay when due any amount payable by Borrower under any Note, any Security Instrument, this Agreement or any other Loan Document, including any fees, costs or expenses;

(c) the failure by Borrower to perform or observe any covenant set forth in Section 7.09 (Inform Lender of Material Events), Section 7.14 (Transfer of Ownership Interests in Borrower and Guarantor), Section 7.15 (Transfer of Ownership of Mortgaged Property), Section 7.18 (Ownership of Mortgaged Properties), Section 7.19 (Change in Property Manager), Section 8.01 (Cash on Hand), Section 8.02 (Net Worth), Section 9.01 (Other Activities), Section 9.02 (Liens), Section 9.03 (Indebtedness), Section 9.06 (Restrictions on Distributions), or Section 9.08 (Ownership of Property); provided that, with respect to Section 7.09(d) and Section 7.09(e), the failure to promptly inform Lender in writing shall not be an Event of Default if the circumstances, acts, conditions or events with respect to which notice was required to be given under Section 7.09(d) and Section 7.09(e) do not then have and are not likely to have in the future a Material Adverse Effect on the Borrower, Guarantor or any Mortgaged Property (as determined by Lender in its sole discretion) at the time the written notice is actually given to Lender; or

(d) the failure by Borrower to perform or observe any covenant contained in Article 7 or Article 9 (other than those sections specifically referenced in Section 11.01(c) above) for thirty (30) days after receipt of notice of such failure by Borrower from Lender, provided that such period shall be extended for up to sixty (60) additional days if Borrower, in the discretion of Lender, is diligently pursuing a cure of such default within thirty (30) days after receipt of notice from Lender; or

(e) any warranty, representation or other written statement made by or on behalf of Borrower or Guarantor contained in this Agreement, any other Loan Document or in any instrument furnished in compliance with or in reference to any of the foregoing, is false or misleading in any material respect on any date when made or deemed made; or

(f) (i) Any Borrower Party shall (A) commence a voluntary case, whether of such Person or an Affiliate thereof, under the Federal bankruptcy laws (as now or hereafter in effect), (B) file a petition as debtor seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, debt adjustment, winding up or composition or adjustment of debts, (C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (E) admit in writing its inability to pay, or generally not be paying, its debts as they become due, (F) make a general assignment for the benefit of creditors, (G) assert that any Borrower Party has no liability or obligations under this Agreement or any other Loan Document to which it is a party; or (H) take any action for the purpose of effecting any of the foregoing; or (ii) a case or other proceeding shall be commenced against any Borrower Party in any court of competent jurisdiction seeking (A) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding upon or composition or adjustment of debts, or (B) the appointment of a trustee, receiver, custodian, liquidator or the like of any Borrower Party, whether by such Person or an Affiliate thereof, or of all or a substantial part of the property, domestic or foreign, of any Borrower Party, whether by such Person or an Affiliate thereof, and any such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or any order granting the relief requested in any such case or proceeding against any Borrower Party, whether by such Person or an Affiliate thereof (including an order for relief under such Federal bankruptcy laws) shall be entered; or

(g) if any provision of this Agreement or any other Loan Document or the lien and security interest purported to be created hereunder or under any Loan Document shall at any time for any reason in any material respect cease to be valid and binding in accordance with its terms on Borrower or Guarantor, or shall be declared to be null and void in any material respect, or the validity or enforceability hereof or thereof or the validity or priority of the lien and security interest created hereunder or under any other Loan Document shall be contested by Borrower or Guarantor seeking to establish the invalidity or unenforceability hereof or thereof, or Borrower or Guarantor (only with respect to the Guaranty) shall deny that it has any further liability or obligation hereunder or thereunder; or

(h) (i) except as permitted under the Loan Documents, the execution by Borrower of a chattel mortgage or other security agreement on any materials, fixtures or articles used in the construction or operation of the improvements located on any Mortgaged Property or on articles of personal property located therein, or (ii) if any such materials, fixtures or articles are purchased pursuant to any conditional sales contract or other security agreement or otherwise so that the Ownership thereof will not vest unconditionally in Borrower free from encumbrances, or (iii) if Borrower does not furnish to Lender upon request the contracts, bills of sale, statements, receipted vouchers and agreements, or any of them, under which Borrower claims title to any materials, fixtures, or articles referred to in subsections (i) or (ii) of this paragraph (h); or

(i) the failure by Borrower to comply with any requirement of any Governmental Authority within thirty (30) days after written notice of such requirement shall have been given to Borrower by such Governmental Authority; provided that, if action is commenced and diligently pursued by Borrower within such thirty (30) days, then Borrower shall have an additional ninety (90) days to comply with such requirement; or

(j) a dissolution or liquidation for any reason (whether voluntary or involuntary) of any Borrower Party; or

(k) any judgment against Borrower or Guarantor, any attachment or other levy against any portion of Borrower’s or Guarantor’s assets with respect to a claim or claims in an amount in excess of $100,000 individually and/or $250,000 in the aggregate remains unpaid, unstayed, unappealled, undischarged, unbonded, not fully insured or undismissed for a period of ninety (90) days; or

(l) the failure by Borrower or Guarantor to perform or observe any material term, covenant, condition or agreement hereunder, other than as contained in subsections (a) through (k) above, or in any other Loan Document, within thirty (30) days after receipt of notice from Lender identifying such failure, provided such period shall be extended for up to sixty (60) additional days if Borrower, in the discretion of Lender, is diligently pursuing a cure of such default within thirty (30) days after receipt of notice from Lender.

ARTICLE 12

REMEDIES

Section 12.01. Remedies; Waivers.

Upon the occurrence of an Event of Default, Lender may do any one or more of the following (without presentment, protest or notice of protest, all of which are expressly waived by Borrower Party):

(a) Lender may, at its sole option, cease making Future Advances and Additional Loans, permitting Substitutions under this Agreement, or closing any Requests and/or not permitting any new Requests under this Agreement.

(b) by written notice to Borrower, to be effective upon dispatch, terminate the Fixed Facility Commitment and declare the principal of, and interest on, the Advances and all other sums owing by Borrower to Lender under any of the Loan Documents forthwith due and payable, whereupon the Fixed Facility Commitment will terminate and the principal of, and interest on, the Advances and all other sums owing by Borrower to Lender under any of the Loan Documents will become forthwith due and payable.

(c) Lender may accelerate any Note without the obligation, but the right to accelerate any other Note and that in the exercise of its rights and remedies under the Loan Documents, Lender may, except as provided in this Agreement, exercise and perfect any and all of its rights in and under the Loan Documents with regard to any Mortgaged Property without the obligation (but with the right) to exercise and perfect its rights and remedies with respect to any other Mortgaged Property and that any such exercise shall be without regard to the Allocable Facility Amount assigned to such Mortgaged Property and that Lender may recover an amount equal to the full amount Outstanding in respect of any of the Notes in connection with such exercise and any such amount shall be applied to the Obligations as determined by Lender in its sole and absolute discretion.

(d) Lender shall have the right to pursue any other remedies available to it under any of the Loan Documents.

(e) Lender shall have the right to pursue all remedies available to it at law or in equity, including obtaining specific performance and injunctive relief.

Section 12.02. Waivers; Rescission of Declaration.

Lender shall have the right, to be exercised in its complete discretion, to waive any breach hereunder (including the occurrence of an Event of Default), by a writing setting forth the terms, conditions, and extent of such waiver signed by Lender and delivered to Borrower. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the waiver and not to any other similar event or occurrence which occurs subsequent to the date of such waiver. This provision shall not be construed to permit the waiver of any condition to a Request otherwise provided for herein.

Section 12.03. Lender’s Right to Protect Collateral and Perform Covenants and Other Obligations.

If Borrower or Guarantor fails to perform the covenants and agreements contained in this Agreement or any of the other Loan Documents, then Lender at Lender’s option may make such appearances, disburse such sums and take such action as Lender deems necessary, in its sole discretion, to protect Lender’s interest, including (a) disbursement of reasonable attorneys’ fees, (b) entry upon the Mortgaged Property to make repairs and replacements, (c) procurement of satisfactory insurance as provided in Section 5 of the Security Instrument encumbering the Mortgaged Property, and (d) if the Security Instrument is on a leasehold, exercise of any option to renew or extend the ground lease on behalf of Borrower and the curing of any default of Borrower in the terms and conditions of the ground lease. Any amounts disbursed by Lender pursuant to this Section 12.03, with interest thereon, shall become additional Indebtedness of Borrower secured by the Loan Documents. Unless Borrower and Lender agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the weighted average, as determined by Lender, of the interest rates in effect from time to time for each Advance unless collection from Borrower of interest at such rate would be contrary to Applicable Law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under Applicable Law. Nothing contained in this Section 12.03 shall require Lender to incur any expense or take any action hereunder.

Section 12.04. No Remedy Exclusive.

Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Loan Documents or existing at law or in equity.

Section 12.05. No Waiver.

No delay or omission to exercise any right or power accruing under any Loan Document upon the happening of any Event of Default or Potential Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

Section 12.06. No Notice.

To entitle Lender to exercise any remedy reserved to Lender in this Article, it shall not be necessary to give any notice, other than such notice as may be required under the applicable provisions of this Agreement or any of the other Loan Documents or under Applicable Law.

ARTICLE 13

INSURANCE, REAL ESTATE TAXES AND REPLACEMENT RESERVES

Section 13.01. Insurance and Real Estate Taxes.

Borrower shall (unless waived by Lender in the Security Instrument) establish funds for Taxes, insurance premiums and certain other charges for each Mortgaged Property in accordance with Section 7(a) of the Security Instrument for each Mortgaged Property.

Section 13.02. Replacement Reserves.

Borrower shall execute a Replacement Reserve Agreement for the Mortgaged Properties and shall (unless waived by Lender pursuant to the Replacement Reserve Agreement) make all deposits for replacement reserves in accordance with the terms of the Replacement Reserve Agreement.

ARTICLE 14

LIMITS ON PERSONAL LIABILITY

Section 14.01. Personal Liability to Borrower.

(a) Limits on Personal Liability. Except as otherwise provided in this Section 14.01, Borrower and Guarantor shall have no personal liability under the Loan Documents for the repayment of any Indebtedness or for the performance of any other Obligations of Borrower under the Loan Documents, and Lender’s only recourse for the satisfaction of such Indebtedness and the performance of such Obligations shall be Lender’s exercise of its rights and remedies with respect to the Mortgaged Properties and any other Collateral held by Lender as security for the Indebtedness under the Loan Documents.

(b) Exceptions to Limits on Personal Liability. Borrower and Guarantor shall be personally liable to Lender for the repayment of a portion of the Advances and other amounts due under the Loan Documents equal to any loss or damage suffered by Lender as a result of (i) failure of Borrower to pay to Lender upon demand after an Event of Default all Rents to which Lender is entitled under Section 3(a) of the Security Instrument encumbering the Mortgaged Property and the amount of all security deposits collected by Borrower from tenants then in residence; (ii) failure of Borrower to apply all insurance proceeds, condemnation proceeds or security deposits from tenants as required by the Security Instrument encumbering the Mortgaged Property; (iii) failure of such Borrower or Guarantor to comply with its obligations under the Loan Documents with respect to the delivery of books and records and financial statements; (iv) fraud or written material misrepresentation by Borrower or Guarantor, or any officer, director, partner, member or employee of Borrower or Guarantor in connection with the application for or creation of the Obligations or any request for any action or consent by Lender; (v) failure to apply Rents (including pre-paid rents), first, to the payment of reasonable operating expenses and then to amounts (“Debt Service Amounts”) payable under the Loan Documents (except that Borrower or Guarantor will not be personally liable (A) to the extent that Borrower or Guarantor lacks the legal right to direct the disbursement of such sums because of a bankruptcy, receivership or similar judicial proceeding, or (B) with respect to Rents of a Mortgaged Property that are distributed in any Calendar Quarter if Borrower has paid all operating expenses and Debt Service Amounts for that Calendar Quarter); or (vi) Borrower’s failure to honor any and all indemnification obligations contained in Section 18 (environmental) of any Security Instrument.

(c) Full Recourse. Borrower and Guarantor shall be personally liable to Lender for the payment and performance of all Obligations upon the occurrence of any of the following: (i) Borrower acquisition of any property or operation of any business not permitted by the Single Purpose requirements in the Loan Documents; or (ii) a Transfer that is an Event of Default under any Loan Documents; or (iii) any of the items identified in Section 11.01(f)(i)(A) through (H), inclusive.

(d) Miscellaneous. To the extent that Borrower or Guarantor has personal liability under this Section 14.01, or Guarantor has liability under the Guaranty, such liability shall be joint and several and Lender may exercise its rights against Borrower or Guarantor personally without regard to whether Lender has exercised any rights against the Mortgaged Property or any other security, or pursued any rights against any guarantor, or pursued any other rights available to Lender under the Loan Documents or Applicable Law. For purposes of this Article 14, the term “Mortgaged Property” shall not include any funds that (i) have been applied by Borrower as required or permitted by the Loan Documents prior to the occurrence of an Event of Default, or (ii) are owned by Borrower or Guarantor and which Borrower was unable to apply as required or permitted by the Loan Documents because of a bankruptcy, receivership, or similar judicial proceeding.

(e) Permitted Transfer Not Release. No Transfer by any Person of its Ownership Interests in Borrower shall release Borrower or Guarantor from liability under this Article, this Agreement or any other Loan Document, unless Lender shall have approved the Transfer and shall have expressly released Borrower or Guarantor in connection with the Transfer.

Section 14.02. Additional Borrowers.

If the owner of a Substitute Mortgaged Property is a new Borrower, the owner of such Substitute Mortgaged Property must demonstrate to the satisfaction of Lender that:

(a) such new Borrower complies with the definition of “Additional Borrower;” and

(b) the Additional Borrower is a Single-Purpose entity, unless otherwise approved by Lender.

In addition, on the Closing Date of the addition of a Substitute Mortgaged Property, the owner of such Substitute Mortgaged Property, if such owner is an Additional Borrower, shall become a party to a contribution agreement in a manner satisfactory to Lender, shall deliver a Certificate of Borrower in form and substance satisfactory to Lender, and execute and deliver, along with the other Borrowers, Fixed Facility Notes. Any Additional Borrower of a Substitute Mortgaged Property which becomes added to the Collateral Pool shall be a Borrower for purposes of this Agreement and shall execute and deliver to Lender an amendment adding such Additional Borrower as a party to this Agreement and revising the Exhibits hereto, as applicable, to reflect the Substitute Mortgaged Property and Additional Borrower, in each case satisfactory to Lender.

Upon the release of a Mortgaged Property, in the event that the Borrower which owns the Release Mortgaged Property owns no other Mortgaged Property in the Collateral Pool, such Borrower shall automatically without further action be released from its obligations under this Agreement and the other Loan Documents except for (i) any liabilities or obligations other than the Indebtedness of such Borrower which arose prior to the Closing Date of such release and (ii) any Obligations that survive release as specifically set forth in Section 18 (Environmental Hazards) of the Security Instrument applicable to such Release Mortgaged Property.

Section 14.03. Borrower Agency Provisions.

(a) Each Borrower and Additional Borrower hereby irrevocably designates BRE PROPERTIES, INC., a Maryland corporation, as the borrower agent (the “Borrower Agent”) to be its agent and in such capacity to receive on behalf of Borrower all proceeds, receive all notices on behalf of Borrower under this Agreement, make all Requests under this Agreement, and execute, deliver and receive all instruments, certificates, Requests, documents, amendments, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower, and hereby authorizes Lender to pay over all loan proceeds hereunder in accordance with the direction of Borrower Agent. Each Borrower hereby acknowledges that all notices required to be delivered by Lender to any Borrower shall be delivered to Borrower Agent and thereby shall be deemed to have been received by such Borrower.

(b) The handling of this Credit Facility as a co-borrowing facility with a Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to Borrower and is at their request. Lender shall not incur liability to Borrower as a result thereof. To induce Lender to do so and in consideration thereof, each Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of Borrower Agent handling of the financing arrangements of Borrower as provided herein, reliance by Lender on any request or instruction from Borrower Agent or any other action taken by Lender with respect to this Section 14.03 except due to willful misconduct or gross negligence of the indemnified party.

Section 14.04. Waivers With Respect to Other Borrower Secured Obligation (for Mortgaged Properties located in California).

To the extent that a Security Instrument or any other Loan Document executed by one Borrower secures an Obligation of another Borrower (the “Other Borrower Secured Obligation”), and/or to the extent that a Borrower has guaranteed the debt of another Borrower pursuant to Article 14, Borrower who executed such Loan Document and/or guaranteed such debt (the “Waiving Borrower”) hereby agrees, to the extent permitted by law, to the provisions of this Section 14.04. To the extent that any Mortgaged Properties are located in California, and to the extent permitted by law, the references to the California Code below shall apply to this Agreement and any California Security Instrument securing a California Mortgaged Property, otherwise the California Code shall have no effect on this Agreement or any other Loan Document.

(a) The Waiving Borrower hereby waives any right it may now or hereafter have to require the beneficiary, assignee or other secured party under such Loan Document, as a condition to the exercise of any remedy or other right against it thereunder or under any other Loan Document executed by the Waiving Borrower in connection with the Other Borrower Secured Obligation: (i) to proceed against the other Borrower or any other person, or against any other collateral assigned to Lender by either Borrower or any other person; (ii) to pursue any other right or remedy in Lender’s power; (iii) to give notice of the time, place or terms of any public or private sale of real or personal property collateral assigned to Lender by the other Borrower or any other person (other than the Waiving Borrower), or otherwise to comply with Section 9615 of the California Commercial Code (as modified or recodified from time to time) with respect to any such personal property collateral located in the State of California to the extent permitted by law; or (iv) to make or give (except as otherwise expressly provided in the Security Documents) any presentment, demand, protest, notice of dishonor, notice of protest or other demand or notice of any kind in connection with the Other Borrower Secured Obligation or any collateral (other than the Collateral described in such Security Document) for the Other Borrower Secured Obligation.

(b) The Waiving Borrower hereby waives any defense it may now or hereafter have that relates to: (i) any disability or other defense of the other Borrower or any other person; (ii) the cessation, from any cause other than full performance, of the Other Borrower Secured Obligation; (iii) the application of the proceeds of the Other Borrower Secured Obligation, by the other Borrower or any other person, for purposes other than the purposes represented to the Waiving Borrower by the other Borrower or otherwise intended or understood by the Waiving Borrower or the other Borrower; (iv) any act or omission by Lender which directly or indirectly results in or contributes to the release of the other Borrower or any other person or any collateral for any Other Borrower Secured Obligation; (v) the unenforceability or invalidity of any Security Document or Loan Document (other than the Security Instrument executed by the Waiving Borrower that secures the Other Borrower Secured Obligation) or guaranty with respect to any Other Borrower Secured Obligation, or the lack of perfection or continuing perfection or lack of priority of any Lien (other than the Lien of such Security Instrument) which secures any Other Borrower Secured Obligation; (vi) any failure of Lender to marshal assets in favor of the Waiving Borrower or any other person; (vii) any modification of any Other Borrower Secured Obligation, including any renewal, extension, acceleration or increase in interest rate; (viii) any and all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Waiving Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (ix) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (x) any failure of Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any person; (xi) the election by Lender, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code; (xii) any extension of credit or the grant of any lien under Section 364 of the Bankruptcy Code; (xiii) any use of cash collateral under Section 363 of the Bankruptcy Code; or (xiv) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person. The Waiving Borrower further waives any and all rights and defenses that it may have because the Other Borrower Secured Obligation is secured by real property; this means, among other things, that: (A) Lender may collect from the Waiving Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower; (B) if Lender forecloses on any real property collateral pledged by the other Borrower, then (C) the amount of the Other Borrower Secured Obligation may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (D) Lender may foreclose on the real property encumbered by the Security Instrument executed by the Waiving Borrower and securing the Other Borrower Secured Obligation even if Lender, by foreclosing on the real property collateral of the Other Borrower, has destroyed any right the Waiving Borrower may have to collect from the Other Borrower. Subject to the last sentence of Section 14.03, the foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses the Waiving Borrower may have because the Other Borrower Secured Obligation is secured by real property. These rights and defenses being waived by the Waiving Borrower include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Without limiting the generality of the foregoing or any other provision hereof, the Waiving Borrower further expressly waives, except as provided in Section 14.04(g) below, to the extent permitted by law any and all rights and defenses, which might otherwise be available to it under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, or under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections.

(c) The Waiving Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2810 and agrees that by doing so the Security Instrument executed by the Waiving Borrower and securing the Other Borrower Secured Obligation shall be and remain in full force and effect even if the other Borrower had no liability at the time of incurring the Other Borrower Secured Obligation, or thereafter ceases to be liable. The Waiving Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so the Waiving Borrower’s liability may be larger in amount and more burdensome than that of the other Borrower. The Waiving Borrower hereby waives the benefit of all principles or provisions of law, which are or might be in conflict with the terms of any of its waivers, and agrees that the Waiving Borrower’s waivers shall not be affected by any circumstances, which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. The Waiving Borrower hereby waives the benefits of any right of discharge and all other rights under any and all statutes or other laws relating to guarantors or sureties, to the fullest extent permitted by law, diligence in collecting the Other Borrower Secured Obligation, presentment, demand for payment, protest, all notices with respect to the Other Borrower Secured Obligation, which may be required by statute, rule of law or otherwise to preserve Lender’s rights against the Waiving Borrower hereunder, including notice of acceptance, notice of any amendment of the Loan Documents evidencing the Other Borrower Secured Obligation, notice of the occurrence of any default or Event of Default, notice of intent to accelerate, notice of acceleration, notice of dishonor, notice of foreclosure, notice of protest, notice of the incurring by the other Borrower of any obligation or indebtedness and all rights to require Lender to (i) proceed against the other Borrower, (ii) proceed against any managing member of the other Borrower, (iii) proceed against or exhaust any collateral held by Lender to secure the Other Borrower Secured Obligation, or (iv) if the other Borrower is a partnership, pursue any other remedy it may have against the other Borrower, or any managing member of the other Borrower, including any and all benefits under California Civil Code Sections 2845, 2849 and 2850.

(d) The Waiving Borrower understands that the exercise by Lender of certain rights and remedies contained in a Security Instrument executed by the other Borrower (such as a nonjudicial foreclosure sale) may affect or eliminate the Waiving Borrower’s right of subrogation against the other Borrower and that the Waiving Borrower may therefore incur a partially or totally nonreimburseable liability. Nevertheless, the Waiving Borrower hereby authorizes and empowers Lender to exercise, in its sole and absolute discretion, any right or remedy, or any combination thereof, which may then be available, since it is the intent and purpose of the Waiving Borrower that its waivers shall be absolute, independent and unconditional under any and all circumstances.

(e) In accordance with Section 2856 of the California Civil Code, the Waiving Borrower also waives any right or defense based upon an election of remedies by Lender, even though such election (e.g., nonjudicial foreclosure with respect to any collateral held by Lender to secure repayment of the Other Borrower Secured Obligation) destroys or otherwise impairs the subrogation rights of the Waiving Borrower to any right to proceed against the other Borrower for reimbursement, or both, by operation of Section 580d of the California Code of Civil Procedure or otherwise.

(f) In accordance with Section 2856 of the California Civil Code, the Waiving Borrower waives any and all other rights and defenses available to the Waiving Borrower by reason of Sections 2787 through 2855, inclusive, of the California Civil Code, including any and all rights or defenses the Waiving Borrower may have by reason of protection afforded to the other Borrower with respect to the Other Borrower Secured Obligation pursuant to the antideficiency or other laws of the State of California limiting or discharging the Other Borrower Secured Obligation, including Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure.

(g) In accordance with Section 2856 of the California Civil Code and pursuant to any other Applicable Law, the Waiving Borrower agrees to withhold the exercise of any and all subrogation, contribution and reimbursement rights against the other Borrower, against any other person, and against any collateral or security for the Other Borrower Secured Obligation, including any such rights pursuant to Sections 2847 and 2848 of the California Civil Code, until the Other Borrower Secured Obligation has been indefeasibly paid and satisfied in full, all obligations owed to Lender under the Loan Documents have been fully performed, and Lender has released, transferred or disposed of all of their right, title and interest in such collateral or security.

(h) Each Borrower hereby irrevocably and unconditionally agrees that in the event that, notwithstanding Section 14.04(g) hereof, to the extent its agreement and waiver set forth in Section 14.04(g) is found by a court of competent jurisdiction to be void or voidable for any reason and such Borrower has any subrogation or other rights against any other Borrower, any such claims, direct or indirect, that such Borrower may have by subrogation rights or other form of reimbursement, contribution or indemnity, against any other Borrower or to any security or any such Borrower, shall be and such rights, claims and indebtedness are hereby deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations. Until payment and performance in full with interest (including post-petition interest in any case under any chapter of the Bankruptcy Code) of the Obligations, each Borrower agrees not to accept any payment or satisfaction of any kind on Indebtedness of any other Borrower in respect of any such subrogation rights arising by virtue of payments made pursuant to this Article 14, and hereby assigns such rights or indebtedness to Lender, including the right to file proofs of claim and to vote thereon in connection with any case under any chapter of the Bankruptcy Code, including the right to vote on any plan of reorganization. In the event that any payment on account of any such subrogation rights shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Lender, and any amount so collected should be turned over to Lender for application to the Obligations.

(i) At any time without notice to the Waiving Borrower, and without affecting or prejudicing the right of Lender to proceed against the Collateral described in any Loan Document executed by the Waiving Borrower and securing the Other Borrower Secured Obligation, (i) the time for payment of the principal of or interest on, or the performance of, the Other Borrower Secured Obligation may be extended or the Other Borrower Secured Obligation may be renewed in whole or in part; (ii) the time for the other Borrower’s performance of or compliance with any covenant or agreement contained in the Loan Documents evidencing the Other Borrower Secured Obligation, whether presently existing or hereinafter entered into, may be extended or such performance or compliance may be waived; (iii) the maturity of the Other Borrower Secured Obligation may be accelerated as provided in the related Note or any other related Loan Document; (iv) the related Note or any other related Loan Document may be modified or amended by Lender and the other Borrower in any respect, including an increase in the principal amount; and (v) any security for the Other Borrower Secured Obligation may be modified, exchanged, surrendered or otherwise dealt with or additional security may be pledged or mortgaged for the Other Borrower Secured Obligation.

(j) It is agreed among each Borrower and Lender that all of the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the Loan Documents and that but for the provisions of this Article 14 and such waivers Lender would decline to enter into this Agreement.

Section 14.05. Joint and Several Obligation; Cross-Guaranty.

Notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary (but subject to the last sentence of this Section 14.05 and the provisions of Section 14.01 and Section 14.12), each Borrower shall have joint and several liability for all Obligations. Notwithstanding the intent of all of the parties to this Agreement that all Obligations of each Borrower under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower, each Borrower, on a joint and several basis, hereby irrevocably guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Borrower, but subject to the provisions of Section 14.01. Subject to the provisions of Section 14.01, each Borrower agrees that its guaranty obligation hereunder is an unconditional guaranty of payment and performance and not merely a guaranty of collection. The Obligations of each Borrower under this Agreement shall not be subject to any counterclaim, set-off, recoupment, deduction, cross-claim or defense based upon any claim any Borrower may have against Lender or any other Borrower.

Section 14.06. No Impairment.

Each Borrower agrees that the provisions of this Article 14 are for the benefit of Lender and their successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Lender, the obligations of such other Borrower under the Loan Documents.

Section 14.07. Election of Remedies.

(a) Lender, in its discretion, may (i) bring suit against any one or more Borrower, jointly and severally, without any requirement that Lender first proceed against any other Borrower or any other Person; (ii) compromise or settle with any one or more Borrower, or any other Person, for such consideration as Lender may deem proper; (iii) release one or more Borrower, or any other Person, from liability; and (iv) otherwise deal with any Borrower and any other Person, or any one or more of them, in any manner, or resort to any of the Collateral at any time held by it for performance of the Obligations or any other source or means of obtaining payment of the Obligations, and no such action shall impair the rights of Lender to collect from any Borrower any amount guaranteed by any Borrower under this Article 14.

(b) If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its rights to enter a deficiency judgment against any Borrower or any other Person, whether because of any Applicable Laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation which each Borrower might otherwise have had but for such action by Lender. Any election of remedies which results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or any of the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be amount of the Obligations guaranteed under this Article 14, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

Section 14.08. Subordination of Other Obligations.

(a) Each Borrower hereby irrevocably and unconditionally agrees that all amounts payable from time to time to such Borrower by any other Borrower pursuant to any agreement, whether secured or unsecured, whether of principal, interest or otherwise, other than the amounts referred to in this Article 14 (collectively, the “Subordinated Obligations”), shall be and such rights, claims and indebtedness are, hereby deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations; provided, however, that payments may be received by any Borrower in accordance with, and only in accordance with, the provisions of Section 14.08(b) hereof.

(b) Until the Obligations under all the Loan Documents have been finally paid in full or fully performed and all the Loan Documents have been terminated, each Borrower irrevocably and unconditionally agrees it will not ask, demand, sue for, take or receive, directly or indirectly, by set-off, redemption, purchase or in any other manner whatsoever, any payment with respect to, or any security or guaranty for, the whole or any part of the Subordinated Obligations, and in issuing documents, instruments or agreements of any kind evidencing the Subordinated Obligations, each Borrower hereby agrees that it will not receive any payment of any kind on account of the Subordinated Obligations, so long as any of the Obligations under all the Loan Documents are Outstanding or any of the terms and conditions of any of the Loan Documents are in effect; provided, however, that, notwithstanding anything to the contrary contained herein, if no Potential Event of Default or Event of Default or any other event or condition which would constitute an Event of Default after notice or lapse of time or both has occurred and is continuing under any of the Loan Documents, then (i) payments may be received by such Borrower in respect of the Subordinated Obligations in accordance with the stated terms thereof, and (ii) each Borrower and Guarantor shall be permitted to make distributions in accordance with the terms of the applicable Organizational Documents. Except as aforesaid, each Borrower agrees not to accept any payment or satisfaction of any kind of indebtedness of any other Borrower in respect of the Subordinated Obligations and hereby assigns such rights or indebtedness to Lender, including the right to file proofs of claim and to vote thereon in connection with any case under any chapter of the Bankruptcy Code, including the right to vote on any plan of reorganization. In the event that any payment on account of Subordinated Obligations shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Lender, and any amount so collected shall be turned over to Lender upon demand.

Section 14.09. Insolvency and Liability of Other Borrower.

So long as any of the Obligations are Outstanding, if a petition under any chapter of the Bankruptcy Code is filed by or against any Borrower (the “Subject Borrower” for the purposes of Section 14.09, Section 14.10, Section 14.11 and Section 14.12 of this Agreement), each other Borrower (each, an “Other Borrower” for the purposes of Section 14.09, Section 14.10, Section 14.11 and Section 14.12 of this Agreement) agrees to file all claims against the Subject Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in connection with indebtedness owed by the Subject Borrower and to assign to Lender all rights thereunder up to the amount of such indebtedness. In all such cases, the Person or Persons authorized to pay such claims shall pay to Lender the full amount thereof and Lender agrees to pay such Other Borrower any amounts received in excess of the amount necessary to pay the Obligations. Each Other Borrower hereby assigns to Lender all of such Borrower’s rights to all such payments to which such Other Borrower would otherwise be entitled but not to exceed the full amount of the Obligations. In the event that, notwithstanding the foregoing, any such payment shall be received by any Other Borrower before the Obligations shall have been finally paid in full, such payment shall be held in trust for the benefit of and shall be paid over to Lender upon demand. Furthermore, notwithstanding the foregoing, the liability of each Borrower hereunder shall in no way be affected by:

(a) the release or discharge of any Other Borrower in any creditors’, receivership, bankruptcy or other proceedings; or

(b) the impairment, limitation or modification of the liability of any Other Borrower or the estate of any Other Borrower in bankruptcy resulting from the operation of any present or future provisions of any chapter of the Bankruptcy Code or other statute or from the decision in any court.

Section 14.10. Preferences, Fraudulent Conveyances, Etc.

If Lender is required to refund, or voluntarily refunds, any payment received from any Borrower because such payment is or may be avoided, invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, fraudulent conveyance, impermissible setoff or a diversion of trust funds under the bankruptcy laws or for any similar reason, including without limitation any judgment, order or decree of any court or administrative body having jurisdiction over any Borrower or any of its property, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, or any statement or compromise of any claim effected by Lender with any Borrower or any other claimant (a “Rescinded Payment”), then each Other Borrower’s liability to Lender shall continue in full force and effect, or each Other Borrower’s liability to Lender shall be reinstated and renewed, as the case may be, with the same effect and to the same extent as if the Rescinded Payment had not been received by Lender, notwithstanding the cancellation or termination of any of the Loan Documents, and regardless of whether Lender contested the order requiring the return of such payment. In addition, each Other Borrower shall pay, or reimburse Lender for, all expenses (including all reasonable attorneys’ fees, court costs and related disbursements) incurred by Lender in the defense of any claim that a payment received by Lender in respect of all or any part of the Obligations must be refunded. The provisions of this Section 14.10 shall survive the termination of the Loan Documents and any satisfaction and discharge of any Borrower by virtue of any payment, court order or any federal or state law.

Section 14.11. Maximum Liability of Each Borrower.

Notwithstanding anything contained in this Agreement or any of the Loan Documents to the contrary, if the obligations of any Borrower under this Agreement or any of the other Loan Documents or any Security Instruments granted by any Borrower are determined to exceed the reasonably equivalent value received by such Borrower in exchange for such obligations or grant of such Security Instruments under any Fraudulent Transfer Law (as hereinafter defined), then such liability of such Borrower shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations under this Agreement or all the Other Loan Documents subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of Indebtedness to any Other Borrower or any other Person that is an Affiliate of the Other Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Borrower in respect of the Obligations) and after giving effect (as assets) to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to Applicable Law or pursuant to the terms of any agreement including any contribution agreement.

Section 14.12. Liability Cumulative.

The liability of each Borrower under this Article 14 is in addition to and shall be cumulative with all liabilities of such Borrower to Lender under this Agreement and all the other Loan Documents to which such Borrower is a party or in respect of any Obligations of any Other Borrower.

ARTICLE 15

MISCELLANEOUS PROVISIONS

Section 15.01. Counterparts.

To facilitate execution, this Agreement may be executed in any number of counterparts. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one or more counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

Section 15.02. Amendments, Changes and Modifications.

This Agreement may be amended, changed, modified, altered or terminated only by written instrument or written instruments signed by all of the parties hereto.

Section 15.03. Payment of Costs, Fees and Expenses.

Borrower shall pay, on demand, all reasonable fees, costs, charges or expenses (including the fees and expenses of attorneys, accountants and other experts) incurred by Lender in connection with:

(a) Any amendment, consent or waiver to this Agreement or any of the Loan Documents (whether or not any such amendments, consents or waivers are entered into).

(b) Defending or participating in any litigation arising from actions by third parties and brought against or involving Lender with respect to (i) any Mortgaged Property, (ii) any event, act, condition or circumstance in connection with any Mortgaged Property or (iii) the relationship between Lender and Borrower and Guarantor in connection with this Agreement or any of the transactions contemplated by this Agreement.

(c) The administration or enforcement of, or preservation of rights or remedies under, this Agreement or any other Loan Documents or in connection with the foreclosure upon, sale of or other disposition of any Collateral granted pursuant to the Loan Documents.

(d) Any disclosure documents, including fees payable to any rating agencies, including the fees and expenses of Lender’s attorneys and accountants.

Borrower shall also pay, on demand, any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution, delivery, filing, recordation, performance or enforcement of any of the Loan Documents or the Advances. Any attorneys’ fees and expenses payable by Borrower pursuant to this Section 15.03 shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. Any amounts payable by Borrower pursuant to this Section 15.03, with interest thereon if not paid when due, shall become additional Indebtedness of Borrower secured by the Loan Documents. Such amounts shall bear interest from the date such amounts are due until paid in full at the weighted average, as determined by Lender, of the interest rates in effect from time to time for each Advance unless collection from Borrower of interest at such rate would be contrary to Applicable Law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under Applicable Law. The provisions of this Section 15.03 are cumulative with, and do not exclude the application and benefit to Lender of, any provision of any other Loan Document relating to any of the matters covered by this Section 15.03.

Section 15.04. Payment Procedure.

All payments to be made to Lender pursuant to this Agreement or any of the Loan Documents shall be made in lawful currency of the United States of America and in immediately available funds by wire transfer before 2:00 p.m. (Eastern Standard Time or Eastern Daylight Savings Time, as applicable) on the date when due to an account designated by Lender.

Section 15.05. Payments on Business Days.

In any case in which the date of payment to Lender or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment or expiration of such time period need not occur on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the day of maturity or expiration of such period, except that interest shall continue to accrue for the period after such date to the next Business Day.

Section 15.06. Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial.

NOTWITHSTANDING ANYTHING IN THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS TO THE CONTRARY, EACH OF THE TERMS AND PROVISIONS, AND RIGHTS AND OBLIGATIONS OF BORROWER UNDER THIS AGREEMENT AND THE NOTES, GUARANTOR UNDER THE GUARANTY, AND BORROWER, GUARANTOR AND LENDER UNDER THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY, INTERPRETED, CONSTRUED AND ENFORCED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA (EXCLUDING THE LAW APPLICABLE TO CONFLICTS OR

CHOICE OF LAW) EXCEPT TO THE EXTENT OF PROCEDURAL AND SUBSTANTIVE MATTERS RELATING ONLY TO (a) THE CREATION, PERFECTION AND FORECLOSURE OF LIENS AND SECURITY INTERESTS, AND ENFORCEMENT OF THE RIGHTS AND REMEDIES, AGAINST THE MORTGAGED PROPERTIES, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED, (b) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF SECURITY INTERESTS ON PERSONAL PROPERTY (OTHER THAN DEPOSIT ACCOUNTS), WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION DETERMINED BY THE CHOICE OF LAW PROVISIONS OF THE UNIFORM COMMERCIAL CODE IN EFFECT FOR THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED AND (c) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF DEPOSIT ACCOUNTS, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE DEPOSIT ACCOUNT IS LOCATED. BORROWER, GUARANTOR AND LENDER AGREE THAT ANY CONTROVERSY ARISING UNDER OR IN RELATION TO THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER LOAN DOCUMENT SHALL BE, EXCEPT AS OTHERWISE PROVIDED HEREIN, LITIGATED IN DISTRICT OF COLUMBIA. THE LOCAL AND FEDERAL COURTS AND AUTHORITIES WITH JURISDICTION IN DISTRICT OF COLUMBIA SHALL, EXCEPT AS OTHERWISE PROVIDED HEREIN, HAVE JURISDICTION OVER ALL CONTROVERSIES WHICH MAY ARISE UNDER OR IN RELATION TO THE LOAN DOCUMENTS, INCLUDING THOSE CONTROVERSIES RELATING TO THE EXECUTION, JURISDICTION, BREACH, ENFORCEMENT OR COMPLIANCE WITH THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER ISSUE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS. BORROWER, GUARANTOR AND LENDER IRREVOCABLY CONSENT TO SERVICE, JURISDICTION, AND VENUE OF SUCH COURTS FOR ANY LITIGATION ARISING FROM THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS, AND WAIVES ANY OTHER VENUE TO WHICH IT MIGHT BE ENTITLED BY VIRTUE OF DOMICILE, HABITUAL RESIDENCE OR OTHERWISE. NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST BORROWER AND GUARANTOR AND AGAINST THE COLLATERAL IN ANY OTHER JURISDICTION. INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY OTHER JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF DISTRICT OF COLUMBIA SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF BORROWER AND GUARANTOR AND LENDER AS PROVIDED HEREIN OR THE SUBMISSION HEREIN BY BORROWER AND GUARANTOR TO PERSONAL JURISDICTION WITHIN DISTRICT OF COLUMBIA. BORROWER AND GUARANTOR (i) COVENANT AND AGREE NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING UNDER ANY OF THE LOAN DOCUMENTS TRIABLE BY A JURY AND (ii) WAIVE ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW

OR HEREAFTER EXIST. THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. FURTHER, BORROWER AND GUARANTOR HEREBY CERTIFY THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING, BUT NOT LIMITED TO, LENDER’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER AND GUARANTOR THAT LENDER WILL NOT SEEK TO ENFORCE THE PROVISIONS OF THIS SECTION 15.06. THE FOREGOING PROVISIONS WERE KNOWINGLY, WILLINGLY AND VOLUNTARILY AGREED TO BY BORROWER AND GUARANTOR UPON CONSULTATION WITH INDEPENDENT LEGAL COUNSEL SELECTED BY BORROWER’S AND GUARANTOR’S FREE WILL.

Section 15.07. Severability.

In the event any provision of this Agreement or in any other Loan Document shall be held invalid, illegal or unenforceable in any jurisdiction, such provision will be severable from the remainder hereof as to such jurisdiction and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired in any jurisdiction.

Section 15.08. Notices.

(a) Manner of Giving Notice. Each notice, direction, certificate or other communication hereunder (in this Section 15.08 referred to collectively as “notices” and singularly as a “notice”) which any party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if:

(i) personally delivered with proof of delivery thereof (any notice so delivered shall be deemed to have been received at the time so delivered);

(ii) sent by Federal Express (or other similar reputable overnight courier) designating morning delivery (any notice so delivered shall be deemed to have been received on the Business Day it is delivered by the courier);

(iii) sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted, and the telephone number of the recipient’s telecopier or facsimile machine (to be confirmed with a copy thereof sent in accordance with paragraphs (i) or (ii) above within two (2) Business Days) (any notice so delivered shall be deemed to have been received (A) on the date of transmission, if so transmitted before 5:00 p.m. (local time of the recipient) on a Business Day, or (B) on the next Business Day, if so transmitted on or after 5:00 p.m. (local time of the recipient) on a Business Day or if transmitted on a day other than a Business Day), addressed to the parties as follows:

As to Borrower:	BRE Properties, Inc.
525 Market Street, 4th Floor
San Francisco, CA 94105
Attention: Pete Olson
Telecopy No.: (415) 520-9154
Attention: Kerry Fanwick, Esq.
Telecopy No.: (415) 520-9154

with a copy to:	Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, CA 94111
Attention: Geraldine Freeman, Esq.
Telecopy No.: (415) 434-3947

As to Lender:	Deutsche Bank Berkshire Mortgage, Inc.
One Beacon Street, 14th Floor
Boston, Massachusetts 02108
Attention: Vice President, Loan Servicing
Telecopy No.: (617) 556-1507

As to Guarantor:	BRE Properties, Inc.
525 Market Street, 4th Floor
San Francisco, CA 94105
Attention: Pete Olson
Telecopy No.: (415) 520-9154
Attention: Kerry Fanwick, Esq.
Telecopy No.: (415) 520-9154

with a copy to:	Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, CA 94111
Attention: Geraldine Freeman, Esq.
Telecopy No.: (415) 434-3947

As to Fannie Mae:	Fannie Mae
3900 Wisconsin Avenue, N.W.
Washington, D.C. 20016-2899
Attention: Vice President for Multifamily Asset Management
Telecopy No.: (301) 280-2064

with a copy to:	Venable LLP
575 7th Street, N.W.
Washington, D.C. 20004
Attention: Stephanie L. DeLong, Esq.
Telecopy No.: (202) 344-8300

(b) Change of Notice Address. Any party may, by notice given pursuant to this Section 15.08, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices, but notice of a change of address shall only be effective upon receipt. Each party agrees that it shall not refuse or reject delivery of any notice given hereunder, that it shall acknowledge, in writing, receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service, the courier service or facsimile.

Section 15.09. Further Assurances and Corrective Instruments.

(a) Further Assurances. To the extent permitted by law, the parties hereto agree that they shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as Lender or Borrower may request and as may be required in the opinion of Lender or its counsel to preserve Lender’s perfected lien status, or effectuate the intention of or facilitate the performance of this Agreement or any Loan Document.

(b) Further Documentation. Without limiting the generality of subsection (a), in the event any further documentation or information is required by Lender to correct patent mistakes in the Loan Documents, materials relating to the Title Insurance Policies or the funding of the Advances, Borrower shall provide, or cause to be provided to Lender, at its cost and expense, such documentation or information. Borrower shall execute and deliver to Lender such documentation, including any amendments, corrections, deletions or additions to the Notes, the Security Instruments or the other Loan Documents as is reasonably required by Lender.

(c) Compliance with Investor Requirements. Without limiting the generality of subsection (a), Borrower shall do anything necessary to comply with the reasonable requirements of Lender to enable Lender to sell any Advance or Additional Loan to Fannie Mae.

Section 15.10. Term of this Agreement.

This Agreement shall continue in effect until the Termination Date.

Section 15.11. Assignments; Third-Party Rights.

Borrower shall not assign this Agreement, or delegate any of its obligations hereunder, without the prior written consent of Lender. Lender may assign its rights and obligations under this Agreement separately or together, without Borrower’s consent, only to Fannie Mae or other entity if such assignment is made with the intent that such entity will further assign rights and obligations to Fannie Mae, but may not delegate its obligations under this Agreement unless it first receives Fannie Mae’s written approval. Upon assignment to Fannie Mae, Fannie Mae shall be permitted to further assign its rights and obligations under this Agreement.

Section 15.12. Headings.

Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 15.13. General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in Appendix I and elsewhere in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) references herein to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement; (vi) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (vii) the word “including” means “including, but not limited to.”

Section 15.14. Interpretation.

The parties hereto acknowledge that each party and their respective counsel have participated in the drafting and revision of this Agreement and the Loan Documents. Accordingly, the parties agree that any rule of construction which disfavors the drafting party shall not apply in the interpretation of this Agreement and the Loan Documents or any amendment or supplement or exhibit hereto or thereto.

Section 15.15. Standards for Decisions, Etc.

Unless otherwise provided herein, if Lender’s approval is required for any matter hereunder, such approval may be granted or withheld in Lender’s sole and absolute discretion. Unless otherwise provided herein, if Lender’s designation, determination, selection, estimate, action or decision is required, permitted or contemplated hereunder, such designation, determination, selection, estimate, action or decision shall be made in Lender’s sole and absolute discretion.

Section 15.16. Decisions in Writing.

Any approval, designation, determination, selection, action or decision of Lender or Borrower must be in writing to be effective.

Section 15.17. Approval of Waivers.

Unless otherwise agreed by Lender, any modifications set forth in this Agreement and the other Loan Documents which are modifications to or waivers from the terms and conditions applicable to similar loans made by Lender and sold to Fannie Mae shall remain in effect with respect to a Mortgaged Property or an Advance only for so long as such Mortgaged Property and Advance are subject to this Agreement and such Borrower is controlled by Guarantor and is a party to this Agreement.

Section 15.18. USA Patriot Act.

Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with such Act.

Section 15.19. All Asset Filings.

If Lender believes that an “all-asset” collateral description, as contemplated by Section 9-504(2) of the UCC, is appropriate as to any Collateral under any Loan Document, Lender is irrevocably authorized to use such a collateral description, whether in one or more separate filings or as part of the collateral description in a filing that particularly describes the Collateral.

Section 15.20. Recitals.

The Recitals set forth in this Agreement are incorporated herein as if fully set forth in the body of the Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BORROWER:

BRE–FMCA, LLC, a Delaware limited liability company

By:	BRE Properties, Inc., a Maryland corporation, its sole member

	By:	/s/ Edward F. Lange, Jr.
	Name:	Edward F. Lange, Jr.
	Its:	Executive Vice President and Chief Operating Officer

BRE–FMAZ, LLC, a Delaware limited liability company

By:	BRE Property Investors LLC, a Delaware limited liability company, its sole member

By:	BRE Properties, Inc., a Maryland corporation, its managing member

	By:	/s/ Edward F. Lange, Jr.
	Name:	Edward F. Lange, Jr.
	Its:	Executive Vice President and Chief Operating Officer

GUARANTOR:

BRE PROPERTIES, INC., a Maryland corporation

By:	/s/ Edward F. Lange, Jr.
Name:	Edward F. Lange, Jr.
Its:	Executive Vice President and Chief Operating Officer

LENDER:

DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation

By:	/s/ Heidi Marrin
Name:	Heidi Marrin
Title:	Assistant Vice President

By:	/s/ Jeffrey C. Day
Name:	Jeffrey C. Day
Title:	Managing Director

APPENDIX I

DEFINITIONS

For all purposes of the Agreement, the following terms shall have the respective meanings set forth below:

“Additional Borrower” means the owner of a Substitute Mortgaged Property, which entity has been approved by Lender and becomes a Borrower under the Agreement and the applicable Loan Documents.

“Additional Collateral Due Diligence Fees” means the due diligence fees paid by Borrower to Lender with respect to each Substitute Mortgaged Property, as set forth in Section 10.02(b).

“Additional Loan” shall have the meaning set forth in Section 2.05.

“Advance” means each Initial Advance and Future Advance.

“Advance Amount” means the lesser of (a) the amount that would result in an Aggregate Loan to Value Ratio of not more than seventy-five percent (75%), or (b) the amount that would result in (x) an Aggregate Debt Service Coverage Ratio of not less than 1.25:1.0.

“Affiliate” or “Affiliated” means, when used with reference to a specified Person, (a) any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, (b) any Person that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (c) any Person that, directly or indirectly, is the beneficial owner of twenty percent (20%) or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is, directly or indirectly, the owner of twenty percent (20%) or more of any class of equity securities or in which the specified Person has a substantial beneficial interest, and (d) for the specified Person, any of the individual’s spouse, issue, parents, siblings and a trust for the benefit of the individual’s spouse or issue, or both. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management (other than property management) and policies of that Person, whether through the ownership of voting securities, ownership interests or by contract or otherwise.

“Aggregate Debt Service Coverage Ratio” means, for any specified date, the ratio of —

(a)	the aggregate of the Net Operating Income for the Mortgaged Properties

to

(b)	the Facility Debt Service on the specified date.

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“Aggregate Loan to Value Ratio” means, for any specified date, the ratio (expressed as a percentage) of —

(a)	the Advances Outstanding on the specified date,

to

(b)	the aggregate of the Valuations most recently obtained prior to the specified date for all of the Mortgaged Properties.

“Agreement” means the Master Credit Facility Agreement, as it may be amended, supplemented or otherwise modified from time to time, including all Recitals, Appendices and Exhibits to the Agreement, each of which is hereby incorporated into the Agreement by this reference.

“Allocable Facility Amount” means the portion of the then Outstanding Advances allocated to a particular Mortgaged Property by Lender in accordance with the Agreement.

“Alterations” shall have the meaning set forth in Section 7.11.

“Amortization Period” means the period of thirty (30) years.

“Applicable Law” means (a) all applicable provisions of all constitutions, statutes, rules, regulations and orders of all governmental bodies, all Governmental Approvals and all orders, judgments and decrees of all courts and arbitrators, (b) all applicable zoning, building, environmental and other laws, ordinances, rules, regulations and restrictions of any Governmental Authority affecting the ownership, management, use, operation, maintenance or repair of any Mortgaged Property, including the Americans with Disabilities Act (if applicable), the Fair Housing Amendment Act of 1988 and Hazardous Materials Laws (as defined in the Security Instrument), (c) any building permits or any conditions, easements, rights-of-way, covenants, restrictions of record or any recorded or unrecorded agreement affecting or concerning any Mortgaged Property including planned development permits, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority, (d) all applicable laws, ordinances, rules and regulations, whether in the form of rent control, rent stabilization or otherwise, that limit or impose conditions on the amount of rent that may be collected from the units of any Mortgaged Property, and (e) requirements of insurance companies or similar organizations, affecting the operation or use of any Mortgaged Property or the consummation of the transactions to be effected by the Agreement or any of the other Loan Documents.

“Appraisal” means an appraisal of Multifamily Residential Property conforming to the requirements of Lender for similar loans anticipated to be sold to Fannie Mae and accepted by Lender.

“Appraised Value” means the value set forth in an Appraisal.

“Arizona ROFO” shall have the meaning set forth in Section 7.21 of this Agreement.

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“Assignment of Management Agreement” means an Assignment of Management Agreement in form and substance satisfactory to Lender.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Borrower” means, individually and collectively, (a) BRE-FMCA, LLC, a Delaware limited liability company, (b) BRE-FMAZ, LLC, a Delaware limited liability company, and (c) any Additional Borrower becoming a party to this Agreement and any other Loan Documents.

“Borrower Agent” shall have the meaning set forth in Section 14.03(a).

“Borrower Parties” means Borrower and Guarantor.

“Borrower Party” shall mean any of the Borrower Parties, individually.

“Business Day” means a day on which Fannie Mae is open for business.

“Calendar Quarter” means, with respect to any year, any of the following three month periods: (a) January-February-March; (b) April-May-June; (c) July-August-September; and (d) October-November-December.

“Calendar Year” means the twelve (12) month period from the first day of January to and including the last day of December, and each twelve (12) month period thereafter.

“Cap Rate” means, for each Mortgaged Property, a capitalization rate reasonably selected by Lender for use in determining the Valuations, as disclosed to Borrower from time to time.

“Cash Collateral Account” means the cash collateral account established pursuant to the Cash Collateral Agreement.

“Cash Collateral Agreement” means a cash collateral, security and custody agreement by and among Fannie Mae, Borrower and a collateral agent for Fannie Mae.

“Cash Equivalents” means:

(a)	securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition. (For the purposes of this definition, agency securities shall mean “Government Securities within the meaning of the Investment Act of 1940 or Section 1.860G-2(a)(8)(1) of the Treasury Regulations.

(b)	certificates of deposit, time deposits, demand deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a term of not more than twelve (12) months, issued by any commercial bank having membership in the FDIC, or by any U.S. commercial lender (or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S.) having combined capital and surplus of not less than $100,000,000 whose short-term securities are rated at least A-1 by S&P or P-1 by Moody’s Investors Service, Inc.; and

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(c)	commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s Investors Service, Inc. and in either case having a term of not more than twelve (12) months.

“Certificate of Borrower Parties” means the written instrument substantially in the form of Exhibit F to the Agreement.

“Change of Control” means, with respect to any individual or entity, the earliest to occur of the following, as applicable:

(i)	if such entity is a general partnership or a joint venture, a Transfer of any general partnership interest or joint venture interest which would cause the Initial Owners to own less than fifty-one percent (51%) of all general partnership or joint venture interests in such entity;

(ii)	if such entity is a limited partnership, a Transfer (A) of any general partnership interest, or (B) in which the General Partner ceases for any reason to the sole general partner of Guarantor;

(iii)	if such entity is a limited liability company or a limited liability partnership, a Transfer of (A) any managing member’s ownership interest, or (B) any membership or other ownership interest which would cause the Initial Owners to own less than fifty-one percent (51%) of all membership or other ownership interests in such entity;

(iv)	if such entity is a corporation (other than a Publicly-Held Corporation) with only one class of voting stock, a Transfer of any voting stock which would cause the Initial Owners to own less than fifty-one percent (51%) of voting stock in such corporation;

(v)	if such entity is a corporation (other than a Publicly-Held Corporation) with more than one class of voting stock, a Transfer of any voting stock which would cause the Initial Owners to own less than a sufficient number of shares of voting stock having the power to elect the majority of directors of such corporation;

(vi)	if such entity is a trust, the removal, appointment or substitution of a trustee of such trust other than (A) in the case of a land trust, or (B) if the trustee of such trust after such removal, appointment or substitution is a trustee identified in the trust agreement approved by Lender;

(vii)	the date on which Guarantor ceases for any reason to be the holder, directly or indirectly, of at least ninety percent (90%) of the voting interests of any Borrower or to own, directly or indirectly at least ninety percent (90%) of the equity, profits or other partnership or member interest in, or Voting Equity Capital (or any other Securities or ownership interests) of any Borrower;

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(viii)	the date on which Managing Member ceases for any reason to be the holder, directly or indirectly, of at least one hundred percent (100%) of the voting interests of Borrower or to own, directly or indirectly at least one hundred percent (100%) of the Voting Equity Capital (or any other Securities or ownership interests) of Borrower, or ceases for any reason to be the sole general partner of Borrower;

(ix)	with respect to the Managing Member or Guarantor, any merger, consolidation or acquisition of the Managing Member or Guarantor with or by a Person that is an unrelated third party;

(x)	the date on which a Person or Persons become (by acquisition, consolidation, merger or otherwise), directly or indirectly, the beneficial owner of more than, in the aggregate, twenty percent (20%) of the total Voting Equity Capital (or of any other Securities or ownership interest) of the Managing Member (except as to a Publicly-Held Corporation) then outstanding; or

(xi)	the replacement (other than solely by reason of retirement at age sixty-five or older, death or disability) of fifty percent (50%) (or such lesser percentage as is required for decision-making by the board of directors or an equivalent governing body) of the members of the board of directors (or an equivalent governing body) of Guarantor or of the Managing Member over a one-year period from the directors who constituted such board of directors at the beginning of such period (it being understood and agreed that in the case of any entity governed by a trustee, board of managers, or other similar governing body, the foregoing clause (c) shall apply thereto by substituting such governing body and the members thereof for the board of directors and members thereof, respectively).

(a)	“Initial Owners” means, with respect to Borrower, Guarantor, or any other entity, the persons or entities who on the date of the Agreement own in the aggregate one hundred percent (100%) of the Ownership Interests in Borrower, Guarantor or that entity.

(b)	“Publicly-Held Corporation” shall mean a corporation the outstanding voting stock of which is registered under Section 12(b) or 12(g) of the Securities and Exchange Act of 1934, as amended.

“Chief Executive Officer” means the chief executive officer of Guarantor or any other person with responsibility for any of the functions typically performed in a corporation by the chief executive officer.

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“Chief Financial Officer” means the chief financial officer of Guarantor or any other person with responsibility for any of the functions typically performed in a corporation by the chief financial officer.

“Closing Date” means the Initial Closing Date and each date after the Initial Closing Date on which the funding or other transaction requested in a Request is required to take place.

“Collateral” means the Mortgaged Properties and other collateral from time to time or at any time encumbered by the Security Instruments, or any other property securing Borrower’s obligations under the Loan Documents.

“Collateral Pool” means all of the Collateral.

“Compliance Certificate” means a certificate of Borrower substantially in the form of Exhibit D to the Agreement.

“Confirmation of Guaranty” means a confirmation of any Guaranty executed by Guarantor in connection with any Request after the Initial Closing, substantially in the form of Exhibit C-2 to the Agreement.

“Confirmation of Obligations” means a document substantially in the form of Exhibit H to the Agreement.

“Coverage and LTV Tests” means, for any specified date, each of the following financial tests:

(a)	The Aggregate Debt Service Coverage Ratio is not less than 1.25:1.0.

(b)	The Aggregate Loan to Value Ratio does not exceed seventy-five percent (75%).

“Credit Facility” means the agreement of Lender to make Fixed Advances to Borrower pursuant to Section 1.01.

“Credit Facility Termination Documents” means the instruments releasing the Security Instruments as liens on the Mortgaged Properties, UCC-3 Termination Statements terminating the UCC-1 Financing Statements in favor of Lender, and such other documents and instruments necessary to evidence the release of the Collateral from any lien securing the Obligations, and the Notes, all in connection with the termination of the Agreement and the Credit Facility pursuant to Article 4.

“Credit Facility Termination Request” means a written request, substantially in the form of Exhibit I to the Agreement, to terminate the Agreement and the Credit Facility pursuant to Section 4.02(a).

“Debt Service Amounts” shall have the meaning set forth in Section 14.01(b).

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“Debt Service Coverage Ratio” means for any Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of –

(a)	the aggregate of the Net Operating Income for the preceding twelve (12) month period for the subject Mortgaged Property to

(b)	the Facility Debt Service on the specified date, assuming, for the purpose of calculating the Facility Debt Service for this definition, that Advances Outstanding shall be the Allocable Facility Amount for the subject Mortgaged Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERL Commitment” shall have the meaning set forth in Section 2.02(a) of the Agreement.

“Event of Default” means any event defined to be an “Event of Default” under Article 11.

“Executive Vice President” means any executive vice president of Guarantor or any other person with responsibility for any of the functions typically performed in a corporation by an executive vice president.

“Facility Debt Service” means –

(a)	For use in determining the Advance Amount for the Initial Advance and Future Advance, the sum of the amount of interest and principal amortization that would be payable during the twelve (12) month period immediately succeeding the Initial Closing Date, with respect to the full amount of the Initial Advance and Future Advance, except that, for these purposes: each Fixed Advance to be obtained shall be deemed to require level monthly payments of principal and interest at the interest rate determined at rate lock in an amount necessary to fully amortize the original principal amount of the Fixed Facility Commitment over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period.

(b)	For use in determining the Release Price pursuant to Section 3.04(c) and Substitution requirements pursuant to Section 3.05, the sum of the amount of interest and principal amortization, during the twelve (12) month period immediately succeeding the specified date, with respect to the Advances Outstanding on the specified date, except that, for these purposes: each Fixed Advance Outstanding shall require level monthly payments of principal and interest (at the rate set forth in the Note for the Fixed Advance) in an amount necessary to fully amortize the original principal amount of the Fixed Advance over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period.

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(c)	For use in determining the Aggregate Debt Service Coverage Ratio for purposes of Section 2.04(b) of the Agreement, for purposes of determining compliance with the Coverage and LTV Tests (other than with respect to Advances), and for other ongoing monitoring purposes, as of any specified date, the sum of the amount of interest and principal amortization, during the twelve (12) month period immediately succeeding the specified date, with respect to the Advances Outstanding on the specified date, except that, for these purposes each Fixed Advance Outstanding shall require level monthly payments of principal and interest (at the interest rate set forth in the applicable Fixed Facility Note for such Fixed Advance) in an amount necessary to fully amortize the original principal amount of the Fixed Advance over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period.

“Fannie Mae” means the body corporate duly organized under the Federal National Mortgage Association Charter Act, as amended, 12 U.S.C. §1716 et seq. and duly organized and existing under the laws of the United States.

“Fees” means Additional Collateral Due Diligence Fee, Initial Due Diligence Fee, Origination Fee, Release Fee, Substitution Fee, and any and all other fees specified in the Agreement.

“First Anniversary” means the date that is the first day of the month following the date one (1) year after the Initial Closing Date.

“Fixed+1 Maturity Option” shall have the meaning set forth in Section 1.03(d)(ii).

“Fixed Advance” means a fixed rate loan made by Lender to Borrower under the Fixed Facility Commitment evidenced by a Fixed Facility Note.

“Fixed Facility Commitment” means up to $620,000,000 as determined pursuant to Section 1.01 of this Agreement.

“Fixed Facility Note” means a promissory note, in the form attached as Exhibit B-1 or Exhibit B-2 to the Agreement, which will be issued by Borrower to Lender, concurrently with the funding of each Fixed Advance.

“Fixed Standard Yield Maintenance Maturity Option” shall have the meaning set forth in Section 1.03(d)(i).

“Fraudulent Transfer Laws” shall have the meaning set forth in Section 14.11 of the Agreement.

“Future Advance” means the $310,000,000.00 Advance made on or before Future Advance Expiration Date.

“Future Advance Expiration Date” means August 6, 2009.

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“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

“General Conditions” shall have the meaning set forth in Article 5.

“Governmental Approval” means an authorization, permit, consent, approval, license, registration or exemption from registration or filing with, or report to, any Governmental Authority.

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having jurisdiction over Borrower and/or Mortgaged Properties.

“Gross Revenues” means, for any specified period and for any specified purpose, with respect to any Multifamily Residential Property, all income in respect of such Multifamily Residential Property determined in accordance with the Underwriting Requirements based on the certified operating statement for such specified period.

“Guarantor” means BRE Properties, Inc., a Maryland corporation.

“Guaranty” means that certain Guaranty to be executed by Guarantor in the form of Exhibit C-1 to this Agreement.

“Hazardous Materials,” with respect to any Mortgaged Property, shall have the meaning given that term in the Security Instrument encumbering the Mortgaged Property.

“Hazardous Materials Law,” with respect to any Mortgaged Property, shall have the meaning given that term in the Security Instrument encumbering the Mortgaged Property.

“Hazardous Substance Activity” shall have the meaning given to the term “Prohibited Activities or Conditions” in the Security Instrument encumbering the Mortgaged Property.

“Impositions” means, with respect to any Mortgaged Property, all (a) water and sewer charges which, if not paid, may result in a lien on all or any part of the Mortgaged Property, (b) premiums for fire and other hazard insurance, rent loss insurance and such other insurance as Lender may require under any Security Instrument, (c) Taxes, and (d) amounts for other charges and expenses which Lender at any time reasonably deems necessary to protect the Mortgaged Property, to prevent the imposition of liens on the Mortgaged Property, or otherwise to protect Lender’s interests.

“Indebtedness” means, with respect to any Person, as of any specified date, without duplication, all:

(a)

indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (i) current trade liabilities (including, but not limited to, service contracts, property management agreements, and employment contracts) incurred in the ordinary course of business and payable in

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accordance with customary practices, (ii) for construction of improvements to property, if such Person has a non-contingent contract to purchase such property, or (iii) amounts to be paid by such Person, in performance stages or upon completion, pursuant to a written contract for the making of capital improvements to a Mortgaged Property permitted by this Agreement or the other Loan Documents);

(b)	other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument;

(c)	obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required by GAAP to be capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet;

(d)	obligations of such Person in respect of acceptances (as defined in Article 3 of the Uniform Commercial Code of the District of Columbia) issued or created for the account of such Person;

(e)	liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment of such liabilities; and

(f)

as to any Person (“guaranteeing person”), any obligation of (i) the guaranteeing person or (ii) another Person (including any bank under any letter of credit) to induce the creation of a primary obligation (as defined below) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing, or in effect guaranteeing, any indebtedness, lease, dividend or other obligation (“primary obligations”) of any third person (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, to (A) purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (D) otherwise assure or hold harmless the owner of any such primary obligation against loss in respect of the primary obligation ((“Contingent Obligation”), provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business). The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lesser of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or (2) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such

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primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Lender in good faith.

“Individual Coverage and LTV Tests” means, in connection with the Substitution of one or more proposed Mortgaged Properties, each of the following tests: (a) the Debt Service Coverage Ratio is not less than 1.25:1.0; and (b) the Loan to Value Ratio does not exceed eighty percent (80%).

“Initial Advance” means the Fixed Advance made on the Initial Closing Date in the aggregate amount of $310,000,000.

“Initial Closing Date” means the date of the Agreement.

“Initial Due Diligence Fees” shall have the meaning set forth in Section 10.02(a).

“Initial Mortgaged Properties” means the Multifamily Residential Properties described on Exhibit A to the Agreement and which represent the Multifamily Residential Properties which are made part of the Collateral Pool on the Initial Closing Date.

“Initial Security Instruments” means the Security Instruments covering the Initial Mortgaged Properties.

“Initial Valuation” means, when used with reference to specified Collateral, the Valuation initially performed for the Collateral as of the date on which the Collateral was added to the Collateral Pool. The Initial Valuation for each of the Initial Mortgaged Properties is as set forth in Exhibit A to the Agreement.

“Insurance Policy” means, with respect to a Mortgaged Property, the insurance coverage and insurance certificates evidencing such insurance required to be maintained pursuant to the Security Instrument encumbering the Mortgaged Property.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended. Each reference to the Internal Revenue Code shall be deemed to include (a) any successor internal revenue law and (b) the applicable regulations whether final, temporary or proposed.

“Issuer” shall have the meaning set forth in Section 5.10(a).

“Lease” means any lease, any sublease or subsublease, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease, subsublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

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“Lender” shall have the meaning set forth in the first paragraph of the Agreement, but shall refer to any replacement Lender.

“Letter of Credit” means a letter of credit issued by a financial institution satisfactory to Fannie Mae, naming Fannie Mae as beneficiary in form and substance as attached hereto as Exhibit J, or as otherwise reasonably and customarily acceptable to Fannie Mae.

“Lien” means any mortgage, deed of trust, deed to secure debt, security interest or other lien or encumbrance (including both consensual and non-consensual liens and encumbrances).

“Loan Document Taxes” shall have the meaning set forth in Section 7.12.

“Loan Documents” means the Agreement, the Notes, the Guaranty, the Security Documents, all documents executed by Borrower or Guarantor pursuant to the General Conditions set forth in Article 5 of the Agreement and any other documents executed by Borrower or Guarantor from time to time in connection with the Agreement or the transactions contemplated by the Agreement.

“Loan to Value Ratio “ means, for a Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of —

(a)	the Allocable Facility Amount of the subject Mortgaged Property on the specified date,

to

(b)	the Valuation most recently obtained prior to the specified date for the subject Mortgaged Property.

“Locked Interest Rate” shall have the meaning set forth in Section 2.02(a) of the Agreement.

“Managing Member” shall mean, to the extent applicable, (a) BRE Properties, Inc., a Maryland corporation, with respect to BRE-FMCA, LLC, a Delaware limited liability company, so long as such entity is a Borrower, and (b) BRE Properties Investors LLC, a Delaware limited liability company, with respect to BRE-FMAZ, LLC, a Delaware limited liability company, so long as such entity is a Borrower.

“Material Adverse Effect” means, with respect to any circumstance, act, condition or event of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, a change or effect which does or would materially impair (a) the business, operations, property or condition (financial or otherwise) of Borrower or Guarantor, (b) the present or future ability of Borrower or Guarantor to perform the Obligations for which it is liable, (c) the validity, priority, perfection or enforceability of the Agreement or any other Loan Document or the rights or remedies of Lender under any Loan Document, or (d) Lender’s ability to have recourse against any Mortgaged Property subject to Section 14.01.

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“Moody’s” means Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.

“Mortgaged Properties” means, collectively, the Substitute Mortgaged Properties and the Initial Mortgaged Properties, but excluding each Release Mortgaged Property from and after the date of its release from the Collateral Pool.

“Multifamily Residential Property” means a residential property, located in the United States, containing five or more dwelling units in which not more than twenty percent (20%) of the net rentable area is or will be rented to non-residential tenants, and conforming to the requirements of Lender for similar loans anticipated to be sold to Fannie Mae.

“Net Operating Income” means, for any specified period, with respect to any Multifamily Residential Property, the aggregate net income during such period equal to Gross Revenues during such period less the aggregate Operating Expenses during such period. If a Mortgaged Property is not owned by a Borrower or an Affiliate of a Borrower for the entire specified period, the Net Operating Income for the Mortgaged Property for the time within the specified period during which the Mortgaged Property was owned by a Borrower or an Affiliate of a Borrower shall be the Mortgaged Property’s pro forma net operating income determined by Lender in accordance with the underwriting procedures set forth by Lender for similar loans anticipated to be sold to Fannie Mae.

“Note” means any Fixed Facility Note.

“Obligations” means the aggregate of the obligations of Borrower and Guarantor under the Agreement and the other Loan Documents.

“Operating Expenses” means, for any period, with respect to any Multifamily Residential Property, all expenses in respect of the Multifamily Residential Property, as reasonably determined by Lender based on Lender’s then current methodology consistently applied, based on the certified operating statement for such specified period as adjusted to include expenses and deposits required pursuant to the Replacement Reserve Agreement (whether funded or not), and excluding from such calculations depreciation, amortization, interest expenses, non-recurring items and capital expenses.

“Organizational Certificate” means, collectively, certificates from Borrower and Guarantor to Lender, in the form of Exhibit E-1 and Exhibit E-2 to the Agreement, certifying as to certain organizational matters with respect to Borrower and Guarantor.

“Organizational Documents” means all certificates, instruments and other documents in effect on the date of the Agreement, pursuant to which an entity is organized or operates, including but not limited to, (a) with respect to a corporation, its articles of incorporation and bylaws, (b) with respect to a limited partnership, its limited partnership certificate and partnership agreement, (c) with respect to a general partnership or joint venture, its partnership or joint venture agreement and (d) with respect to a limited liability company, its articles of organization and operating agreement.

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“Origination Fee” shall have the meaning set forth in Section 10.01 of the Agreement.

“Other Borrower” shall have the meaning set forth in Section 14.09 of the Agreement.

“Other Borrower Secured Obligation” shall have the meaning set forth in Section 14.04 of the Agreement.

“Outstanding” means, when used in connection with promissory notes, other debt instruments or Advances, for a specified date, promissory notes or other debt instruments which have been issued, or Advances which have been made, but have not been repaid in full as of the specified date.

“Ownership Interests” means, with respect to any entity, any direct or indirect ownership interests in the entity and any economic rights (such as a right to distributions, net cash flow or net income) to which the owner of such ownership interests is entitled.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permits” means all permits, or similar licenses or approvals issued and/or required by an applicable Governmental Authority or any Applicable Law in connection with the ownership, use, occupancy, leasing, management, operation, repair, maintenance or rehabilitation of any Mortgaged Property or any Borrower’s business.

“Permitted Investments” means the following (excluding the exceptions set out in under the heading, “Exclusions from Permitted Investments” below):

(a)	Government Obligations. Direct obligations of, and obligations on which the full and timely payment of principal and interest is unconditionally guaranteed by, the full faith and credit of the United States of America.

(b)	Agencies. Direct obligations of, and obligations on which the full and timely payment of principal and interest is unconditionally guaranteed by, any agency or instrumentality of the United States of America (other than the Federal Home Loan Mortgage Corporation). These obligations must be rated in the Highest Rating Category.

(c)	State and Local Obligations. Obligations of any state or territory of the United States of America, obligations of any agency, instrumentality, authority or political subdivision of a state or territory, and obligations of any public benefit or municipal corporation. Interest must be payable on a current basis and the obligations must be rated in the Highest Rating Category.

(d)	Bank Deposits. Interest-bearing negotiable certificates of deposit, interest-bearing time deposits, interest-bearing savings accounts or bankers’ acceptances, issued by a Qualified Financial Institution whose unsecured short-term obligations are rated in the Highest Rating Category. Interest-bearing negotiable certificates of deposit, interest-bearing time deposits or interest-bearing savings accounts, issued by a Qualified Financial Institution, if such deposits or accounts are fully insured by the Federal Deposit Insurance Corporation.

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(e)	Money Market Funds. Money market mutual funds registered under the Investment Company Act of 1940 approved in writing by Fannie Mae.

(f)	Any other Investment Approved by Fannie Mae. Any other investment approved by Fannie Mae.

Exclusions From Permitted Investments.

Permitted Investments may not include any of the following:

(1) Any investment with a final maturity or any agreement with a term greater than thirty (30) days from the date of the investment. This exclusion does not apply to (a) obligations that provide for the optional or mandatory tender, at par, by the holder at least once within thirty (30) days of the date of purchase, and (b) Government Obligations irrevocably deposited with a bond trustee for the defeasance of Bonds pursuant to a bond trust indenture.

(2) Any obligation (other than obligations described in paragraphs (a) and (b)) with a purchase price greater or less than the par value of such obligation.

(3) Mortgage-backed securities, real estate mortgage investment conduits or collateralized mortgage obligations.

(4) Interest-only or principal-only stripped securities.

(5) Obligations bearing interest at inverse floating rates.

(6) Any investment which may be prepaid or called at a price less than its purchase price prior to stated maturity.

(7) Any investment the interest rate on which is variable, and is established other than by reference to a single interest rate index plus a single fixed spread, if any, and which interest rate moves proportionately with that index.

(8) Any investment to which S&P has added an “r” highlighter (denotes a derivative, hybrid and certain other obligations S&P believes may experience high volatility or high variability in expected returns as a result of noncredit risks).

Definition of a Qualified Financial Institution.

“Qualified Financial Institution” means any of the following having a senior unsecured debt rating in the Highest Rating Category and approved by Fannie Mae:

(a)	bank or trust company organized under the laws of any state of the United States of America,

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(b)	national banking association,

(c)	savings bank, a savings and loan association, or an insurance company or association chartered or organized under the laws of any state of the United States of America,

(d)	federal branch or agency pursuant to the International Banking Act of 1978 or any successor provisions of law or a domestic branch or agency of a foreign bank which branch or agency is duly licensed or authorized to do business under the laws of any state or territory of the United States of America,

(e)	government bond dealer reporting to, trading with, and recognized as a primary dealer by the Federal Reserve Bank of New York, and

(f)	securities dealer approved in writing by Fannie Mae the liquidation of which is subject to the Securities Investors Protection Corporation or other similar corporation.

Definition of Highest Rating Category.

“Highest Rating Category” means an S&P rating category of “A-1+” for instruments having a term of one year or less and “AAA” for instruments having a term of greater than one year, and a Moody’s rating category of “P-1” for instruments having a term of one year or less and “Aaa” for instruments having a term greater than one year.

“Permitted Liens” means, with respect to a Mortgaged Property, (a) the exceptions to title to the Mortgaged Property set forth in the Title Insurance Policy for the Mortgaged Property which are approved by Lender, (b) the Security Instrument encumbering the Mortgaged Property, (c) mechanic’s or materialmen’s liens or judgment liens against a Mortgaged Property which are released of record or otherwise remedied to Lender’s satisfaction within forty-five (45) days of the date of creation, (d) real estate taxes and water and sewer and other utility charges that are liens but not yet due and payable, and (e) leases and licenses otherwise permitted under this Agreement.

“Permitted Transfers” shall have the meaning set forth in Section 7.14 of the Agreement.

“Person” means an individual, an estate, a trust, a corporation, a partnership, a limited liability company or any other organization or entity (whether governmental or private).

“Plan” means a “multiemployer plan” as defined in Section 4001(3) of ERISA and a “single employee plan” as defined in Section 4001(5) of ERISA.

“Potential Event of Default” means any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

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“Prohibited Person” shall have the meaning set forth in Section 7.14 of the Agreement.

“Proper Officer” means of any of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Senior Vice President, Executive Vice President or Treasurer.

“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Property Delivery Deadline” shall have the meaning set forth in Section 3.05(d)(ii) of the Agreement.

“Property Manager” means, if any, the entity hired to operate and manage the Mortgaged Property, whose hiring is subject to the written approval and consent of Lender.

“Publicly-Held Corporation” shall have the meaning set forth in the definition of Change of Control.

“Rate Lock Agreement” shall have the meaning set forth in Section 2.02(a) of this Agreement.

“Rate Lock Deadline” shall have the meaning set forth in Section 1.01(b) of this Agreement.

“Release Documents” mean instruments releasing the applicable Security Instrument as a Lien on the Release Mortgaged Property, and UCC-3 Termination Statements terminating the UCC-1 Financing Statements, and such other documents and instruments to evidence the release of the Release Mortgaged Property from the Collateral Pool.

“Release Fee” means, in connection with the Release of one (1) Mortgaged Property, $15,000, and in connection with the simultaneous Release of two (2) or more Mortgaged Properties, $25,000.

“Release Mortgaged Property” means the Mortgaged Property to be released pursuant to Section 3.04.

“Release Price” shall have the meaning set forth in Section 3.04(c).

“Release Request” means a written request, substantially in the form of Exhibit G to the Agreement, to obtain a release of Collateral from the Collateral Pool pursuant to Section 3.04(a).

“Remaining Mortgaged Properties” shall have the meaning set forth in Section 5.05(g).

“Rent Roll” means, with respect to any Multifamily Residential Property, a rent roll prepared and certified by the owner of the Multifamily Residential Property on a form approved by Lender.

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“Replacement Reserve Agreement” means a Replacement Reserve and Security Agreement, reasonably required by Lender, and completed in accordance with the requirements of Lender for similar loans anticipated to be sold to Fannie Mae.

“Request” means the request to close the Initial Advance, a Substitution Request, a Release Request, or a Credit Facility Termination Request or a request to close an Additional Loan.

“Rescinded Payment” has the meaning given that term in Section 14.10 of this Agreement.

“S&P” shall mean Standard & Poor’s Credit Markets Services, a division of The McGraw-Hill Companies, Inc., a New York corporation, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Security” means a security as set forth in Section 2(1) of the Securities Act.

“Security Documents” means the Security Instruments, the Completion Reserve Agreements, the Replacement Reserve Agreements and any other documents executed by Borrower and Guarantor from time to time to secure any of Borrower’s and Guarantor’s obligations under the Loan Documents.

“Security Instrument” means, for each Mortgaged Property, a separate Multifamily Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement given by a Borrower to or for the benefit of Lender to secure the obligations of Borrower under the Loan Documents. With respect to each Mortgaged Property owned by a Borrower, the Security Instrument shall be substantially in the form published by Fannie Mae for use in the state in which the Mortgaged Property is located.

“Senior Management” means (a) the Chief Executive Officer, President or Chief Financial Officer, or Chief Operating Officer, and (b) any other individuals with responsibility for any of the functions typically performed by the officers described in clause (a).

“Senior Vice President” means any senior vice president of Guarantor or any other person with responsibility for any of the functions typically performed in a corporation by a senior vice president.

“Single-Purpose” means, with respect to a Person which is any form of partnership or corporation or limited liability company, that such Person at all times since its formation:

(a)	has been a duly formed and existing partnership, corporation or limited liability company, as the case may be;

(b)	has been duly qualified in each jurisdiction in which such qualification was at such time necessary for the conduct of its business;

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(c)	has complied with the provisions of its organizational documents and the laws of its jurisdiction of formation in all respects;

(d)	has observed all customary formalities regarding its partnership or corporate existence, as the case may be;

(e)	has accurately maintained its financial statements, accounting records and other partnership or corporate documents separate from those of any other Person;

(f)	has not commingled its assets or funds with those of any other Person provided that after any assets or funds are deposited in a separate account of any Person such assets or funds may be transferred to an account which account may hold the assets or funds of more than one Person;

(g)	has identified itself in all dealings with creditors (other than trade creditors in the ordinary course of business and creditors for the construction of improvements to property on which such Person has a non-contingent contract to purchase such property) under its own name and as a separate and distinct entity;

(h)	has been adequately capitalized in light of its contemplated business operations;

(i)	has not assumed, guaranteed or become obligated for the liabilities of any other Person (except in connection with the Credit Facility or the endorsement of negotiable instruments in the ordinary course of business) or held out its credit as being available to satisfy the obligations of any other Person;

(j)	has not acquired obligations or securities of any other Person;

(k)	in relation to a Borrower, except for loans and advances made in the ordinary course of business to Affiliates and deposits and investments in Cash Equivalents made in the ordinary course of business, has not made loans or advances to any other Person;

(l)	has not entered into and was not a party to any transaction with any Affiliate of such Person, except in the ordinary course of business and on terms which are no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with an unrelated third Party;

(m)	has paid the salaries of its own employees, if any, and maintained a sufficient number of employees or has entered into binding agreements with third parties or Affiliates to provide all required services that would otherwise be provided by employees in light of its contemplated business operations;

(n)	has allocated fairly and reasonably any overhead for shared office space;

(o)	has not engaged in a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code to the extent it is subject to ERISA;

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(p)	has conducted its own business in its own name;

(q)	except as permitted under this Agreement, has not pledged its assets for the benefit of any other entity or made any loans or advances to any person or entity except in connection with the Credit Facility; and

(r)	in relation to Borrower shall not (i) acquire any real or personal property other than the Mortgaged Properties and personal property related to the operation and maintenance of the Mortgaged Properties, (ii) operate any business other than the management and operation of the Mortgaged Properties, and (iii) shall not maintain its assets in a way difficult to segregate and identify.

“Sixth Anniversary” means the date that is the first day of the month following the date six (6) years after the Initial Closing Date.

“Subject Borrower” shall have the meaning set forth in Section 14.09 of the Agreement.

“Subordinated Obligations” shall have the meaning set forth in Section 14.08(a) of the Agreement.

“Substitute Cash Collateral” shall have the meaning set forth in Section 3.04(d)(ii) of the Agreement.

“Substitute Mortgaged Property” means each Multifamily Residential Property owned by Borrower (either in fee simple or as tenant under a ground lease meeting all of the requirements of Lender for similar loans anticipated to be sold to Fannie Mae) and added to the Collateral Pool after the Initial Closing Date in connection with a substitution of Collateral as permitted by Section 3.05.

“Substitution” shall have the meaning set forth in Section 3.05(a).

“Substitution Deposit” shall have the meaning set forth in Section 3.05(e).

“Substitution Fee” means a fee equal to the greater of (i) the product of 25 basis points (0.25%) multiplied by the Allocable Facility Amount of each Substitute Mortgaged Property added as part of a Substitution, or (ii) $20,000 for each Substitute Mortgaged Property.

“Substitution Loan Documents” means the Security Instrument covering a Substitute Mortgaged Property and any other documents, instruments or certificates reasonably required by Lender in form and substance satisfactory to Lender and Borrower in connection with the Substitution of the Substitute Mortgaged Property to the Collateral Pool pursuant to Article 3.

“Substitution Request” means a written request, substantially in the form of Exhibit G to the Agreement to obtain a substitution of Collateral from the Collateral Pool pursuant to Section 3.05.

“Surveys” means the as-built surveys of the Mortgaged Properties prepared in accordance with Lender’s requirements for similar loans that are anticipated to be sold to Fannie Mae.

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“Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a lien, on the Mortgaged Properties.

“Term of this Agreement” shall be determined as provided in Section 15.10.

“Termination Date” means the latest maturity date for any Advance Outstanding.

“Third Anniversary” means the date that is the first day of the month following the date three (3) years after the Initial Closing Date.

“Title Company” means First American Title Insurance Company.

“Title Insurance Policies” means the mortgagee’s policies of title insurance issued by the Title Company from time to time relating to each of the Security Instruments, conforming to Lender’s requirements for similar loans anticipated to be sold to Fannie Mae, together with such endorsements, coinsurance, reinsurance and direct access agreements with respect to such policies as Lender may, from time to time, consider necessary or appropriate, including variable credit endorsements, if available, and tie-in endorsements, if available, and with a limit of liability under the policy (subject to the limitations contained in the Conditions of the policy relating to a Determination and Extent of Liability) equal to the Fixed Facility Commitment.

“Transfer” means —

(a)	as used with respect to Ownership Interests in Borrower, Guarantor or Managing Member means (i) a sale, assignment, pledge, transfer or other disposition of any Ownership Interest in Borrower, Guarantor or Managing Member or in any entity (including without limitation or Managing Member) that has a direct or indirect Ownership Interest in Borrower, or (ii) the issuance or other creation of new Ownership Interests in Borrower or Guarantor or in any entity that has a direct or indirect Ownership Interest in Borrower or Guarantor that is not in compliance with the laws of the United States, or (iii) a merger or consolidation of Borrower, Guarantor or Managing Member or of any entity that has a direct or indirect Ownership Interest in Borrower, as the case may be, into another entity or of another entity into Borrower, Guarantor or Managing Member or into any entity that has a direct or indirect Ownership Interest in Borrower, as the case may be, or (iv) the reconstitution of Borrower, Guarantor or Managing Member or of any entity that has a direct or indirect Ownership Interest in Borrower, Guarantor or Managing Member from one type of entity to another type of entity, or (v) the amendment, modification or any other change in the governing instrument or instruments of a Person which has the effect of changing the relative powers, rights, privileges, voting rights or economic interests of the Ownership Interests in such Person.

(b)

as used with respect to a Mortgaged Property means a sale (except with respect to a Mortgaged Property for which a Release has been requested), assignment, lease, pledge, transfer or other disposition (whether voluntary or by operation of law) of,

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or the granting or creating of a lien, encumbrance or security interest in, any estate, rights, title or interest in a Mortgaged Property, or any portion thereof. Transfer does not include (i) a conveyance of a Mortgaged Property at a judicial or non-judicial foreclosure sale under any security instrument, (ii) the Mortgaged Property becoming part of a bankruptcy estate by operation of law under the United States Bankruptcy Code, or (iii) a lien against the Mortgaged Property for local taxes and/or assessments not then due and payable.

“Treasurer” means the treasurer of Guarantor or any other person with responsibility for any of the functions typically performed in a corporation by the treasurer.

“Underwriting Requirements” means Lender’s overall underwriting requirements for Multifamily Residential Properties in connection with loans anticipated to be sold to Fannie Mae as such requirements may be amended, modified, updated, superseded, supplemented or replaced from time to time.

“Valuation” means, for any specified date, with respect to a Multifamily Residential Property, (a) if an Appraisal of the Multifamily Residential Property was more recently obtained than a Cap Rate for the Multifamily Residential Property, the Appraised Value of such Multifamily Residential Property, or (b) if a Cap Rate for the Multifamily Residential Property was more recently obtained than an Appraisal of the Multifamily Residential Property, the value derived by dividing—

(i)	the Net Operating Income of such Multifamily Residential Property, by

(ii)	the most recent Cap Rate determined by Lender.

Notwithstanding the foregoing, any Valuation for a Multifamily Residential Property calculated for a date occurring before the first anniversary of the date on which the Multifamily Residential Property becomes a part of the Collateral Pool shall equal the Appraised Value of such Multifamily Residential Property, unless Lender determines that changed market or property conditions warrant that the value be determined as set forth in the preceding sentence.

“Voting Equity Capital” means Securities, membership interests or partnership interests of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors (or Persons performing similar functions).

“Waiving Borrower” shall have the meaning set forth in Section 14.04.

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EXHIBIT A TO MASTER CREDIT FACILITY AGREEMENT

SCHEDULE OF INITIAL MORTGAGED PROPERTIES

AND INITIAL VALUATIONS

Property Name	Borrower/Owner	Address	Initial Valuation
Pinnacle at South Mountain	BRE-FMAZ, LLC, a Delaware limited liability company	5151 East Guadalupe Road, Phoenix, Maricopa County, Arizona 85044	$37,073,000
Pinnacle at Towne Center	BRE-FMAZ, LLC, a Delaware limited liability company	1601 East Highland Avenue, Phoenix, Maricopa County, Arizona 85016	$31,766,000
Pinnacle at BellCentre	BRE-FMCA, LLC, a Delaware limited liability company	308 108th Avenue, NE, Bellevue, King County, Washington 98004	$44,800,112
Pinnacle on Lake Washington	BRE-FMCA, LLC, a Delaware limited liability company	1400 Lake Washington Boulevard North, Renton, King County, Washington 98056	$26,181,000
Avenue 64	BRE-FMCA, LLC, a Delaware limited liability company	6399 Christie Avenue, Emeryville, Alameda County, California 94608	$48,149,840
Bridgeport Coast	BRE-FMCA, LLC, a Delaware limited liability company	24100 Newhall Ranch Road, Santa Clarita, Los Angeles County, California 91355	$37,800,000
Pinnacle at Carmel Creek	BRE-FMCA, LLC, a Delaware limited liability company	11724 Carmel Creek Road, San Diego, San Diego County, California 92130	$84,213,174
Pinnacle at Fullerton	BRE-FMCA, LLC, a Delaware limited liability company	229 East Commonwealth Avenue, Fullerton, Orange County, California 92832	$47,428,514
Palms at Laguna Niguel	BRE-FMCA, LLC, a Delaware limited liability company	28188 Moulton Parkway, Laguna Niguel, Orange County, California 92677	$81,930,000
Pinnacle at MacArthur Place	BRE-FMCA, LLC, a Delaware limited liability company	31 MacArthur Crescent, Santa Ana, Orange County, California 92707	$57,724,308
Pinnacle at Otay Ranch	BRE-FMCA, LLC, a Delaware limited liability company	1310 Santa Rita Drive, Chula Vista, San Diego County, California 91913	$67,203,000
Selby Ranch	BRE-FMCA, LLC, a Delaware limited liability company	258 Selby Ranch Road, Sacramento, Sacramento County, California 95864	$46,206,241

Sharon Green	BRE-FMCA, LLC, a Delaware limited liability company	350 Sharon Park Drive, Menlo Park, San Mateo County, California	$105,963,780
Pinnacle at Talega	BRE-FMCA, LLC, a Delaware limited liability company	120 Calle Amistad, San Clemente, Orange County, California 92673	$73,950,378
Pinnacle at Westridge	BRE-FMCA, LLC, a Delaware limited liability company	25343 Silver Aspen Way, Valencia, Los Angeles County, California 91381	$51,600,000

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EXHIBIT B-1 TO MASTER CREDIT FACILITY AGREEMENT

FIXED FACILITY NOTE

(Standard Maturity)

[Includes I/O language.]

US $	, 20

FOR VALUE RECEIVED, the undersigned (individually and collectively, “Borrower”) jointly and severally (if more than one) promises to pay to the order of DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation (“Lender”) the principal sum of                                          AND NO/100 DOLLARS (US $            ), with interest accruing on the unpaid principal balance from the Disbursement Date until fully paid at the Interest Rate.

This Note is executed and delivered by Borrower pursuant to that certain Master Credit Facility Agreement, dated as of April 7, 2009, by and between Borrower, Lender and others (as amended, restated or otherwise modified from time to time, the “Master Agreement”), to evidence the obligation of Borrower to repay a Fixed Advance made by Lender to Borrower in accordance with the terms of the Master Agreement. This Note is entitled to the benefit and security of the Loan Documents provided for in the Master Agreement, to which reference is hereby made for a statement of all of the terms and conditions under which the Fixed Advance evidenced hereby is made.

1. Defined Terms. In addition to defined terms found elsewhere in this Note, as used in this Note, the following definitions shall apply:

Advance: The advance evidenced by this Note.

Advance Term:                                          months.

Amortization Period:                     . [Three hundred sixty (360) months or N/A depending on term.]

Business Day: Any day other than a Saturday, Sunday or any other day on which Lender is not open for business.

Debt Service Amounts: Amounts payable under this Note, the Security Instrument or any other Loan Document.

Default Rate: A rate equal to the lesser of 4 percentage points above the Interest Rate or the maximum interest rate which may be collected from Borrower under applicable law.

Disbursement Date: The date of disbursement of Advance proceeds hereunder.

First Payment Date: The first day of                     , 20    . [For example: If the Note date is January 1, then the First Payment Date will be February 1. If the Note date is any day other than January 1, then the First Payment Date will be March 1.]

Indebtedness: The principal of, interest on, or any other amounts due at any time under, this Note, the Security Instrument or any other Loan Document, including prepayment premiums, late charges, default interest, and advances to protect the security of the Security Instrument under Section 12 of the Security Instrument.

Interest Rate: The annual rate of                      percent (            %).

Lender: The holder of this Note.

Maturity Date: The first day of                     ,                     , or any earlier date on which the unpaid principal balance of this Note becomes due and payable by acceleration or otherwise.

Security Instrument: Individually and collectively, various multifamily mortgages, deeds to secure debt or deeds of trust described in the Master Agreement.

Yield Maintenance Period Term or Prepayment Premium Period Term:                      months. [Typically 54, 90, or 114 months]

Yield Maintenance Period End Date or Prepayment Premium Period End Date: The last day of                 ,             . [Insert the appropriate month and year, calculating from the Maturity Date, e.g., if the advance is a 10-year advance with a Maturity Date of July 1, 2015, and the yield maintenance period is 9.5 years, then the month and year to insert is December, 2014]

Event of Default and other capitalized terms used but not defined in this Note shall have the meanings given to such terms in the Master Agreement or, if not defined in the Master Agreement, as defined in the Security Instrument.

2. Address for Payment. All payments due under this Note shall be payable at c/o DB Mortgage Services, LLC, One Beacon Street, 14th Floor, Boston, Massachusetts 02108, or such other place as may be designated by written notice to Borrower from or on behalf of Lender.

3. Payment of Principal and Interest. Principal and interest shall be paid as follows:

(a) Short Month Interest. If disbursement of principal is made by Lender to Borrower on any day other than the first day of the month, interest for the period beginning on the Disbursement Date and ending on and including the last day of the month in which such disbursement is made shall be payable simultaneously with the execution of this Note.

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(b) Interest Computation. Interest under this Note shall be computed on the basis of (check one only):

☐	30/360. A 360-day year consisting of twelve 30-day months.

☐	Actual/360. A 360-day year. The amount of each monthly payment made by Borrower pursuant to Section 3(c) below will be based on the actual number of calendar days during such month and shall be calculated by multiplying the unpaid principal balance of this Note by the per annum Interest Rate, dividing the product by three hundred sixty (360) and multiplying the quotient by the actual number of days elapsed during the month. Borrower understands that the amount of interest for each month will vary depending on the actual number of calendar days during such month.

(c) Monthly Installments (check one only):

☐	30/360. [Select only if 30/360 is selected in Section 3(b) above.] If interest accrues based on a 30/360 interest computation, then consecutive monthly installments of interest only, each in the amount of Dollars (US $ ), shall be payable on the First Payment Date and on the first day of every month thereafter, until the entire unpaid principal balance evidenced by this Note is fully paid. The entire principal balance and accrued but unpaid interest shall be due and payable on the Maturity Date. The unpaid principal balance shall continue to bear interest after the Maturity Date at the Default Rate set forth in this Note until and including the date on which it is paid in full.

☐	Actual/360. [Select only if Actual/360 is selected in Section 3(b) above.] If interest accrues based on an Actual/360 interest computation, the amount of Dollars (US $ ) shall be payable on the First Payment Date and thereafter consecutive monthly installments of interest only, shall be payable as follows:

(1)	Dollars (US $ ), shall be payable on the first day of each month during the term hereof which follows a 28-day month;

(2)	Dollars (US $ ), shall be payable on the first day of each month during the term hereof which follows a 29-day month,

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(3)	Dollars (US $ ), shall be payable on the first day of each month during the term hereof which follows a 30-day month, or

(4)	Dollars (US $ ), shall be payable on the first day of each month during the term hereof which follows a 31-day month,

until the entire unpaid principal balance evidenced by this Note is fully paid. The entire principal balance and accrued but unpaid interest shall be due and payable on the Maturity Date. The unpaid principal balance shall continue to bear interest after the Maturity Date at the Default Rate set forth in this Note until and including the date on which it is paid in full.

(d) Payments Before Due Date. Any regularly scheduled monthly installment of interest that is received by Lender before the date it is due shall be deemed to have been received on the due date solely for the purpose of calculating interest due.

(e) Accrued Interest. Any accrued interest remaining past due for thirty (30) days or more shall be added to and become part of the unpaid principal balance and shall bear interest at the rate or rates specified in this Note. Any reference herein to “accrued interest” shall refer to accrued interest which has not become part of the unpaid principal balance. Any amount added to principal pursuant to the Loan Documents shall bear interest at the applicable rate or rates specified in this Note and shall be payable with such interest upon demand by Lender and absent such demand, as provided in this Note for the payment of principal and interest.

4. Application of Payments. If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Indebtedness that is less than all amounts due and payable at such time, Lender may apply that payment to amounts then due and payable in any manner and in any order determined by Lender, in Lender’s discretion. Borrower agrees that neither Lender’s acceptance of a payment from Borrower in an amount that is less than all amounts then due and payable nor Lender’s application of such payment shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction.

5. Security. The Indebtedness is secured, among other things, by the Security Instrument, and reference is made to the Security Instrument for other rights of Lender concerning the collateral for the Indebtedness.

6. Acceleration. If an Event of Default has occurred and is continuing, the entire unpaid principal balance, any accrued interest, the prepayment premium payable under Section 10, if any, and all other amounts payable under this Note and any other Loan Document shall at once become due and payable, at the option of Lender, without any prior notice to Borrower. Lender may exercise this option to accelerate regardless of any prior forbearance.

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7. Late Charge. If any monthly installment due hereunder is not received by Lender on or before the 5th day of each month or if any other amount payable under this Note or under the Security Instrument or any other Loan Document is not received by Lender within 5 days after the date such amount is due, counting from and including the date such amount is due, Borrower shall pay to Lender, immediately and without demand by Lender, a late charge equal to 5 percent of such monthly installment or other amount due. Borrower acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Advance and that it is extremely difficult and impractical to determine those additional expenses. Borrower agrees that the late charge payable pursuant to this Section represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional expenses Lender will incur by reason of such late payment. The late charge is payable in addition to, and not in lieu of, any interest payable at the Default Rate pursuant to Section 8.

8. Default Rate. So long as any monthly installment or any other payment due under this Note remains past due for thirty (30) days or more, interest under this Note shall accrue on the unpaid principal balance from the earlier of the due date of the first unpaid monthly installment or other payment due, as applicable, at the Default Rate. If the unpaid principal balance and all accrued interest are not paid in full on the Maturity Date, the unpaid principal balance and all accrued interest shall bear interest from the Maturity Date at the Default Rate. Borrower also acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Advance, that, during the time that any monthly installment or payment under this Note is delinquent for more than thirty (30) days, Lender will incur additional costs and expenses arising from its loss of the use of the money due and from the adverse impact on Lender’s ability to meet its other obligations and to take advantage of other investment opportunities, and that it is extremely difficult and impractical to determine those additional costs and expenses. Borrower also acknowledges that, during the time that any monthly installment or other payment due under this Note is delinquent for more than thirty (30) days, Lender’s risk of nonpayment of this Note will be materially increased and Lender is entitled to be compensated for such increased risk. Borrower agrees that the increase in the rate of interest payable under this Note to the Default Rate represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional costs and expenses Lender will incur by reason of Borrower’s delinquent payment and the additional compensation Lender is entitled to receive for the increased risks of nonpayment associated with a delinquent advance.

9. Limits on Personal Liability. The provisions of Article 14 of the Master Agreement (entitled “Limits on Personal Liability”) are hereby incorporated into this Note by this reference to the fullest extent as if the text of such Article were set forth in its entirety herein.

10. Voluntary and Involuntary Prepayments.

(a) A prepayment premium shall be payable in connection with any prepayment made under this Note as provided below:

(1) Subject to the terms of the Master Agreement, Borrower may voluntarily prepay all (or a portion) of the unpaid principal balance of this Note only on the last calendar day of a calendar month (the “Last Day of the Month”) and only if Borrower has complied with all of the following:

(i)	Borrower must give Lender at least thirty (30) days (if given via U.S. Postal Service) or twenty (20) days (if given via facsimile, email or overnight courier), but not more than sixty (60) days, prior written notice of Borrower’s intention to make a prepayment (the “Prepayment Notice”). The Prepayment Notice shall be given in writing (via facsimile, email, U.S. Postal Service or overnight courier) and addressed to Lender. The Prepayment Notice shall include, at a minimum, the Business Day upon which Borrower intends to make the prepayment (the “Intended Prepayment Date”).

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(ii)	Borrower acknowledges that the Lender is not required to accept any voluntary prepayment of this Note on any day other than the Last Day of the Month even if Borrower has given a Prepayment Notice with an Intended Prepayment Date other than the Last Day of the Month or if the Last Day of the Month is not a Business Day. Therefore, even if Lender accepts a voluntary prepayment on any day other than the Last Day of the Month, for all purposes (including the accrual of interest and the calculation of the prepayment premium), any prepayment received by Lender on any day other than the Last Day of the Month shall be deemed to have been received by Lender on the Last Day of the Month and any prepayment calculation will include interest to and including the Last Day of the Month in which such prepayment occurs. If the Last Day of the Month is not a Business Day, then Borrower must make the payment on the Business Day immediately preceding the Last Day of the Month.

(iii)	Any prepayment shall be made by paying (A) the amount of principal being prepaid, (B) all accrued interest (calculated to the Last Day of the Month), (C) all other sums due Lender at the time of such prepayment, and (D) the prepayment premium calculated pursuant to Schedule A.

(iv)	If, for any reason, Borrower fails to prepay this Note (A) within five (5) Business Days after the Intended Prepayment Date or (B) if the prepayment occurs in a month other than the month stated in the original Prepayment Notice, then Lender shall have the right, but not the obligation, to recalculate the prepayment premium based upon the date that Borrower actually prepays this Note and to make such calculation as described in Schedule A attached hereto. For purposes of such recalculation, such new prepayment date shall be deemed the “Intended Prepayment Date.”

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(2) Upon Lender’s exercise of any right of acceleration under this Note, Borrower shall pay to Lender, in addition to the entire unpaid principal balance of this Note outstanding at the time of the acceleration, (i) all accrued interest and all other sums due Lender under this Note and the other Loan Documents, and (ii) the prepayment premium calculated pursuant to Schedule A.

(3) Any application by Lender of any collateral or other security to the repayment of any portion of the unpaid principal balance of this Note prior to the Maturity Date and in the absence of acceleration shall be deemed to be a partial prepayment by Borrower, requiring the payment to Lender by Borrower of a prepayment premium.

(b) Notwithstanding the provisions of Section 10(a), no prepayment premium shall be payable (1) with respect to any prepayment occurring as a result of the application of any insurance proceeds or condemnation award under the Security Instrument, or (2) as provided in subparagraph (c) of Schedule A.

(c) Schedule A is hereby incorporated by reference into this Note.

(d) Any required prepayment of less than the entire unpaid principal balance of this Note shall not extend or postpone the due date of any subsequent monthly installments or change the amount of such installments, unless Lender agrees otherwise in writing.

(e) Borrower recognizes that any prepayment of the unpaid principal balance of this Note, whether voluntary or involuntary or resulting from a default by Borrower, will result in Lender’s incurring loss, including reinvestment loss, additional expense and frustration or impairment of Lender’s ability to meet its commitments to third parties. Borrower agrees to pay to Lender upon demand damages for the detriment caused by any prepayment, and agrees that it is extremely difficult and impractical to ascertain the extent of such damages. Borrower therefore acknowledges and agrees that the formula for calculating prepayment premiums set forth on Schedule A represents a reasonable estimate of the damages Lender will incur because of a prepayment.

(f) Borrower further acknowledges that the prepayment premium provisions of this Note are a material part of the consideration for the Advance evidenced by this Note, and acknowledges that the terms of this Note are in other respects more favorable to Borrower as a result of Borrower’s voluntary agreement to the prepayment premium provisions.

11. Costs and Expenses. Borrower shall pay on demand all expenses and costs, including fees and out-of-pocket expenses of attorneys and expert witnesses and costs of investigation, incurred by Lender as a result of any default under this Note or in connection with efforts to collect any amount due under this Note, or to enforce the provisions of any of the other Loan Documents, including those incurred in post-judgment collection efforts and in any bankruptcy proceeding (including any action for relief from the automatic stay of any bankruptcy proceeding) or judicial or non-judicial foreclosure proceeding.

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12. Forbearance. Any forbearance by Lender in exercising any right or remedy under this Note, the Security Instrument, or any other Loan Document or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of that or any other right or remedy. The acceptance by Lender of any payment after the due date of such payment, or in an amount which is less than the required payment, shall not be a waiver of Lender’s right to require prompt payment when due of all other payments or to exercise any right or remedy with respect to any failure to make prompt payment. Enforcement by Lender of any security for Borrower’s obligations under this Note shall not constitute an election by Lender of remedies so as to preclude the exercise of any other right or remedy available to Lender.

13. Waivers. Except as expressly provided in the Master Agreement, presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the Indebtedness are waived by Borrower and all endorsers and guarantors of this Note and all other third party obligors.

14. Advance Charges. Borrower agrees to pay an effective rate of interest equal to the sum of the Interest Rate provided for in this Note and any additional rate of interest resulting from any other charges of interest or in the nature of interest paid or to be paid in connection with the Advance evidenced by this Note and any other fees or amounts to be paid by Borrower pursuant to any of the other Loan Documents. Neither this Note nor any of the other Loan Documents shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate greater than the maximum interest rate permitted to be charged under applicable law. If any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower in connection with the Advance is interpreted so that any interest or other charge provided for in any Loan Document, whether considered separately or together with other charges provided for in any other Loan Document, violates that law, and Borrower is entitled to the benefit of that law, that interest or charge is hereby reduced to the extent necessary to eliminate that violation. The amounts, if any, previously paid to Lender in excess of the permitted amounts shall be applied by Lender to reduce the unpaid principal balance of this Note. For the purpose of determining whether any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower has been violated, all Indebtedness that constitutes interest, as well as all other charges made in connection with the Indebtedness that constitute interest, shall be deemed to be allocated and spread ratably over the stated term of the Note. Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest so computed is uniform throughout the stated term of the Note.

15. Commercial Purpose. Borrower represents that the Indebtedness is being incurred by Borrower solely for the purpose of carrying on a business or commercial enterprise, and not for personal, family or household purposes.

16. Counting of Days. Except where otherwise specifically provided, any reference in this Note to a period of “days” means calendar days, not Business Days.

17. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. The provisions of Section 15.06 of the Master Agreement (entitled “Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial”) are hereby incorporated into this Note by this reference to the fullest extent as if the text of such Section were set forth in its entirety herein.

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18. Captions. The captions of the paragraphs of this Note are for convenience only and shall be disregarded in construing this Note.

19. Notices. All notices, demands and other communications required or permitted to be given by Lender to Borrower pursuant to this Note shall be given in accordance with Section 15.08 of the Master Agreement.

20. Security for this Note. The indebtedness evidenced by this Note is secured by other Security Documents executed by Borrower or its Affiliates. Reference is made hereby to the Master Agreement and the Security Documents for additional rights and remedies of Lender relating to the Indebtedness evidenced by this Note. Each Security Document shall be released in accordance with the provisions of the Master Agreement and the Security Documents.

21. No Reborrowing. Advances borrowed under this Note may not be reborrowed.

22. Fixed Advance. This Note is issued to evidence a Fixed Advance made in accordance with the terms of the Master Agreement.

23. Cross-Default with Master Agreement. The occurrence of an Event of Default under the Master Agreement shall constitute an “Event of Default” under this Note, and, accordingly, upon the occurrence of an Event of Default under the Master Agreement, the entire principal amount outstanding hereunder and accrued interest thereon shall at once become due and payable, at the option of the holder hereof.

[Remainder of page intentionally left blank.]

9

IN WITNESS WHEREOF, Borrower has signed and delivered this Note under seal or has caused this Note to be signed and delivered under seal by its duly authorized representative. Borrower intends that this Note shall be deemed to be signed and delivered as a sealed instrument.

BORROWER:

[INSERT BORROWER SIGNATURE BLOCK]

10

Pay to the order of                                                                                                                                                    , without recourse.

LENDER:

DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

11

ATTACHED SCHEDULES. The following Schedules are attached to this Note:

☒	Schedule A Prepayment Premium (required)

☐	Schedule B Modifications to Multifamily Note

12

SCHEDULE A

PREPAYMENT PREMIUM

[FOR STANDARD YIELD MAINTENANCE]

Any prepayment premium payable under Section 10 of this Note shall be computed as follows:

(a)	If the prepayment is made at any time after the date of this Note and before the Yield Maintenance Period End Date, the prepayment premium shall be the greater of:

(i)	one percent (1%) of the amount of principal being prepaid; or

(ii)	The product obtained by multiplying:

(A)	the amount of principal being prepaid,

by

(B)	the difference obtained by subtracting from the Interest Rate on this Note the yield rate (the “Yield Rate”) on the % U.S. Treasury Security due (the “Specified U.S. Treasury Security”), on the twenty-fifth (25th) Business Day preceding (x) the Intended Prepayment Date, or (y) the date Lender accelerates the Advance or otherwise accepts a prepayment pursuant to Section 10(a)(3) of this Note, as the Yield Rate is reported in The Wall Street Journal, by

(C)	the present value factor calculated using the following formula:

1 - (1+ r)-n/12
r

[r = Yield Rate

n = the number of months remaining between (1) either of the following: (x) in the case of a voluntary prepayment, the Last Day of the Month during which the prepayment is made, or (y) in any other case, the date on which Lender accelerates the unpaid principal balance of this Note and (2) the Yield Maintenance Period End Date]

In the event that no Yield Rate is published for the Specified U.S. Treasury Security, then the nearest equivalent non-callable U.S. Treasury Security having a maturity date closest to the Yield Maintenance Period End Date of this Note shall be selected at Lender’s discretion. If the publication of such Yield Rates in The Wall Street Journal is discontinued, Lender shall determine such Yield Rates from another source selected by Lender.

(b)	If the prepayment is made on or after the Yield Maintenance Period End Date but before the last calendar day of the fourth (4th) month prior to the month in which the Maturity Date occurs, the prepayment premium shall be one percent (1%) of the amount of principal being prepaid.

(c)	Notwithstanding the provisions of Section 10(a) of this Note, no prepayment premium shall be payable with respect to any prepayment made on or after the last calendar day of the fourth (4th) month prior to the month in which the Maturity Date occurs.

[Remainder of page intentionally left blank.]

14

[Initial Page to Schedule A to Fixed Facility Note (Standard Maturity)]

INITIALS

15

EXHIBIT B-2 TO MASTER CREDIT FACILITY AGREEMENT

FIXED FACILITY NOTE

(Fixed+1 Maturity)

US [$___________________________]	[_______________, ____]

FOR VALUE RECEIVED, the undersigned (individually and collectively, “Borrower”) jointly and severally (if more than one) promises to pay to the order of DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation (“Lender”), the principal sum of                                                               Dollars (US $            ), with interest accruing at the Interest Rate on the unpaid principal balance from the Disbursement Date until fully paid.

This Note is executed and delivered by Borrower pursuant to that certain Master Credit Facility Agreement, dated as of April 7, 2009, by and between Borrower, Lender and others (as amended, restated or otherwise modified from time to time, the “Master Agreement”), to evidence the obligation of Borrower to repay a Fixed Advance made by Lender to Borrower in accordance with the terms of the Master Agreement. This Note is entitled to the benefit and security of the Loan Documents provided for in the Master Agreement, to which reference is hereby made for a statement of all of the terms and conditions under which the Fixed Advance evidenced hereby is made.

1. Defined Terms. In addition to defined terms found elsewhere in this Note, as used in this Note, the following definitions shall apply:

Adjustable Rate. From and after each Rate Change Date until the next Rate Change Date, the Adjustable Rate shall be the sum of (i) the Current Index, and (ii) the Margin, which sum is then rounded to three decimal places, subject to the limitations that the Adjustable Rate shall not be less than the Margin.

Adjustable Rate Period: The period commencing on the First Rate Change Date and ending on the Maturity Date.

Advance: The Advance evidenced by this Note.

Advance Term:                      months. [Note: Include both Fixed Rate Period and Adjustable Rate Period.]

Amortization Period:                     . [Three hundred sixty (360) months or N/A depending on term.]

Business Day: Any day other than a Saturday, Sunday or any other day on which Lender is not open for business.

Current Index: The published Index that is effective on the fifteenth (15th) day before the applicable Rate Change Date.

Debt Service Amounts: Amounts payable under this Note, the Security Instrument or any other Loan Document.

Default Rate: A rate equal to the lesser of four (4) percentage points above the Interest Rate or the maximum interest rate which may be collected from Borrower under applicable law.

Disbursement Date: The date of disbursement of the Advance hereunder.

First Payment Change Date: The first day of                     , 20    . [Insert the calendar month and year immediately following the First Rate Change Date. For example: If the First Rate Change Date is January 1, 2010, then the First Payment Change Date is February 1, 2010.]

First Payment Date or First Interest Only Payment Date: The first day of                     , 20    . [For example: If the Note date is January 1, 2009, then the First Payment Date or First Interest Only Payment Date will be February 1, 2009. If the Note date is any other day in the month of January, then the First Payment Date or First Interest Only Payment Date will be March 1, 2009.]

First Principal and Interest Payment Date: The first day of                     , 20    . [Applicable only if there is a Partial Interest-Only Period. If a Partial Interest-Only Period applies, insert the calendar month and year immediately following the Last Interest-Only Payment Date. For example: If the Last Interest-Only Payment Date is January 1, 2009, then the First Principal and Interest Payment Date is February 1, 2009.]

First Rate Change Date: The first day of                     , 20    . [Insert the calendar month that is twelve months prior to the Maturity Date. For example: If the Maturity Date is March 1, 2016, then the First Rate Change Date is March 1, 2015.]

Fixed Rate: The annual rate of                      percent (            %).

Indebtedness: The principal of, interest on, or any other amounts due at any time under, this Note, the Security Instrument or any other Loan Document, including prepayment premiums, late charges, default interest, and advances to protect the security of the Security Instrument under Section 12 of the Security Instrument.

Index: The British Bankers Association fixing of the London Inter-Bank Offered Rate for 1-month U.S. Dollar-denominated deposits as reported by Telerate through electronic transmission. If the Index is no longer available, or is no longer posted through electronic transmission, Lender will choose a new index that is based upon comparable information and provide notice thereof to Borrower.

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Last Interest-Only Payment Date: The first day of                     , 20    . [Only applies if there is a Partial Interest-Only Period. Insert the date that the last interest-only payment is due.]

Lender: The holder of this Note.

Margin: The Adjustable Rate Period margin is three percent (3%).

Maturity Date: The first day of                     ,             , or any earlier date on which the unpaid principal balance of this Note becomes due and payable by acceleration or otherwise. [Insert the final Maturity Date of the Note including the Adjustable Rate Period.]

Payment Change Date: The first day of the month following each Rate Change Date until this Note is repaid in full.

Remaining Amortization Period: For an amortizing Advance, as of each Payment Change Date, the Amortization Period minus the number of scheduled monthly principal and interest payments that have elapsed since the date of this Note.

Rate Change Date: The First Rate Change Date and the first day of each month thereafter until this Note is repaid in full.

Security Instrument: Individually and collectively, various multifamily mortgage, deeds to secure debt or deeds of trust described in the Master Agreement.

Yield Maintenance Period Term or Prepayment Premium Period Term:                      months. [Note: This must be equal to the Fixed Rate Period.]

Yield Maintenance Period End Date or Prepayment Premium Period End Date: The last day of                     ,             . [Insert the last day of the calendar month immediately preceding the First Rate Change Date]

Event of Default and other capitalized terms used but not defined in this Note shall have the meanings given to such terms in the Master Agreement or, if not defined in the Master Agreement, as defined in the Security Instrument.

2. Address for Payment. All payments due under this Note shall be payable at DB Mortgage Services, LLC, One Beacon Street, 14th Floor, Boston, Massachusetts 02108, or such other place as may be designated by written notice to Borrower from or on behalf of Lender.

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3. Payment of Principal and Interest. Principal and interest shall be paid as follows:

(a) Short Month Interest. If disbursement of principal is made by Lender to Borrower on any day other than the first day of the month, interest for the period beginning on the Disbursement Date and ending on and including the last day of the month in which such disbursement is made shall be payable simultaneously with the execution of this Note.

(b) Interest Computation. Interest under this Note shall be computed on the basis of (check one only):

☐	30/360. A 360-day year consisting of twelve 30-day months.

☐	Actual/360. A 360-day year. The amount of each monthly payment made by Borrower pursuant to Section 3(d) below that is allocated to interest will be based on the actual number of calendar days during such month and shall be calculated by multiplying the unpaid principal balance of this Note by the per annum Interest Rate, dividing the product by three hundred sixty (360) and multiplying the quotient by the actual number of days elapsed during the month. Borrower understands that the amount allocated to interest for each month will vary depending on the actual number of calendar days during such month.

(c) Interest Accrual. Interest shall accrue on the unpaid principal balance of this Note at the Fixed Rate or the Adjustable Rate, as applicable. Interest shall accrue at the Fixed Rate until the First Rate Change Date. Thereafter, interest shall accrue at the Adjustable Rate. During the Adjustable Rate Period, the Adjustable Rate shall change on each Rate Change Date until the Advance is repaid in full.

(d) Monthly Installments.

(1)	Fixed Rate Period. (Check one only.)

☐	Amortizing Advance.

Consecutive monthly installments of principal and interest, each in the amount of                                                       Dollars (US $            ), shall be payable on the First Payment Date and on the first day of every month thereafter, until and including the First Rate Change Date

☐	Interest Only Advance. (Check one only)

☐

30/360. [Select only if 30/360 is selected in Section 3(b) above.] If interest accrues based on a 30/360 interest computation, then consecutive monthly installments of interest only, each in the amount of

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Dollars (US $ ), shall be payable on the First Payment Date and on the first day of every month thereafter, until and including the First Rate Change Date.

☐	Actual/360. [Select only if Actual/360 is selected in Section 3(b) above.] If interest accrues based on an Actual/360 interest computation, the amount of Dollars (US $ ) shall be payable on the First Payment Date and thereafter consecutive monthly installments of interest only, shall be payable as follows:

(1)	Dollars (US $ ), shall be payable on the first day of each month during the term hereof which follows a 28-day month;

(2)	Dollars (US $ ), shall be payable on the first day of each month during the term hereof which follows a 29-day month,

(3)	Dollars (US $ ), shall be payable on the first day of each month during the term hereof which follows a 30-day month, or

(4)	Dollars (US $ ), shall be payable on the first day of each month during the term hereof which follows a 31-day month,

until and including the First Rate Change Date.

☐	Partial Interest Only Advance.

(1)	Interest Only Period. Commencing on the First Interest Only Payment Date and on the first day of every month until and including the Last Interest Only Payment Date, consecutive monthly installments of interest only shall be payable and in an amount equal to one of the following (check one only):

☐	30/360. [Select only if 30/360 is selected in Section 3(b) above.] If interest accrues based on a 30/360 interest computation, then consecutive monthly installments of interest only, each in the amount of Dollars (US $ ).

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☐	Actual/360. [Select only if Actual/360 is selected in Section 3(b) above.] If interest accrues based on an Actual/360 interest computation, the amount of Dollars (US $ ) shall be payable on the First Interest Only Payment Date and thereafter consecutive monthly installments of interest only shall be payable as follows:

(i)	Dollars (US $ ), shall be payable on the first day of each month during the term hereof which follows a 28-day month;

(ii)	Dollars (US $ ), shall be payable on the first day of each month during the term hereof which follows a 29-day month,

(iii)	Dollars (US $ ), shall be payable on the first day of each month during the term hereof which follows a 30-day month, or

(iv)	Dollars (US $ ), shall be payable on the first day of each month during the term hereof which follows a 31-day month,

(2)	Amortizing Period. Commencing on the First Principal and Interest Payment Date and on the first day of every month thereafter, until and including the First Rate Change Date, consecutive monthly installments of principal and interest shall be due and payable, each in the amount of Dollars (US $ ).

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(2)	Adjustable Rate Period. (Check one only)

☐	Amortizing Advance. If the Advance is an amortizing Advance, consecutive monthly installments of principal and interest, each in the amount of the Required Monthly Payment (defined below), shall be payable on the first day of each month beginning on the First Payment Change Date and on each Payment Change Date thereafter until the entire unpaid principal balance evidenced by this Note is fully paid. The initial Required Monthly Payment shall be the amount required to pay the unpaid principal balance of this Note in equal monthly installments, including accrued interest at the Adjustable Rate over the Remaining Amortization Period. Thereafter, to the extent that the Adjustable Rate has changed, the Required Monthly Payment shall change on each Payment Change Date, and shall be in such amount as shall cause the unpaid principal balance of the Note to be amortized over the Remaining Amortization Period. Notwithstanding the interest accrual method selected in Section 3(b) above, the amount of the initial and all other Required Monthly Payments shall be calculated utilizing a 30/360 interest calculation payment schedule whether the amount allocated to interest on the loan is based on a 360-day year consisting of twelve 30-day months or on a 360-day year consisting of the actual number of days in each month. Any remaining principal and interest, if not sooner paid, shall be due and payable on the Maturity Date.

☐	Interest-Only Advance. If the Advance is an interest-only Advance, consecutive monthly installments of interest only, each in the amount of the Required Monthly Payment (defined below), shall be payable on the First Payment Change Date and on each Payment Change Date thereafter until the entire unpaid principal balance evidenced by this Note is fully paid. The initial Required Monthly Payment shall be calculated based on the outstanding principal balance and the then-applicable Adjustable Rate. Thereafter, to the extent that the Adjustable Rate has changed, the Required Monthly Payment shall change on each Payment Change Date based on the then-applicable Adjustable Rate. The amount of the initial and any changed Required Monthly Payment shall be calculated utilizing the interest accrual method selected in Section 3(b) above. The entire unpaid principal balance and accrued but unpaid interest, if not sooner paid, shall be due and payable on the Maturity Date.

(i) Adjustable Rate. The Adjustable Rate shall be in effect beginning on the First Rate Change Date. From and after each Rate Change Date until the next Rate Change Date, the Adjustable Rate shall be

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the sum of (a) the Current Index, and (b) the Margin, which sum is then rounded to three decimal places, subject to the limitations that the Adjustable Rate shall not be less than the Margin. Accrued interest on this Note shall be paid in arrears.

(ii) Notice of Interest Rate Change. Before each Payment Change Date, Lender shall re-calculate the Adjustable Rate and shall notify Borrower (in the manner specified in the Security Instrument for giving notices) of any change in the Adjustable Rate and the Required Monthly Payment.

(iii) Correction to Required Monthly Payment. If Lender at any time determines, in its sole but reasonable discretion, that it has miscalculated the amount of the Required Monthly Payment (whether because of a miscalculation of the Adjustable Rate or otherwise), then Lender shall give notice to Borrower of the corrected amount of the Required Monthly Payment (and the corrected Adjustable Rate, if applicable) and (a) if the corrected amount of the Required Monthly Payment represents an increase, then Borrower shall, within thirty (30) calendar days thereafter, pay to Lender any sums that Borrower would have otherwise been obligated under this Note to pay to Lender had the amount of the Required Monthly Payment not been miscalculated, or (b) if the corrected amount of the Required Monthly Payment represents a decrease thereof and Borrower is not otherwise in breach or default under any of the terms and provisions of the Note, the Security Instrument or any other loan document evidencing or securing the Note, then Borrower shall thereafter be paid the sums that Borrower would not have otherwise been obligated to pay to Lender had the amount of the Required Monthly Payment not been miscalculated.

(e) Payments Before Due Date. Any regularly scheduled monthly installment of principal and interest that is received by Lender before the date it is due shall be deemed to have been received on the due date solely for the purpose of calculating interest due.

(f) Accrued Interest. Any accrued interest remaining past due for thirty (30) days or more shall be added to and become part of the unpaid principal balance and shall bear interest at the rate or rates specified in this Note. Any reference herein to “accrued interest” shall refer to accrued interest which has not become part of the unpaid principal balance. Any amount added to principal pursuant to the Loan Documents shall bear interest at the applicable rate or rates specified in this Note and shall be payable with such interest upon demand by Lender and absent such demand, as provided in this Note for the payment of principal and interest.

4. Application of Payments. If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Indebtedness that is less than all amounts due and payable at such time, Lender may apply that payment to amounts then due and payable in any manner and in any order determined by Lender, in Lender’s discretion. Borrower agrees that

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neither Lender’s acceptance of a payment from Borrower in an amount that is less than all amounts then due and payable nor Lender’s application of such payment shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction.

5. Security. The Indebtedness is secured, among other things, by the Security Instrument, and reference is made to the Security Instrument for other rights of Lender concerning the collateral for the Indebtedness.

6. Acceleration. If an Event of Default has occurred and is continuing, the entire unpaid principal balance, any accrued interest, the prepayment premium payable under Section 10, if any, and all other amounts payable under this Note and any other Loan Document shall at once become due and payable, at the option of Lender, without any prior notice to Borrower. Lender may exercise this option to accelerate regardless of any prior forbearance.

7. Late Charge. If any monthly installment due hereunder is not received by Lender on or before the fifth (5th) day of each month or if any other amount payable under this Note or under the Security Instrument or any other Loan Document is not received by Lender before or on the date such amount is due, counting from and including the date such amount is due, Borrower shall pay to Lender, immediately and without demand by Lender, a late charge equal to five percent (5%) of such monthly installment or other amount due. Borrower acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Advance and that it is extremely difficult and impractical to determine those additional expenses. Borrower agrees that the late charge payable pursuant to this Section represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional expenses Lender will incur by reason of such late payment. The late charge is payable in addition to, and not in lieu of, any interest payable at the Default Rate pursuant to Section 8.

8. Default Rate. So long as any monthly installment or any other payment due under this Note remains past due for thirty (30) days or more, interest under this Note shall accrue on the unpaid principal balance from the earlier of the due date of the first unpaid monthly installment or other payment due, as applicable, at the Default Rate. If the unpaid principal balance and all accrued interest are not paid in full on the Maturity Date, the unpaid principal balance and all accrued interest shall bear interest from the Maturity Date at the Default Rate. Borrower also acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Advance, that, during the time that any monthly installment or payment under this Note is delinquent for more than thirty (30) days, Lender will incur additional costs and expenses arising from its loss of the use of the money due and from the adverse impact on Lender’s ability to meet its other obligations and to take advantage of other investment opportunities, and that it is extremely difficult and impractical to determine those additional costs and expenses. Borrower also acknowledges that, during the time that any monthly installment or other payment due under this Note is delinquent for more than thirty (30) days, Lender’s risk of nonpayment of this Note will be materially increased and Lender is entitled to be compensated for such increased risk. Borrower agrees that the increase in the rate of interest payable under this Note to the Default Rate represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional costs and expenses Lender will incur by reason of Borrower’s delinquent payment and the additional compensation Lender is entitled to receive for the increased risks of nonpayment associated with a delinquent Advance.

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9. Limits on Personal Liability. The provisions of Article 14 of the Master Agreement (entitled “Limits on Personal Liability”) are hereby incorporated into this Note by this reference to the fullest extent as if the text of such Article were set forth in its entirety herein.

10. Voluntary and Involuntary Prepayments.

(a) A prepayment premium shall be payable in connection with any prepayment made under this Note as provided below:

(1) Subject to the terms of the Master Agreement, Borrower may voluntarily prepay all or a portion of the unpaid principal balance of this Note only on the last calendar day of a calendar month (the “Last Day of the Month”) and only if Borrower has complied with all of the following:

(i)	Borrower must give Lender at least thirty (30) days (if given via U.S. Postal Service) or twenty (20) days (if given via facsimile, email or overnight courier), but not more than sixty (60) days, prior written notice of Borrower’s intention to make a prepayment (the “Prepayment Notice”). The Prepayment Notice shall be given in writing (via facsimile, email, U.S. Postal Service or overnight courier) and addressed to Lender. The Prepayment Notice shall include, at a minimum, the Business Day upon which Borrower intends to make the prepayment (the “Intended Prepayment Date”).

(ii)	Borrower acknowledges that Lender is not required to accept any voluntary prepayment of this Note on any day other than the Last Day of the Month even if (A) Borrower has given a Prepayment Notice with an Intended Prepayment Date other than the Last Day of the Month or (B) the Last Day of the Month is not a Business Day. Therefore, even if Lender accepts a voluntary prepayment on any day other than the Last Day of the Month, for all purposes (including the accrual of interest and the calculation of the prepayment premium), any prepayment received by Lender on any day other than the Last Day of the Month shall be deemed to have been received by Lender on the Last Day of the Month and any prepayment calculation will include interest to and including the Last Day of the Month in which such prepayment occurs. If the Last Day of the Month is not a Business Day, then Borrower must make the payment on the Business Day immediately preceding the Last Day of the Month.

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(iii)	Any prepayment shall be made by paying (A) the amount of principal being prepaid, (B) all accrued interest (calculated to the Last Day of the Month), (C) all other sums due Lender at the time of such prepayment, and (D) the prepayment premium calculated pursuant to Schedule A.

(iv)	If, for any reason, Borrower fails to prepay this Note (A) within five (5) Business Days after the Intended Prepayment Date or (B) if the prepayment occurs in a month other than the month stated in the original Prepayment Notice, then Lender shall have the right, but not the obligation, to recalculate the prepayment premium based upon the date that Borrower actually prepays this Note and to make such calculation as described in Schedule A attached hereto. For purposes of such recalculation, such new prepayment date shall be deemed the “Intended Prepayment Date.”

(2) Upon Lender’s exercise of any right of acceleration under this Note, Borrower shall pay to Lender, in addition to the entire unpaid principal balance of this Note outstanding at the time of the acceleration, (i) all accrued interest and all other sums due Lender under this Note and the other Loan Documents, and (ii) the prepayment premium calculated pursuant to Schedule A.

(3) Any application by Lender of any collateral or other security to the repayment of any portion of the unpaid principal balance of this Note prior to the Maturity Date and in the absence of acceleration shall be deemed to be a partial prepayment by Borrower, requiring the payment to Lender by Borrower of a prepayment premium.

(b) Notwithstanding the provisions of Section 10(a), no prepayment premium shall be payable (1) with respect to any prepayment occurring as a result of the application of any insurance proceeds or condemnation award under the Security Instrument, or (2) as provided in subparagraph (b) of Schedule A.

(c) Schedule A is hereby incorporated by reference into this Note.

(d) Any required prepayment of less than the entire unpaid principal balance of this Note shall not extend or postpone the due date of any subsequent monthly installments or change the amount of such installments, unless Lender agrees otherwise in writing.

(e) Borrower recognizes that any prepayment of the unpaid principal balance of this Note, whether voluntary or involuntary or resulting from a default by Borrower, will result in Lender’s incurring loss, including reinvestment loss, additional expense and frustration or impairment of Lender’s ability to meet its commitments to third parties. Borrower agrees to pay to Lender upon demand damages for the detriment caused by any prepayment, and agrees that it is extremely difficult and impractical to ascertain the extent of such damages. Borrower therefore acknowledges and agrees that the formula for calculating prepayment premiums set forth on Schedule A represents a reasonable estimate of the damages Lender will incur because of a prepayment.

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(f) Borrower further acknowledges that the prepayment premium provisions of this Note are a material part of the consideration for the Advance evidenced by this Note, and acknowledges that the terms of this Note are in other respects more favorable to Borrower as a result of Borrower’s voluntary agreement to the prepayment premium provisions.

11. Costs and Expenses. Borrower shall pay on demand all expenses and costs, including fees and out-of-pocket expenses of attorneys and expert witnesses and costs of investigation, incurred by Lender as a result of any default under this Note or in connection with efforts to collect any amount due under this Note, or to enforce the provisions of any of the other Loan Documents, including those incurred in post-judgment collection efforts and in any bankruptcy proceeding (including any action for relief from the automatic stay of any bankruptcy proceeding) or judicial or non-judicial foreclosure proceeding.

12. Forbearance. Any forbearance by Lender in exercising any right or remedy under this Note, the Security Instrument, or any other Loan Document or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of that or any other right or remedy. The acceptance by Lender of any payment after the due date of such payment, or in an amount which is less than the required payment, shall not be a waiver of Lender’s right to require prompt payment when due of all other payments or to exercise any right or remedy with respect to any failure to make prompt payment. Enforcement by Lender of any security for Borrower’s obligations under this Note shall not constitute an election by Lender of remedies so as to preclude the exercise of any other right or remedy available to Lender.

13. Waivers. Except as expressly provided in the Master Agreement, presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the Indebtedness are waived by Borrower and all endorsers and guarantors of this Note and all other third party obligors.

14. Advance Charges. Borrower agrees to pay an effective rate of interest equal to the sum of the Interest Rate provided for in this Note and any additional rate of interest resulting from any other charges of interest or in the nature of interest paid or to be paid in connection with the Advance evidenced by this Note and any other fees or amounts to be paid by Borrower pursuant to any of the other Loan Documents. Neither this Note nor any of the other Loan Documents shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate greater than the maximum interest rate permitted to be charged under applicable law. If any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower in connection with the Advance is interpreted so that any interest or other charge provided for in any Loan Document, whether considered separately or together with other charges provided for in any other Loan Document, violates that law, and Borrower is entitled to the benefit of that law, that interest or charge is hereby reduced to the extent necessary to eliminate that violation. The amounts, if any, previously paid to Lender in excess of the permitted amounts shall be applied by Lender to reduce the unpaid

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principal balance of this Note. For the purpose of determining whether any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower has been violated, all Indebtedness that constitutes interest, as well as all other charges made in connection with the Indebtedness that constitute interest, shall be deemed to be allocated and spread ratably over the stated term of the Note. Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest so computed is uniform throughout the stated term of the Note.

15. Commercial Purpose. Borrower represents that the Indebtedness is being incurred by Borrower solely for the purpose of carrying on a business or commercial enterprise, and not for personal, family or household purposes.

16. Counting of Days. Except where otherwise specifically provided, any reference in this Note to a period of “days” means calendar days, not Business Days.

17. Captions. The captions of the paragraphs of this Note are for convenience only and shall be disregarded in construing this Note.

18. Notices. All notices, demands and other communications required or permitted to be given by Lender to Borrower pursuant to this Note shall be given in accordance with accordance with Section 15.08 of the Master Agreement.

19. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. The provisions of Section 15.06 of the Master Agreement (entitled “Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial”) are hereby incorporated into this Note by this reference to the fullest extent as if the text of such Section were set forth in its entirety herein.

20. Security for this Note. The indebtedness evidenced by this Note is secured by other Security Documents executed by Borrower or its Affiliates. Reference is made hereby to the Master Agreement and the Security Documents for additional rights and remedies of Lender relating to the Indebtedness evidenced by this Note. Each Security Document shall be released in accordance with the provisions of the Master Agreement and the Security Documents.

21. No Reborrowing. Advances borrowed under this Note may not be reborrowed.

22. Fixed Advances. This Note is issued to evidence a Fixed Advance made in accordance with the terms of the Master Agreement.

23. Cross-Default with Master Agreement. The occurrence of an Event of Default under the Master Agreement shall constitute an “Event of Default” under this Note, and, accordingly, upon the occurrence of an Event of Default under the Master Agreement, the entire principal amount outstanding hereunder and accrued interest thereon shall at once become due and payable, at the option of the holder hereof.

[Remainder of page intentionally left blank.]

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ATTACHED SCHEDULES. The following Schedules are attached to this Note:

☒	Schedule A Prepayment Premium (required)

☐	Schedule B Modifications to Multifamily Note

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IN WITNESS WHEREOF, Borrower has signed and delivered this Note under seal or has caused this Note to be signed and delivered under seal by its duly authorized representative. Borrower intends that this Note shall be deemed to be signed and delivered as a sealed instrument.

BORROWER:

[INSERT BORROWER SIGNATURE BLOCK]

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Pay to the order of                                                                                                                                                , without recourse.

LENDER:

DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

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SCHEDULE A

PREPAYMENT PREMIUM

Any prepayment premium payable under Section 10 of this Note shall be computed as follows:

(a)	If the prepayment is made at any time after the date of this Note and before the Yield Maintenance Period End Date, the prepayment premium shall be the greater of:

(i)	one percent (1%) of the amount of principal being prepaid; or

(ii)	The product obtained by multiplying:

(A)	the amount of principal being prepaid,

by

(B)	the difference obtained by subtracting from the Fixed Rate on this Note the yield rate (the “Yield Rate”) on the % U.S. Treasury Security due (the “Specified U.S. Treasury Security”), on the twenty-fifth (25th) Business Day preceding (x) the Intended Prepayment Date, or (y) the date Lender accelerates the Advance or otherwise accepts a prepayment pursuant to Section 10(a)(3) of this Note, as the Yield Rate is reported in The Wall Street Journal, by

(C)	the present value factor calculated using the following formula:

1 - (1 + r)-n/12
r

[r = Yield Rate

n = the number of months remaining between (1) either of the following: (x) in the case of a voluntary prepayment, the Last Day of the Month during which the prepayment is made, or (y) in any other case, the date on which Lender accelerates the unpaid principal balance of this Note and (2) the Yield Maintenance Period End Date]

In the event that no Yield Rate is published for the Specified U.S. Treasury Security, then the nearest equivalent non-callable U.S. Treasury Security having a maturity date closest to the Yield Maintenance Period End Date of this Note shall be selected at Lender’s discretion. If the publication of such Yield Rates in The Wall Street Journal is discontinued, Lender shall determine such Yield Rates from another source selected by Lender.

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(b)	Notwithstanding the provisions of Section 10(a) of this Note, no prepayment premium shall be payable with respect to any prepayment made on or after the Yield Maintenance Period End Date.

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[Initial Page to Schedule A to Fixed Facility Note (Fixed+1 Maturity)]

INITIALS

EXHIBIT C-1 TO MASTER CREDIT FACILITY AGREEMENT

GUARANTY

This Guaranty (the “Guaranty”) is made and entered into as of             , 2009, by BRE PROPERTIES, INC., a Maryland corporation (the “Guarantor”), for the benefit of DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation (“Lender”).

RECITALS

A. Lender has agreed to execute that certain Master Credit Facility Agreement, dated as of April 7, 2009, (as amended, supplemented or otherwise modified or amended and restated from time to time, the “Master Agreement”), pursuant to which, inter alia, Lender has agreed, subject to the terms, conditions and limitations of the Master Agreement, to loan to the borrowers signatory thereto (individually and collectively, “Borrower”) from time to time Advances (each, an “Advance” and, collectively, the “Advances”) to be evidenced by various promissory notes by Borrower for the benefit of Lender (individually and collectively, the “Note”).

B. The repayment of the Advances and all of the other Obligations of Borrower under the Master Agreement or the other Loan Documents are guaranteed by this Guaranty to the extent of Borrower’s personal liability as provided in Article 14 of the Master Agreement.

C. Guarantor owns, directly or indirectly, an ownership interest in Borrower and will receive a direct and material benefit from the Advances to Borrower.

D. Lender is willing to make the Advances to Borrower only if Guarantor agrees to enter into this Guaranty.

NOW, THEREFORE, in order to induce Lender to make the Advances to Borrower, and in consideration thereof, Guarantor hereby agrees as follows:

Section 1. Definitions. All capitalized terms used but not defined in this Guaranty shall have the meanings ascribed to such terms in the Master Agreement.

Section 2. Guaranty of Payment and Performance. Guarantor irrevocably, absolutely and unconditionally guarantees to Lender all of the following (collectively, the “Guaranteed Obligations”):

(a) The due and punctual payment of all amounts for which Borrower is personally liable under Section 14.01 of the Master Agreement; and

(b) Subject to the limitations on the personal liability of Borrower in Section 14.01 of the Master Agreement and, solely to the extent of Borrower’s personal liability thereunder, (i) the due and punctual performance of all the Obligations of Borrower under the Master Agreement, and (ii) all of the obligations of Borrower under any other Loan Documents from time to time executed by Borrower.

This Guaranty shall be an unconditional guaranty of payment and performance, and not of collection, and is in no way conditioned upon any attempt by Lender to pursue or exhaust any remedy against Borrower. This Guaranty is a continuing guaranty which shall remain in full force and effect until all of the Guaranteed Obligations have been paid and performed in full; and Guarantor shall not be released from any Guaranteed Obligations to Lender under this Guaranty as long as any amount payable by Borrower to Lender, or any Obligation by Borrower, under the Loan Documents is not performed, satisfied, settled or paid in full.

Section 3. Form of Payment. All payments under this Guaranty shall be made to Lender in immediately available funds, without reduction by any recoupment, set-off, counterclaim or cross-claim against Lender.

Section 4. Guarantor’s Obligations are Absolute. The obligations of Guarantor under this Guaranty shall be absolute and unconditional, shall not be subject to any counterclaim, set-off, recoupment, deduction, or defense based upon any claim Guarantor may have against Lender or Borrower and shall remain in full force and effect without regard to, and shall not be released, discharged or terminated or in any other way affected by, any circumstance or condition (whether or not Guarantor shall have any knowledge or notice thereof), including, without limitation:

(a) any amendment or modification of, or extension of time for payment of any of the principal of, interest on or other amounts payable under the Loan Documents;

(b) any exercise or non-exercise by Lender of any right, power or remedy under or in respect of the Loan Documents, or any waiver, consent, forbearance, indulgence or other action, inaction or omission by Lender under or in respect of the Loan Documents;

(c) any assignment, sale or other transfer of Borrower’s interest in all or any part of the real or personal property which at any time constitutes collateral for the payment of the Guaranteed Obligations, including, without limitation, a conveyance of such property by Borrower to Lender by deed in lieu of foreclosure;

(d) any bankruptcy, insolvency, reorganization, adjustment, dissolution, liquidation or other like proceeding involving or affecting Borrower or Lender or their respective properties or creditors, or any action taken with respect to the Loan Documents by any trustee or receiver of Borrower or Lender, or by any court, in any such proceeding;

(e) any invalidity or unenforceability, in whole or in part, of any term or provision of the Loan Documents or Borrower’s incapacity or lack of authority to enter into the Loan Documents;

(f) any release, compromise, settlement or discharge with respect to all or any portion of Borrower’s obligations under the Loan Documents;

(g) any acceptance of additional or substituted collateral for payment of the Guaranteed Obligations or any release or subordination of any collateral held at any time by Lender as security for the payment of the Guaranteed Obligations; or

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(h) any resort to Guarantor for payment of all or any portion of the Guaranteed Obligations, whether or not Lender shall have resorted to any collateral securing the Guaranteed Obligations, if any, or shall have proceeded to pursue or exhaust its remedies against Borrower (or any other Person) primarily or secondarily liable for the Guaranteed Obligations.

No exercise, delay in exercise or non-exercise by Lender of any right hereby given it, no dealing by Lender with Borrower, Guarantor or any other Person, no change, impairment or suspension of any right or remedy of Lender, and no act or thing which, but for this provision, could act as a release or exoneration of the liabilities of Guarantor hereunder, shall in any way affect, decrease, diminish or impair any of the obligations of Guarantor hereunder or give Guarantor or any other Person any recourse or defense against Lender.

Section 5. Waiver. Guarantor unconditionally waives the following:

(a) notice of acceptance of this Guaranty and notice of any of the matters referred to in Section 4 hereof;

(b) all notices which may be required by statute, rule of law or otherwise to preserve intact any rights which Lender may have against Guarantor under this Guaranty, including, without limitation, any demand, proof or notice of non-payment of any of the principal of, interest on or other amounts payable under the Loan Documents, and notice of any failure on the part of Borrower to perform and comply with any covenant, agreement, term or condition of the Loan Documents;

(c) any right to the enforcement, assertion or exercise of any right, power or remedy conferred upon Lender in the Loan Documents or otherwise;

(d) any requirement that Lender act with diligence in enforcing its rights under the Loan Documents or this Guaranty;

(e) any right to require Lender to proceed against or exhaust its recourse against Borrower or any security or collateral held by Lender, if any, at any time for the payment of the Guaranteed Obligations or to pursue any other remedy in its power before being entitled to payment from Guarantor under this Guaranty or before proceeding against Guarantor;

(f) any failure by Lender to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of Borrower or any other Person;

(g) any defense based upon an election of remedies by Lender which destroys or otherwise impairs the subrogation rights of Guarantor or the right of Guarantor (after payment of the Guaranteed Obligations) to proceed against Borrower for reimbursement, or both;

(h) any defense based upon any taking, modification or release of any collateral for the Guaranteed Obligations, if any, or any failure to perfect any security interest in, or the taking of, or failure to take any other action with respect to, any collateral securing payment of the Guaranteed Obligations, if any;

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(i) any defense based upon the addition, substitution or release, in whole or in part, of any Person(s), including, without limitation, another guarantor, primarily or secondarily liable for or in respect of the Guaranteed Obligations;

(j) any rights or defenses based upon an offset by Guarantor against any obligation now or hereafter owed to Guarantor by Borrower; and

(k) all other notices which may or might be lawfully waived by Guarantor;

it being the intention hereof that Guarantor shall remain liable as principal, to the extent set forth in this Guaranty, until the payment and performance in full of the Guaranteed Obligations, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of Guarantor other than the payment and performance in full of the Guaranteed Obligations. No delay by Lender in exercising any rights and/or powers hereunder or in taking any action to enforce Borrower’s obligations under the Loan Documents shall operate as a waiver as to such rights or powers or in any manner prejudice any and all of Lender’s rights and powers hereunder against Guarantor. The intention of Guarantor under this Guaranty is that, so long as any of the Guaranteed Obligations remains unsatisfied, the obligations of Guarantor hereunder shall not be discharged except by payment or performance and then only to the extent of such performance. Guarantor agrees that Guarantor’s obligations hereunder shall not be affected by any circumstances, whether or not referred to in this Guaranty, which might constitute a legal or equitable discharge of a surety or guarantor.

Section 6. Election of Remedies. This Guaranty may be enforced from time to time, as often as occasion therefor may arise, and without any requirement that Lender must first pursue or exhaust any remedies available to it against Borrower under the Loan Documents or against any other Person or resort to any collateral at any time held by it for performance of the Guaranteed Obligations, if any, or any other source or means of obtaining payment of any of the Guaranteed Obligations.

Section 7. Representations and Warranties of Guarantor. Guarantor hereby represents and warrants to Lender as follows:

(a) Due Organization; Qualification. Guarantor is qualified to transact business and is in good standing in the state in which it is organized and in each other jurisdiction in which such qualification and/or standing is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability of Guarantor to perform the Guaranteed Obligations.

(b) Power and Authority. Guarantor has the requisite power and authority (i) to own its properties and to carry on its business as now conducted and as contemplated to be conducted in connection with the performance of the Guaranteed Obligations, and (ii) to execute and deliver this Guaranty and to carry out the transactions contemplated by this Guaranty.

(c) Due Authorization. The execution, delivery and performance of this Guaranty has been duly authorized by all necessary action and proceedings by or on behalf of Guarantor, and to the best of Guarantor’s knowledge, no further approvals or filings of any kind, including any approval of or filing with any Governmental Authority, are required by or on behalf of Guarantor as a condition to the valid execution, delivery and performance by Guarantor of this Guaranty.

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(d) Valid and Binding Obligations. This Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting the enforcement of creditors’ rights generally or by equitable principles or by the exercise of discretion by any court.

(e) Non-contravention: No Liens. Neither the execution and delivery of this Guaranty, nor the fulfillment of or compliance with the terms and conditions of this Guaranty nor the payment or performance of the Guaranteed Obligations:

(i) does or will conflict with, in any material respect, or result in any material breach or violation of any Applicable Law enacted or issued by any Governmental Authority or other agency having jurisdiction over Guarantor, any of the Mortgaged Properties or any other portion of the Collateral or assets of Guarantor, or any judgment or order applicable to Guarantor or to which Guarantor is subject;

(ii) does or will conflict with, in any material respect, or result in any material breach or violation of, or constitute a default under, any of the terms, conditions or provisions of Guarantor’s Organizational Documents, any indenture, existing agreement or other instrument to which Guarantor is a party or to which Guarantor, any of the Mortgaged Properties or any other portion of the Collateral or other assets of Guarantor is subject; or

(iii) does or will require the consent or approval of any creditor of Guarantor, any Governmental Authority or any other Person except such consents or approvals which have already been obtained.

(f) Pending Litigation or Other Proceedings. There is no pending or, to the best knowledge of Guarantor, threatened action, suit, proceeding or investigation, at law or in equity, before any court, board, body or official of any Governmental Authority or arbitrator which, if decided adversely to Guarantor, would have, or may reasonably be expected to have, a Material Adverse Effect on Guarantor. Guarantor is not in default with respect to any order of any Governmental Authority.

(g) Solvency. Guarantor is not insolvent and will not be rendered insolvent by the transaction contemplated by this Guaranty and after giving effect to such transaction, Guarantor will not be left with an unreasonably small amount of capital with which to engage in its business or undertakings, nor will Guarantor have incurred, have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Guarantor did not receive less than a reasonably equivalent value in exchange for incurrence of the Guaranteed Obligations. There (i) is no contemplated, pending or, to the best of Guarantor’s knowledge, threatened bankruptcy, reorganization, receivership, insolvency or like proceeding, whether voluntary or involuntary, affecting Guarantor and (ii) has been no assertion or exercise of jurisdiction over Guarantor by any court empowered to exercise bankruptcy powers.

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(h) No Contractual Defaults. There are no material defaults by Guarantor or, to the knowledge of Guarantor, by any other Person under any material contract to which Guarantor is a party other than defaults which do not permit the non-defaulting party to terminate the contract or which do not have, and are not reasonably be expected to have, a Material Adverse Effect on Guarantor. Guarantor has not received notice, and does not have any knowledge, of any existing circumstances in respect of which it could receive any notice of default or breach in any material respect of any material contracts to which Guarantor is a party.

(i) Representations True and Correct. The representations and warranties made by Guarantor in this Guaranty are true, complete and correct as of the Initial Closing Date and do not contain any untrue statement or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(j) ERISA. Guarantor is in compliance in all material respects with all applicable provisions of ERISA and has not incurred any liability to the PBGC on a Plan under Title IV of ERISA. None of the assets of Guarantor constitute plan assets (within the meaning of Department of Labor Regulation § 2510.3-101) of any employee benefit plan subject to Title I of ERISA.

(k) Financial Information. The financial statements of Guarantor which have been furnished to Lender are complete and accurate in all material respects and present fairly the financial condition of Guarantor, as of its date in accordance with GAAP, applied on a consistent basis, and since the date of the most recent of such financial statements no event has occurred which would have, or may reasonably be expected to have, a Material Adverse Effect on Guarantor, and there has not been any material transaction entered into by Guarantor other than transactions related to the business of owning, managing and operating real estate. Guarantor has no material contingent obligations (other than the obligations evidenced by this Guaranty) which are not otherwise disclosed in its most recent financial statements.

(l) Accuracy of Information. No information, statement or report furnished in writing to Lender by Guarantor in connection with this Guaranty or any other Loan Document or in connection with the consummation of the transactions contemplated hereby and thereby contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(m) No Conflicts of Interest. To the best of Guarantor’s knowledge, no member, officer, agent or employee of Lender has been or is in any manner interested, directly or indirectly, in that Person’s own name, or in the name of any other Person, in the Guaranty, the Loan Documents, or any Mortgaged Property, in any contract for property or materials to be furnished or used in connection with such Mortgaged Property or in any aspect of the transactions contemplated by the Loan Documents.

(n) Governmental Approvals. To the best of Guarantor’s knowledge, no Governmental Approval not already obtained or made is required for the execution and delivery of this Guaranty or the performance of the terms and provisions hereof by Guarantor.

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(o) Governmental Orders. Guarantor is not presently under any cease or desist order or other orders of a similar nature, temporary or permanent, of any Governmental Authority which would have the effect of preventing or hindering performance of its duties hereunder, nor are there any proceedings presently in progress or to its knowledge contemplated which would, if successful, lead to the issuance of any such order.

(p) No Reliance. Guarantor acknowledges, represents and warrants that it understands the nature and structure of the transactions contemplated by this Guaranty and the other Loan Documents; that it is familiar with the provisions of all of the documents and instruments relating to such transactions; that it understands the risks inherent in such transactions, including the risk of loss of all or any of the Mortgaged Properties; and that it has not relied on Lender or Fannie Mae for any guidance or expertise in analyzing the financial or other consequences of the transactions contemplated by this Guaranty or any other Loan Document or otherwise relied on Lender or Fannie Mae in any manner in connection with interpreting, entering into or otherwise in connection with this Guaranty, any other Loan Document or any of the matters contemplated hereby or thereby.

(q) Compliance with Applicable Law. Guarantor is in compliance with Applicable Law, including all Governmental Approvals, if any, except for such items of noncompliance that, singly or in the aggregate, have not had and are not reasonably expected to cause, a Material Adverse Effect on Guarantor.

(r) Contracts with Affiliates. Unless otherwise consented to by Lender, Guarantor has not entered into and is not a party to any contract, lease or other agreement with Borrower or any other Affiliate of Guarantor for the provision of any service, materials or supplies relating to any Mortgaged Property.

Section 8. Affirmative Covenants of Guarantor. Guarantor agrees and covenants with Lender that, at all times during the Term of this Guaranty:

(a) Maintenance of Existence. Guarantor shall maintain its existence and continue to be a corporation organized under the laws of the state of its organization. Guarantor shall continue to be duly qualified to do business in each jurisdiction in which such qualification is necessary to the conduct of its business and where the failure to be so qualified would materially and adversely affect the validity of, the enforceability of, or the ability to perform, its obligations under this Guaranty.

(b) Financial Statements; Accountants’ Reports: Other Information. The Guarantor shall keep and maintain at all times complete and accurate books of accounts and records in sufficient detail to correctly reflect all of the Guarantor’s financial transactions and assets. In addition, the Guarantor shall furnish, or cause to be furnished, to Lender the financial statements required by the Master Agreement.

(c) Maintain Licenses. Guarantor shall procure and maintain in full force and effect all licenses, Permits, charters and registrations which are material to the conduct of its business and shall abide by and satisfy all terms and conditions of all such licenses, Permits, charters and registrations.

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(d) Access to Records; Discussions With Officers and Accountants. To the extent permitted by law, Guarantor shall permit Lender to take all actions set forth in Section 7.06 of the Master Agreement.

Notwithstanding the foregoing, prior to an Event of Default or Potential Event of Default, all inspections shall be conducted at reasonable times during normal business hours and upon reasonable advance notice to the Guarantor.

(e) Inform Lender of Material Events. Guarantor shall promptly, but in any event within five (5) Business Days, inform Lender in writing of any of the following (and shall deliver to Lender copies of any related written communications, complaints, orders, judgments and other documents relating to the following) of which Guarantor has actual knowledge:

(i) Defaults. The occurrence of any Event of Default or any Potential Event of Default under any Loan Document;

(ii) Regulatory Proceedings. Upon obtaining actual knowledge thereof, the commencement of any rulemaking or disciplinary proceeding or the promulgation of any proposed or final rule which would have, or may reasonably be expected to have, a Material Adverse Effect on Guarantor;

(iii) Legal Proceedings. The commencement or threat of, or amendment to, any proceedings by or against Guarantor in any Federal, state or local court or before any Governmental Authority, or before any arbitrator, which, if adversely determined, would have, or at the time of determination may reasonably be expected to have, a Material Adverse Effect on Guarantor;

(iv) Bankruptcy Proceedings. The commencement of any proceedings by or against Guarantor under any applicable bankruptcy, reorganization, liquidation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee or other similar official is sought to be appointed for it;

(v) Regulatory Supervision or Penalty. The receipt of notice from any Governmental Authority having jurisdiction over Guarantor that (A) Guarantor is being placed under regulatory supervision, (B) any license, Permit, charter, membership or registration material to the conduct of Guarantor’s business or the Mortgaged Properties is to be suspended or revoked or (C) Guarantor is to cease and desist any practice, procedure or policy employed by Guarantor, as the case may be, in the conduct of its business, and such cessation would have, or may reasonably be expected to have, a Material Adverse Effect;

(vi) Material Adverse Effect. The occurrence of any act, omission, change or event which has a Material Adverse Effect on Guarantor subsequent to the date of the most recent audited financial statements delivered to Lender pursuant to the Master Agreement;

(vii) Accounting Changes. Any material change in Guarantor’s accounting policies or financial reporting practices;

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(viii) Legal and Regulatory Status. The occurrence of any act, omission, change or event, including any Governmental Approval, the result of which is to have a Material Adverse Effect in any way on the legal or regulatory status of Guarantor; and

(ix) Default on Indebtedness. The occurrence of any event that results in or, with the giving of notice, if applicable, or the passing of time, or both, would result in (i) any imminent default, default or waiver of default in respect of any Indebtedness of Guarantor having an aggregate principal amount in excess of $250,000, (ii) the failure of Guarantor to pay when due or within any applicable grace period any Indebtedness of Guarantor, having an aggregate principal amount in excess of $250,000, or (iii) any Indebtedness of Guarantor having an aggregate principal amount in excess of $250,000 becoming due and payable before its normal maturity by reason of a default or event of default, however described, or any other event of default shall occur and continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness.

(x) Restructuring of Guarantor. Any restructuring or reorganization of any Guarantor.

(f) ERISA. Guarantor shall at all times remain in compliance in all material respects with all applicable provisions of ERISA and similar requirements of the PBGC.

(g) Further Assurances. Guarantor, at the request of Lender, but without incurring any liability beyond the Guaranteed Obligations, shall execute and deliver and, if necessary, file or record such statements, documents, agreements, UCC financing and continuation statements and such other instruments and take such further action as Lender from time to time may request as reasonably necessary, desirable or proper to carry out more effectively the purposes of this Guaranty or any of the other Loan Documents or to the extent Guarantor owns any Collateral, (i) to subject such Collateral to the lien and security interests of the Loan Documents or (ii) to evidence, perfect or otherwise implement, to assure the lien and security interests intended by the terms of the Loan Documents or in order to exercise or enforce its rights under the Loan Documents.

(h) Monitoring Compliance. Upon the request of Lender, but without incurring any liability beyond the Guaranteed Obligations, from time to time, Guarantor shall promptly provide to Lender such documents, certificates and other information as may be deemed reasonably necessary to enable Lender to perform its functions under that certain MATS Addendum to Mortgage Selling and Servicing Contract executed by Lender and Fannie Mae.

(i) Guarantor shall comply with the provisions of Article 8 (Financial Covenants) of the Master Agreement regarding Cash on Hand and Net Worth requirements.

Section 9. Negative Covenants of Guarantor.

(a) Other Activities. Guarantor shall not violate the provisions of Section 9.01 of the Master Agreement.

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(b) Material Adverse Effect. Guarantor shall not take or permit any action which could reasonably be expected to have any Material Adverse Effect on Guarantor.

(c) Principal Place of Business. Guarantor shall not change its principal place of business or the location of its books and records, each as set forth in Section 18, without first giving thirty (30) days’ prior written notice to Lender.

Section 10. Expenses. Guarantor agrees to pay all reasonable costs and out-of-pocket expenses, including court costs and expenses and the reasonable fees and disbursements of legal counsel, incurred by or on behalf of Lender in connection with the enforcement of Guarantor’s obligations under this Guaranty or the protection of Lender’s rights under this Guaranty. The covenants contained in this Section shall survive the payment of the Guaranteed Obligations.

Section 11. Condition of Borrower. Guarantor is fully aware of the financial condition of Borrower and is executing and delivering this Guaranty based solely upon Guarantor’s own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement made by Lender. Guarantor represents and warrants that Guarantor is in a position to obtain, and Guarantor hereby assumes full responsibility for obtaining, any additional information concerning Borrower’s financial condition and any other matters pertinent hereto as Guarantor may desire and Guarantor is not relying upon or expecting Lender to furnish to Guarantor any information now or hereafter in Lender’s possession concerning the same or any other matter. By executing this Guaranty, Guarantor knowingly accepts the full range of risks encompassed within a contract of this type, which risks Guarantor acknowledges.

Section 12. Further Assurances. Guarantor agrees at any time and from time to time upon request by Lender to take, or cause to be taken, any action and to execute and deliver any additional documents which, in the reasonable opinion of Lender, may be necessary in order to assure to Lender the full benefits of this Guaranty.

Section 13. Subordination. Guarantor hereby irrevocably and unconditionally agrees that any claims, direct or indirect, Guarantor may have by subrogation or other form of reimbursement, against Borrower or to any security or any interest therein, by virtue of this Guaranty or as a consequence of any payment made by Guarantor pursuant to this Guaranty, shall, until such time as the Guaranteed Obligations have been paid in full, be fully subordinated in time and right of payment to the payment in full of the Guaranteed Obligations and all other obligations of Guarantor to Lender under this Guaranty.

Section 14. No Subrogation. Guarantor shall not have any right of subrogation against Borrower by reason of any payment by Guarantor under this Guaranty until such time as all of the Guaranteed Obligations have been satisfied in full. Nothing in the foregoing shall affect any claim which any Guarantor has against Borrower under the terms of the Organizational Documents of Borrower.

Section 15. Insolvency and Liability of Borrower. So long as any of the Guaranteed Obligations is unpaid and this Guaranty is in effect, and to the extent not prohibited by the applicable bankruptcy court, Guarantor agrees to file all claims against Borrower in any

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bankruptcy or other proceeding in which the filing of claims is required by law in connection with Indebtedness owed by Borrower to Guarantor and to assign to Lender all rights of Guarantor thereunder up to the lesser of (i) the amount of such Indebtedness or (ii) the amount of the Guaranteed Obligations. In all such cases the Person or Persons authorized to pay such claims shall pay to Lender the full amount thereof to the full extent necessary to pay the Guaranteed Obligations, and Guarantor hereby assigns to Lender all of Guarantor’s rights to all such payments to which Guarantor would otherwise be entitled. Notwithstanding the foregoing, and except to the extent that any sums owed by Borrower to Lender under the Loan Documents shall have been fully satisfied thereby, the liability of Guarantor hereunder shall in no way be affected by

(a) the release or discharge of Borrower in any creditors’, receivership, bankruptcy or other proceedings; or

(b) the impairment, limitation or modification of the liability of Borrower or the estate of Borrower in bankruptcy resulting from the operation of any present or future provisions of the Bankruptcy Code or other statute or from the decision in any court.

Section 16. Preferences, Fraudulent Conveyances, Etc. If Lender is required to refund, or voluntarily refunds, any payment received from Borrower because such payment is or may be avoided, invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, fraudulent conveyance, impermissible setoff or a diversion of trust funds under the bankruptcy laws or for any similar reason, including, without limitation, any judgment, order or decree of any court or administrative body having jurisdiction over Lender or any of its property, or any settlement or compromise of any claim effected by Lender with Borrower or other claimant (a “Rescinded Payment”), then Guarantor’s liability to Lender shall continue in full force and effect, or Guarantor’s liability to Lender shall be reinstated, as the case may be, with the same effect and to the same extent as if the Rescinded Payment had not been received by Lender, notwithstanding the cancellation or termination of any Note or any of the other Loan Documents. In addition, Guarantor shall pay, or reimburse Lender for, all expenses (including all reasonable attorneys’ fees, court costs and related disbursements) incurred by Lender in the defense of any claim that a payment received by Lender in respect of all or any part of the Guaranteed Obligations from Guarantor must be refunded. The provisions of this Section shall survive the termination of this Guaranty and any satisfaction and discharge of Borrower by virtue of any payment, court order or any federal or state law.

Section 17. Waiver. Neither this Guaranty nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by Lender and Guarantor expressly referring to this Guaranty and to the provisions so changed or limited. No such waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of Lender in exercising any right under this Guaranty shall operate as a waiver thereof or otherwise by prejudice thereto.

Section 18. Notices. All notices or other communications hereunder shall be sufficiently given and shall be deemed given when sent in the manner and to the addresses prescribed by the Master Agreement.

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Section 19. Assignability by Lender. Lender may, without notice to Guarantor, assign or transfer the Advances and the Loan Documents, in whole or in part. In such event, each and every immediate and successive assignee, transferee or holder of all or any part of the Advances and the Loan Documents shall have the right to enforce this Guaranty, by legal action or otherwise, as fully as if such assignee, transferee, or holder were by name specifically given such right and power in this Guaranty. Lender shall have an unimpaired right to enforce this Guaranty for its benefit as to so much of the Advances and the Loan Documents as Lender has not sold, assigned or transferred. Guarantor shall not assign this Guaranty, or delegate any of its obligations hereunder, without the prior written consent of Lender.

Section 20. Guarantor Bound by Judgment Against Borrower. Guarantor shall be conclusively bound, in any jurisdiction, by the judgment in any action by Lender against Borrower in connection with the Loan Documents (wherever instituted) as if Guarantor were a party to such action even if not so joined as a party.

Section 21. Governing Law. The provisions of Section 15.06 of the Master Agreement (entitled “Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial”) are hereby incorporated into this Agreement by this reference to the fullest extent as if the text of such Section were set forth in its entirety herein.

Section 22. Invalid Provisions. If any provision of this Guaranty or the application thereof to Guarantor or any circumstance in any jurisdiction whose laws govern this Guaranty shall, to any extent, be invalid or unenforceable under any applicable statute, regulation or rule of law, then such provision shall be deemed inoperative to the extent of such invalidity or unenforceability and shall be deemed modified to conform to such statute, regulation or rule or law. The remainder of this Guaranty and the application of any such invalid or unenforceable provision to parties, jurisdictions or circumstances other than those to whom or to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability nor shall such invalidity or unenforceability affect the validity or enforceability of any other provision of this Guaranty.

Section 23. General Provisions. This Guaranty shall be binding upon the respective successors and assigns of Guarantor, and shall inure to the benefit of Lender and its successors and assigns, including, without limitation, each successive holder of the Notes. The descriptive headings of the Sections of the Guaranty have been inserted herein for convenience of reference only and shall not define or limit the provisions hereof.

Section 24. Obligations Joint and Several. The obligations of Guarantor hereunder shall be joint and several with the obligations of any other guarantors under this and any other guaranty and the obligations of Borrower under the Loan Documents.

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IN WITNESS WHEREOF, Guarantor has signed this Guaranty under seal as of the day and year first above written.

GUARANTOR:

[INSERT GUARANTOR SIGNATURE BLOCK]

EXHIBIT C-2 TO MASTER CREDIT FACILITY AGREEMENT

CONFIRMATION OF GUARANTY

THIS CONFIRMATION OF GUARANTY is made as of the      day of             , 20    , by (i) BRE PROPERTIES, INC., a Maryland corporation (“Guarantor”), for the benefit of DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation (“Lender”).

Guarantor entered into that certain Guaranty dated as of [Guaranty Date], for the benefit of Lender (the “Guaranty”) to guaranty the Guaranteed Obligations (as defined in the Guaranty) under that certain Master Credit Facility Agreement dated as of April 7, 2009, by and between borrowers signatory thereto (individually and collectively, the “Borrower”) and Lender (as amended, restated or otherwise modified from time to time, the “Master Agreement”).

[Borrower and Lender have modified the credit facility under the Master Agreement and made certain other changes to the terms and conditions of the Master Agreement pursuant to that certain [                ] Amendment to Master Agreement dated as of even date herewith (the “[                ] Amendment”). As a condition to the entering into the [                ] Amendment, Guarantor is required to confirm its obligations under the Guaranty.][Lender has agreed to make a Future Advance to Borrower under the Master Agreement. As a condition to making the Future Advance, Guarantor is required to confirm its obligations under the Guaranty.]

Guarantor hereby (i) acknowledges and consents to the [addition of the Additional Borrower under the Master Agreement][making of the Future Advance], [(ii) acknowledges and consents to the [explain change] other changes and the terms and conditions of the Master Agreement all as set forth in the [                ] Amendment,] and (iii) confirms to Lender and Fannie Mae that the terms and provisions of the Guaranty remain in full force and effect.

Guarantor hereby confirms and ratifies the Loan Documents it has previously executed in connection with the Master Agreement.

[Remainder of page intentionally left blank.]

Dated as of                     , 2

GUARANTOR:

[INSERT GUARANTOR SIGNATURE BLOCK]

EXHIBIT D TO MASTER CREDIT FACILITY AGREEMENT

COMPLIANCE CERTIFICATE

The undersigned (individually and collectively, “Borrower”) hereby certifies to DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation (“Lender”) and Fannie Mae as follows:

Section 1. Master Agreement. Borrower is a party to or has joined into that certain Master Credit Facility Agreement, dated as of April 7, 2009, by and between Borrower, Lender and others (as amended, restated, modified or supplemented from time to time, the “Master Agreement”). The rights of Lender under the Master Agreement have been assigned to Fannie Mae. This Certificate is issued pursuant to the terms of the Master Agreement.

Section 2. Satisfaction of Conditions. Borrower hereby represents, warrants and covenants to Lender that all conditions to the Request with respect to which this Certificate is issued have been satisfied.

Section 3. Capitalized Terms. All capitalized terms used but not defined in this Certificate shall have the meanings ascribed to such terms in the Master Agreement.

[Remainder of page intentionally left blank.]

Dated:

BORROWER:

[INSERT BORROWER SIGNATURE BLOCK]

EXHIBIT E-1 TO MASTER CREDIT FACILITY AGREEMENT

ORGANIZATIONAL CERTIFICATE

(Borrower)

I, the undersigned,                                 , hereby certify as follows:

Section 1. Position. I am the [Secretary/Officer] of                                  (individually and collectively, “Borrower”), and I am authorized to deliver this Certificate on behalf of Borrower.

Section 1. Master Agreement. Borrower entered into that certain Master Credit Facility Agreement, dated as of April 7, 2009, by and between Borrower and DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation (“Lender”) (as amended, restated or otherwise modified from time to time, the “Master Agreement”). The rights of Lender under the Master Agreement have been assigned to Fannie Mae. This Certificate is issued pursuant to the terms of the Master Agreement.

Section 2. Due Authorization of Request. I hereby certify that no action by the directors, general partners or members, as applicable, of Borrower is necessary to duly authorize the execution and delivery of, and the consummation of the transaction contemplated by the Request with respect to which this Certificate is delivered, or, if necessary, that attached as Exhibit A to this Certificate is a true copy of resolutions duly adopted at a meeting of the board of directors, partners or members, as the case may be, that authorize the action. Any such resolutions are in full force and effect and are unmodified as of the date of this Certificate.

Section 3. No Changes. Since the date of the most recent Organizational Certificate delivered to Lender, or, if there are none, since the date of the Master Agreement, there have been no changes in any of the Organizational Documents of Borrower, except as set forth in Exhibit B to this Certificate, and Borrower remains duly qualified in the jurisdictions in which it is required to be qualified under the terms of the Master Agreement.

Section 4. Incumbency Certificate. One or more of the persons authorized to execute and deliver any documents required to be delivered in connection with the Request are set forth below:

Name	Title
____________________	____________________

Section 5. Capitalized Terms. All capitalized terms used but not defined in this Certificate shall have the meanings ascribed to such terms in the Master Agreement.

[Remainder of page intentionally left blank.]

Dated:

By:
Name:
Title:	[Secretary/Officer]

2

Exhibit A

Resolutions

See attached.

3

Exhibit B

Changes to Organizational Documents

EXHIBIT E-2 TO MASTER CREDIT FACILITY AGREEMENT

ORGANIZATIONAL CERTIFICATE

(Guarantor)

I, the undersigned,                                 , hereby certify as follows:

Section 1. Position. I am the                                  of BRE PROPERTIES, INC., a Maryland corporation (“Guarantor”), and I am authorized to deliver this Certificate on behalf of Guarantor.

Section 2. Guaranty. Guarantor entered into that certain Guaranty, dated as of April 7, 2009, by Guarantor for the benefit of DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation (“Lender”) (as amended from time to time, the “Guaranty”). The rights of Lender under the Guaranty have been assigned to Fannie Mae. This Certificate is issued pursuant to the terms of the Guaranty.

Section 3. Due Authorization of Request. I hereby certify that no action by the directors, partners or members, as the case may be, of Guarantor is necessary to duly authorize the execution and delivery of, and the consummation of the transaction contemplated by the Request with respect to which this Certificate is delivered, or, if necessary, that attached as Exhibit A to this Certificate is a true copy of resolutions duly adopted at a meeting of the board of directors, partners or members, as the case may be, that authorize the action. Any such resolutions are in full force and effect and are unmodified as of the date of this Certificate.

Section 4. No Changes. Since the date of the most recent Organizational Certificate delivered to Lender, or, if there are none, since the date of the Guaranty, there have been no changes in any of the Organizational Documents of Guarantor, except as set forth in Exhibit B to this Certificate, and Guarantor remains in existence and is duly qualified in the jurisdictions in which it is required to be qualified under the terms of the Guaranty.

Section 5. Incumbency Certificate. One or more of the persons authorized to execute and deliver any documents required to be delivered by Guarantor in connection with the Request are as follows:

Name	Office
____________________	____________________

Section 6. Capitalized Terms. All capitalized terms used but not defined in this Certificate shall have the meanings ascribed to such terms in the Master Credit Facility Agreement dated as of April 7, 2009, by and among (i) (a) BRE-FMCA, LLC, a Delaware limited liability company, and (b) BRE-FMAZ, LLC, a Delaware limited liability company (individually and collectively, “Borrower”), (ii) Guarantor, and (iii) Lender.

[Remainder of page intentionally left blank.]

Dated:                     , 2009

By:
Name:
Title:	[Secretary/Officer]

Exhibit A

Resolutions

2

Exhibit B

Changes to Organizational Documents

None.

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EXHIBIT F TO MASTER CREDIT FACILITY AGREEMENT

CERTIFICATE OF BORROWER PARTIES

All Capitalized Terms used in this Certificate of Borrower Parties have the meanings given to those terms in the Master Credit Facility Agreement (as amended, restated or otherwise modified from time to time, the “Master Agreement”) or elsewhere in this Certificate of Borrower Parties unless the context or use clearly indicates a different meaning.

In addition to all other representations, warranties and covenants made by (i) BRE-FMCA, LLC, a Delaware limited liability company, and BRE-FMAZ, LLC, a Delaware limited liability company (individually and collectively, “Borrower”) and (ii) BRE PROPERTIES, INC., a Maryland corporation (the “Guarantor”; together with Borrower, individually and together, “Borrower Parties”) in connection with:

(a) the making by Lender of the Advance(s) in the amount of $                     pursuant to the Master Agreement;

(b) the securing of the Obligations of Borrower and Guarantor under the Master Agreement and the other Loan Documents by the Security Instruments and any other Security Documents; and

(c) the purchase by Fannie Mae of the Notes.

Borrower Parties hereby represent, warrant and covenant to Lender and Fannie Mae, as of                     , 2009, with respect to themselves individually, as follows:

Section 1. Review of Documents. Borrower has reviewed the Note, the Security Instruments, the Master Agreement, and each of the other Loan Documents and Security Documents, and Guarantor has reviewed the Guaranty and the Master Agreement.

Section 2. Purpose of Certificate. This Certificate is delivered to Lender and Fannie Mae, in order to induce (a) Lender to enter into the Master Agreement and to make the Advances to Borrower; and (b) Fannie Mae to agree to purchase the Notes.

Section 3. Due Organization; Qualification.

(a) Borrower Parties are qualified to transact business and are in good standing in the State in which each is organized and in each other jurisdiction in which such qualification and/or standing is necessary to the conduct of its business with respect to the Mortgaged Properties and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability of Borrower Parties to perform the Obligations under the Master Agreement and the other Loan Documents. Borrower is qualified to transact business and is in good standing in each State in which it owns a Mortgaged Property.

(b) Borrower’s and Guarantor’s principal place of business, principal office and office where it keeps its books and records as to the Collateral is located at the address set out in Section 15.08 of the Master Agreement.

Section 4. Power and Authority. Each Borrower Party has the requisite power and authority (a) to own its properties and to carry on its business as now conducted and as contemplated to be conducted in connection with the performance of the Obligations under the Master Agreement or Guaranty, as applicable, and under the other Loan Documents to which it is a party and (b) to execute and deliver the Master Agreement or Guaranty, as applicable, and the other Loan Documents and to carry out the transactions contemplated by the Master Agreement and the other Loan Documents to which it is a party.

Section 5. Due Authorization. The execution, delivery and performance of the Master Agreement and the other Loan Documents to which it is a party by each Borrower Party have been duly authorized by all necessary action and proceedings by or on behalf of each Borrower Party, and no further approvals or filings of any kind, including any approval of or filing with any Governmental Authority, are required by or on behalf of each Borrower Party as a condition to the valid execution, delivery and performance by each Borrower Party of the Master Agreement or any of the other Loan Documents to which it is a party, except filings required to perfect and maintain the Liens to be granted under the Loan Documents and routine filings to maintain good standing and Permits.

Section 6. Valid and Binding Obligations. The Master Agreement and the other Loan Documents to which it is a party have been duly authorized, executed and delivered by each Borrower Party and constitute the legal, valid and binding obligations of each Borrower Party, enforceable against each Borrower Party in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting the enforcement of creditors’ rights generally or by equitable principles or by the exercise of discretion by any court.

Section 7. Single-Purpose Status. Except as otherwise expressly approved by Fannie Mae in writing, each Borrower is a Single-Purpose entity and each does not own any real property or assets other than the Mortgaged Properties and each does not operate any business other than the management and operation of the Mortgaged Properties which it owns.

Section 8. No Default. The execution, delivery and performance of the Obligations imposed on any Borrower Party under the Loan Documents to which it is a party and the Security Documents will not cause such Borrower Party to be in default under the provisions of any agreement, judgment or order to which such Borrower Party is a party or by which such Borrower Party is bound.

Section 9. Financial Statements. The financial statements of each Borrower Party furnished to Lender, are, in each case, complete and accurate in all material respects and present fairly the financial condition of such entities or persons, as of its date in accordance with GAAP, applied on a consistent basis.

Section 10. Financial Condition. No adverse change in the financial condition of any Borrower Party has occurred between the respective dates of the most recent financial statements which were furnished to Lender relating to such entities or persons and the date hereof which has had or would reasonably be expected to have a Material Adverse Effect.

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Section 11. No Insolvency or Judgment. Neither Borrower, nor Guarantor, nor any general partner, nor any managing member of Borrower (if applicable) is currently (a) the subject or a party as debtor to any completed or pending bankruptcy, reorganization or insolvency proceeding; or (b) the subject of any judgment in an amount in excess of $100,000 individually and/or $250,000 in the aggregate which is unpaid, unstayed, unappealed, undischarged, unbonded, not fully insured or undismissed for a period of ninety (90) days.

Section 12. Taxes Paid. Borrower has filed all federal, state, county and municipal tax returns required to have been filed by Borrower, and has paid all taxes which have become due pursuant to such returns or to any notice of assessment received by Borrower, and Borrower has no knowledge of any basis for additional assessment with respect to such taxes. To the best of Borrower’s knowledge, there are not presently pending any new special assessments against any Mortgaged Property or any part thereof, except those special assessments included in the regularly scheduled tax payments shown on tax bills due with respect to such Mortgaged Property.

Section 13. Insolvency. Each Borrower Party is not presently insolvent, and the proposed Advance will not render any Borrower Party insolvent.

Section 14. Working Capital. After the Advance is made, each Borrower Party will have sufficient working capital to pay all of such Borrower Party’s outstanding debts as they come due and payable.

Section 15. ERISA. Each Borrower Party is in compliance in all material respects with all applicable provisions of ERISA and has not incurred any liability to the PBGC on a Plan under Title IV of ERISA. None of the assets of Borrower constitute plan assets (within the meaning of Department of Labor Regulation § 2510.3-101) of any employee benefit plan subject to Title I of ERISA.

Section 16. Governmental Approvals; Governmental Orders. No Governmental Approval not already obtained or made is required for the execution and delivery of the Master Agreement or any other Loan Document or the performance of the terms and provisions thereof by Borrower. Borrower is not presently under any cease or desist order or other orders of a similar nature, temporary or permanent, of any Governmental Authority which would have the effect of preventing or hindering performance of the terms and provisions of the Master Agreement or any other Loan Document, nor are there any proceedings presently in progress or to its knowledge contemplated which would, if successful, lead to the issuance of any such order.

Section 17. Impositions. Borrower has paid all of the following items which have become due and payable regarding any Mortgaged Property (or is in good faith contesting same): taxes, government assessments; insurance premiums; water, sewer and municipal charges; leasehold payments; ground rents; all parties furnishing labor and materials and, except for such liens or claims insured against by the policy of title insurance to be issued in connection with the Master Agreement, there are no mechanics’, laborers’ or materialmen’s liens or claims outstanding for work, labor or materials affecting any Mortgaged Property, whether prior to, equal with or subordinate to the lien of any Security Instrument; and any other charges affecting any Mortgaged Property, except for liens securing unpaid taxes and statutory liens for amounts not yet due and payable or being contested in good faith.

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Section 18. Compliance with Applicable Laws. To Borrower’s knowledge, each Mortgaged Property complies in all material respects with all Applicable Laws affecting such Mortgaged Property. Without limiting the foregoing, to Borrower’s knowledge, all material Permits, including certificates of occupancy, to the extent issued by the relevant jurisdiction, have been issued and are in full force and effect. Except as previously disclosed to Lender in writing, to Borrower’s knowledge, neither Borrower nor any former owner of any Mortgaged Property, has received any written notification or written threat of any pending actions or proceedings regarding the noncompliance or nonconformity of any Mortgaged Property with any Applicable Laws or Permits, nor is Borrower otherwise aware of any such pending actions or proceedings.

Section 19. Leases.

(a) Borrower has delivered to Lender a true and correct copy of the current form apartment lease for each Mortgaged Property, and each Lease with respect to such Mortgaged Property that Borrower will enter into will be in the form thereof, with no material modifications thereto, except as previously disclosed in writing to Lender. Except as set forth in a Rent Roll, no Lease for any unit in any Mortgaged Property (i) is for a term in excess of two (2) years, including any renewal or extension period unless such renewal or extension period is subject to termination by Borrower Parties upon not more than thirty (30) days’ written notice, (ii) provides for prepayment of more than two (2) months rent (other than security deposits), or (iii) was entered into in other than the ordinary course of business.

(b) Except for any assignment of leases and rents which is a Permitted Lien or which is to be released in connection with the consummation of the transactions contemplated by the Master Agreement, Borrower is the owner and holder of the landlord’s interest under each of the Leases and there are no prior outstanding assignments of any such Lease, or any portion of the rents, additional rents, charges, issues or profits due and payable or to become due and payable thereunder.

(c) Each Lease constitutes the legal, valid and binding obligation of Borrower and, to the knowledge of Borrower, of each of the other parties thereto, enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization or other similar laws relating to creditors’ rights generally, and equitable principles, and except as disclosed in writing to Lender, no notice of any default by Borrower which remains uncured has been sent by any tenant under any such Lease, other than defaults which do not have, and are not reasonably expected to have, a Material Adverse Effect on the Mortgaged Property subject to the Lease.

(d) To Borrower’s knowledge, all premises demised to tenants under Leases are occupied by such tenants as tenants only. No Lease contains any option or right to purchase, right of first refusal or any other similar provisions.

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Section 20. Non-Residential Leases.

(a) Not more than twenty percent (20%) of the net rentable space of any Mortgaged Property is being used for non-residential purposes and copies of all commercial leases, if any, have been delivered to Lender.

(b) Neither Borrower, nor any general partner of Borrower, nor any Guarantor, nor any individual having a ten percent (10%) or greater interest in Borrower is an affiliate or otherwise related to (i) the lessee under any leases for laundry equipment or (ii) the lessee or provider of any telecommunications, television or similar systems or services on or about any Mortgaged Property.

(c) Any lease for laundry services at each Mortgaged Property has been supplied to Lender and either: (i) currently contains language which by its terms subordinates the interest of the lessee thereunder to Lender’s lien, (ii) is not below market rent and provides for termination by Borrower for cause; or (iii) has been subordinated to the terms of the Security Instrument. Borrower further certifies that any future leases of laundry space at any Property (or any renewals of the current lease) shall either include language, acceptable to Lender, subordinating the interest of the lessee thereunder to the lien of the Security Instrument or shall be at or above market rent and contain provisions for termination for cause.

Section 21. Condition of the Mortgaged Properties. Except as disclosed in any third party report delivered to Lender prior to the date on which any Mortgaged Property is added to the Collateral Pool, or otherwise disclosed in writing by Borrower to Lender prior to such date, each Mortgaged Property is in good condition, order and repair, there exist no structural or other material defects in such Mortgaged Property (whether patent or, to the best knowledge of Borrower, latent or otherwise) and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in such Mortgaged Property, or any part of it, which would adversely affect the insurability of such Mortgaged Property or cause the imposition of extraordinary premiums or charges for insurance or of any termination or threatened termination of any policy of insurance or bond. No claims have been made by Borrower against any contractor, architect or other party with respect to the condition of any Mortgaged Property or the existence of any structural or other material defect therein which has not been satisfied. No Mortgaged Property has been materially damaged by casualty which has not been fully repaired or for which insurance proceeds have not been received or are not expected to be received except as previously disclosed in writing to Lender. There are no proceedings pending for partial or total condemnation of any Mortgaged Property except as disclosed in writing to Lender.

Section 22. Operations and Maintenance Plan. Borrower agrees that it has adopted any operations and maintenance plan for asbestos, lead-based paint, mold or other environmental concern that Lender has required (if any) in writing.

Section 23. Representations and Warranties True. Each and every representation and warranty contained herein will remain true and correct at all times from the date hereof until all Obligations have been performed in full in accordance with the terms of the Loan Documents and the Security Documents. In the event that any representation or warranty contained herein becomes untrue, in whole or in part, after the date hereof, Borrower will so advise Lender and Fannie Mae in writing immediately.

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Section 24. Ratification. Borrower covenants that it shall, promptly upon the request of Lender or Fannie Mae ratify and affirm this Certificate of Borrower in writing, as of such date or dates as such Person shall specify.

Section 25. Survival. The representations, warranties and covenants set forth in this Certificate of Borrower shall survive the execution and delivery of the Loan Documents, regardless of any investigation made by Lender or Fannie Mae.

Section 26. OFAC Requirements.

(a) Representations and Warranties. Borrower, Guarantor, any general partner of Borrower or any managing member of Borrower, as applicable, Mortgaged Property manager and, to the best of Borrower’s knowledge, after having made reasonable inquiry, (a) each Person owning a direct or indirect interest of twenty percent (20%) or more in Borrower, Guarantor, any general partner of Borrower or any managing member of Borrower, the Mortgaged Property manager (if the Mortgaged Property manager is an affiliate of Borrower), and (b) each commercial tenant at the Mortgaged Property: (i) is not currently identified on OFAC List, and (ii) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. Borrower and Guarantor shall confirm this representation and warranty in writing on an annual basis.

(b) Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Each Borrower Party shall comply with all Requirements of Law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect. Without limiting the foregoing, no Borrower Party shall take any action, or permit any action to be taken, that would cause any Borrower Party’s representations and warranties, as set forth in subsection (a) above, to become untrue or inaccurate at any time during the term of the Advance. Each Borrower Party shall notify Lender promptly of Borrower Party’s actual knowledge that such representations and warranties may no longer be accurate or that any other violation of the foregoing Requirements of Law has occurred or is being investigated by Governmental Authorities. In connection with such an event, each Borrower Party shall comply with all Requirements of Law and directives of Governmental Authorities and, at Lender’s request, provide to Lender copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such event. Each Borrower Party shall also reimburse Lender for any expense incurred by Lender in evaluating the effect of such an event on the Advance and Lender’s interest in the collateral for the Advance, in obtaining any necessary license from Governmental Authorities as may be necessary for Lender to enforce its rights under the Loan Documents, and in complying with all Requirements of Law applicable to Lender as the result of the existence of such an event and for any penalties or fines imposed upon Lender as a result thereof.

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(c) Definitions. As used in this Section 26, certain defined terms shall have the following meanings:

(1) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government having jurisdiction over Borrower or the Mortgaged Properties.

(2) “OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Requirements of Law, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List is currently accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

(3) “Person” means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(4) “Requirements of Law” means (a) the organizational documents of an entity, and (b) any law, regulation, ordinance, code, decree, treaty, ruling or determination of an arbitrator, court or other Governmental Authority, or any Executive Order issued by the President of the United States, in each case applicable to or binding upon such Person or to which such Person, any of its property or the conduct of its business is subject including, without limitation, laws, ordinances and regulations pertaining to the zoning, occupancy and subdivision of real property.

Section 27. Joint and Several. The provisions of Article 14 of the Master Agreement hereby are incorporated into this Certificate of Borrower Parties by this reference.

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IN WITNESS WHEREOF, Borrower Parties have executed this Certificate of Borrower Parties as of the day and year first above written.

BORROWER:

[INSERT BORROWER SIGNATURE BLOCK]

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GUARANTOR:

[INSERT GUARANTOR SIGNATURE BLOCK]

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EXHIBIT G TO MASTER CREDIT FACILITY AGREEMENT

REQUEST

(Substitution/Release)

                    ,

Deutsche Bank Berkshire Mortgage, Inc. (“Lender”)

c/o DB Mortgage Services, LLC

One Beacon Street

14th Floor

Boston, Massachusetts 02108

[Note: Subject to change in the event Lender or its address changes]

Re:	REQUEST issued pursuant to that certain Master Credit Facility Agreement, dated as of April 7, 2009, by and between the undersigned (“Borrower”), Lender and others (as amended, restated or otherwise modified from time to time, the “Master Agreement”)

Ladies and Gentlemen:

This constitutes [a Substitution][a Release] Request pursuant to the terms of the above-referenced Master Agreement.

[SELECT APPROPRIATE SECTIONS]

Section 1. Substitution Request. Borrower hereby requests that the Multifamily Residential Property described in this Request be added to the Collateral Pool in connection with a substitution of Collateral in accordance with the terms of the Master Agreement. Following is the information required by the Master Agreement with respect to this Request:

(a) Property Description Package. Attached to this Request is the information and documents relating to the proposed Substitute Mortgaged Property required by Lender and the Master Agreement;

(b) Due Diligence Fees. Enclosed with this Request is a check in payment of all Additional Collateral Due Diligence Fees required to be submitted with this Request pursuant to Section 10.02(b) of the Master Agreement; and

(c) Accompanying Documents. All reports, certificates and documents required to be delivered pursuant to the conditions contained in Sections 3.05(f) and 5.06 of the Master Agreement will be delivered on or before the Closing Date.

Section 2. Substitution Fee. If Lender consents to the addition of the proposed Substitute Mortgaged Property to the Collateral Pool, and Borrower elects to add the Substitute Mortgaged Property to the Collateral Pool, Borrower shall pay the Substitution Fee to Lender as one of the conditions to the closing of the Substitute Mortgaged Property.

OR

Section 1. Release Request. Borrower hereby requests that the Release Property described in this Request be released from the Collateral Pool in accordance with the terms of the Master Agreement. Following is the information required by the Master Agreement with respect to this Request:

(a) Description of Release Property. The name, address and location (county and state) of the Mortgaged Property, or other designation of the proposed Release Property is as follows:

Name:
Address:

Location:

(b) Accompanying Documents. All documents, instruments and certificates required to be delivered pursuant to the conditions contained in Section 3.04(b) and Section 5.05 of the Master Agreement will be delivered on or before the Closing Date.

Section 2. Release Price and Release Fee. Borrower shall pay the Release Price, if applicable, and the Release Fee as a condition to the closing of the release of the Release Property from the Collateral Pool.

[Remainder of page intentionally left blank.]

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Sincerely,

BORROWER:

[INSERT BORROWER SIGNATURE BLOCK]

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EXHIBIT H TO MASTER CREDIT FACILITY AGREEMENT

CONFIRMATION OF OBLIGATIONS

THIS CONFIRMATION OF OBLIGATIONS (the “Confirmation of Obligations”) is made as of the              day of                     ,             , by and among (i)                                 , a Delaware limited liability company (individually and collectively, “Borrower”), for the benefit of DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation (“Lender”).

RECITALS

A. Borrower and Lender are parties to that certain Master Credit Facility Agreement, dated as of April 7, 2009, (as amended, restated or otherwise modified from time to time, the “Master Agreement”).

B. All of Lender’s right, title and interest in the Master Agreement and the Loan Documents executed in connection with the Master Agreement or the transactions contemplated by the Master Agreement have been assigned to Fannie Mae pursuant to that certain Assignment of Master Credit Facility Agreement and other Loan Documents, dated as of April 7, 2009, (the “Assignment”). Nothing in the Assignment shall be construed as an assumption by Fannie Mae of (i) the obligations of Lender under the Master Agreement to make further advances of Loans in the future, or (ii) any of the obligations under the Loan Documents which are servicing obligations delegated to Lender as servicer of the Loans. Fannie Mae has designated Lender as the servicer of the Advances contemplated by the Master Agreement.

C. Borrower has delivered to Lender a Release Request pursuant to the Master Agreement to release a Release Property from the Collateral Pool.

D. Lender has consented to the Release Request.

E. The parties are executing this Confirmation of Obligations pursuant to the Master Agreement to confirm that each remains liable for all of its obligations under the Master Agreement and the other Loan Documents notwithstanding the release of the Release Property from the Collateral Pool.

NOW, THEREFORE, Borrower, in consideration of Lender’s consent to the release of the Release Property from the Collateral Pool and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

Section 1. Confirmation of Obligations. Borrower confirms that, except with respect to the Release Property, none of its respective obligations under the Master Agreement and the Loan Documents is affected by the release of the Release Property from the Collateral Pool, and each of its respective obligations under the Master Agreement and the Loan Documents shall remain in full force and effect, and it shall be fully liable for the observance of all such obligations, notwithstanding the release of the Release Property from the Collateral Pool.

Section 2. Beneficiaries. This Confirmation of Obligations is made for the express benefit of both Lender and Fannie Mae.

Section 3. Capitalized Terms. All capitalized terms used in this Confirmation of Obligations which are not specifically defined herein shall have the respective meanings set forth in the Master Agreement.

Section 4. Counterparts. This Confirmation of Obligations may be executed in counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed the Confirmation of Obligations as an instrument under seal as of the day and year first above written.

BORROWER:

[INSERT BORROWER SIGNATURE BLOCK]

3

LENDER:

DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

4

EXHIBIT I TO MASTER CREDIT FACILITY AGREEMENT

CREDIT FACILITY TERMINATION REQUEST

THE MASTER AGREEMENT THAT THIS AGREEMENT SHALL TERMINATE, AND YOU SHALL CAUSE ALL OF THE COLLATERAL TO BE RELEASED FROM THE COLLATERAL POOL, AT A CLOSING TO BE HELD AT OFFICES DESIGNATED BY YOU ON A CLOSING DATE SELECTED BY YOU, WITHIN THIRTY (30) BUSINESS DAYS AFTER YOUR RECEIPT OF THE CREDIT FACILITY TERMINATION REQUEST (OR ON SUCH OTHER DATE AS WE MAY AGREE), AS LONG AS ALL CONDITIONS CONTAINED IN SECTION 4.02(b) AND 5.07 OF THE MASTER AGREEMENT ARE SATISFIED. REFERENCE IS MADE TO THE MASTER AGREEMENT FOR THE SCOPE OF LENDER’S OBLIGATIONS WITH RESPECT TO THIS REQUEST.

                    ,

VIA:

Deutsche Bank Berkshire Mortgage, Inc. (“Lender”)

c/o DB Mortgage Services, LLC

One Beacon Street

14th Floor

Boston, Massachusetts 02108

[Note: Subject to change in the event Lender or its address changes]

Re:	CREDIT FACILITY TERMINATION REQUEST issued pursuant to that certain Master Credit Facility Agreement, dated as of April 7, 2009, by and among the undersigned (“Borrower”), Lender and others (as amended, restated or otherwise modified from time to time, the “Master Agreement”)

Ladies and Gentlemen:

This constitutes a Credit Facility Termination Request pursuant to the terms of the above-referenced Master Agreement.

Section 1. Request. Borrower hereby requests a termination of the Master Agreement and the Credit Facility in accordance with the terms of the Master Agreement. All documents, instruments and certificates required to be delivered pursuant to the conditions contained in Section 4.02(b) and 5.07 of the Master Agreement will be delivered on or before the Closing Date.

Section 2. Prepayments. Borrower shall, in accordance with the terms of the Master Agreement, pay in full all Notes Outstanding and any required prepayment premiums as a condition to the termination of the Master Agreement and the Credit Facility.

Section 3. Capitalized Terms. All capitalized terms used but not defined in this Request shall have the meanings ascribed to such terms in the Master Agreement.

Sincerely,

BORROWER:

[INSERT BORROWER SIGNATURE BLOCK]

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EXHIBIT J TO MASTER CREDIT FACILITY AGREEMENT

FORM OF LETTER OF CREDIT

[Bank’s letterhead]

IRREVOCABLE LETTER OF CREDIT NO.

DATE

Fannie Mae

3900 Wisconsin Avenue, N.W.

Washington, DC 20016-2899

Ladies and Gentlemen:

For the account of                                          [Insert name of account party/customer], we hereby open in your favor our Irrevocable Letter of Credit No.                      (“Credit”) for an amount not exceeding a total of U.S. $                    , effective immediately and expiring on                     , 20        .

Funds under this Credit are available to you against a sight draft(s) on us completed by you or                      [Insert Lender’s name] on your behalf, completed in substantially the form attached as Exhibit 1, for all or any part of this Credit.

We will promptly honor all drafts drawn in compliance with the terms of this Credit if received on or before the expiration date at                                                                                                                                                                                                                                                                                                                                                                               [Insert Bank’s address].

Drafts presented at our office at the address set forth above no later than 10:00 a.m. shall be honored on the date of presentation, by payment in accordance with your payment instructions that accompany each such draft. If requested by you, payment under this Credit may be made by wire transfer of immediately available funds to your account as specified in the draft (whether executed by you or                      [Insert Lender’s name]), or by deposit of same days funds in your designated account that you maintain with us.

This Credit shall be governed by and subject to the Uniform Customs and Practice for Documentary Credits (2007 revision), International Chamber of Commerce Publication No. 600 (“UCP 600”), and to the extent not inconsistent with the UCP 600, laws of the State of                     .

Sincerely,

[Insert Bank’s name]

By:
Name:
Title:

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SIGHT DRAFT

[Insert Issuing Bank’s name and address]

                    , 20

Pay on demand to Fannie Mae the sum of U.S. $                    . This draft is drawn under your Irrevocable Letter of Credit No.                     .

Fannie Mae

By:
Name:
Title:

-OR-

[Insert Lender’s name]

By:
Name:
Title:

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